Exhibit 10.3
AGREEMENT OF LEASE
between
THE RECTOR, CHURCH-WARDENS
AND VESTRYMEN OF TRINITY CHURCH IN
THE CITY OF NEW YORK,
Landlord
and
WATERFRONT MEDIA INC.
Tenant
Dated: August 26, 2009
Portion of the Sixteenth (16th) Floor
345 Hudson Street
New York, New York
**********************************************************************
Parish of Trinity Church in the City of New York
Real Estate Department
75 Varick Street, 2nd Floor
New York, New York, 10013

i

SCHEDULE A	—	Floor Plan of Premises
SCHEDULE B	—	Tenant Alteration Guidelines
SCHEDULE C	—	Fixed Rent and Operating Expense Payment
SCHEDULE D	—	Floor Plan of Expansion Space
SCHEDULE E	—	Cleaning Specifications
SCHEDULE F	—	Certificate of Occupancy
SCHEDULE G	—	Rules and Regulations
SCHEDULE H	—	Contractor’s Liability Insurance Requirements
SCHEDULE I	—	Service Charges

AGREEMENT OF LEASE
     AGREEMENT OF LEASE, made as of the day of August, 2009 (this “Lease”), between THE RECTOR, CHURCH-WARDENS AND VESTRYMEN OF TRINITY CHURCH IN THE CITY OF NEW YORK, a religious corporation, having its office at 75 Varick Street, 2nd Floor, New York, New York 10013 (“Landlord”), and WATERFRONT MEDIA INC., a Delaware corporation, having an address at 45 Main Street, Brooklyn, New York 11201 (“Tenant”).
REFERENCE PAGE
     In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease shall have the meanings set forth in this Reference Page.

(1)	Premises:	A portion of the rentable area of the sixteenth (16th) floor of the Building, as approximately shown hatched on the floor plan annexed hereto as Schedule A.

(2)	Commencement Date:	November 1, 2013.

(3)	Rent Commencement Date:	The Commencement Date.

(4)	Fixed Expiration Date:	October 31, 2018, subject to the provisions of Article 41.

(5)	Term:	Five Years, subject to the provisions of Article 41.

(6)	Fixed Rent:	As set forth in Schedule C.

(7)	Tenant’s Share:	3.94%. For purposes of this Lease, Landlord and Tenant agree, without representation, that the Premises contains 36,407 rentable square feet and the Building contains 923,975 rentable square feet.

(8)	Base Tax Factor:	The Taxes payable for the calendar year 2013.

(9)	Permitted Use:	General, executive and administrative offices and uses incidentally and directly related thereto.

(10)	Broker(s):	Cushman & Wakefield, Inc.

(11)	Tenant Improvement Allowance:	$1,092,210

(12)	Renewal Term:	One (1) term of five (5) years.

(13)	Security Deposit:	$784,000, as the same may be increased and reduced pursuant to Article 35.

(14)	Expansion Space:	The portion of the rentable area of the sixteenth floor, as approximately shown hatched on the floor plan annexed hereto as Schedule D.

W I T N E S S E T H:
     The parties hereto, for themselves, their legal representatives, successors and assigns, hereby agree as follows:
ARTICLE 1

GLOSSARY
     The following terms shall have the meanings indicated below:
     “AAA” shall have the meaning set forth in Section 40.3.
     “ADA” shall have the meaning set forth in Section 9.1.
     “Additional Rent” shall have the meaning set forth in Section 2.2.
     “Administrative Code” shall mean the Administrative Code of the City of New York, as amended.
     “Alterations” shall mean alterations, decorations, installations, repairs, improvements, additions, replacements or other physical changes in or about the Premises made by Tenant.
     “Applicable Rate” shall mean the lesser of (x) three percentage points above the then current Base Rate, and (y) the maximum rate permitted by applicable law.
     “ASHRAE” shall mean the American Society of Heating, Refrigeration and Air-Conditioning Engineers.
     “Bankruptcy Code” shall mean 11 U.S.C. Section 101 et seq., or any statute, federal or state, of similar nature and purpose.
     “Base Rate” shall mean the rate of interest publicly announced from time to time by Citibank, N.A., or its successor, as its “base rate” (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its “base rate”).
     “Baseball Arbitrator” shall have the meaning set forth in Section 40.3.
     “BID Charges” shall have the meaning set forth in Section 3.1(B).
     “Building” shall mean the buildings, equipment and other improvements and appurtenances of every kind and description now located or hereafter erected, constructed or placed upon the Land and any and all alterations, renewals, and replacements thereof, additions thereto and substitutions therefor.
     “Building Insurance” shall have the meaning set forth in Section 12.2.

     “Building Systems” shall mean the base building mechanical, electrical, sanitary, heating, air conditioning, ventilating, elevator, plumbing, life-safety and other service systems of the Building, but shall not include installations made by Tenant or fixtures or appliances.
     “Business Days” shall mean all days, excluding Saturdays, Sundays and all days observed as holidays by the State of New York, the federal government or the labor unions servicing the Building.
     “Class E System” shall have the meaning set forth in Section 7.1.
     “CPA” shall have the meaning set forth in Section 15.4(B).
     “Decorative Alterations” shall have the meaning set forth in Section 6.1(A).
     “Deficiency” shall have the meaning set forth in Section 19.2(A)(2).
     “Directory” shall have the meaning set forth in Section 39.9.
     “Electricity Additional Rent” shall have the meaning set forth in Section 4.2(A).
     “Embargoed Person” shall have the meaning set forth in Section 39.6(A).
     “Escalation Rent” shall mean payments required to be made by Tenant pursuant to Article 3.
     “Event of Default” shall have the meaning set forth in Section 18.1.
     “Fair Rental Value” shall mean the rental rate per annum determined at the applicable times set forth in Article 40 or Article 41, for vacant space in buildings of comparable quality and age of the Building and located in the immediate vicinity of the Building for tenants of comparable credit quality and stature leasing space containing rentable square footage comparable to the rentable square footage in the relevant transaction. Fair Rental Value shall include all relevant factors in arriving at a so-called “net rental” to Landlord, whether favorable to Landlord or Tenant.
     “Fixed Expiration Date” shall mean the Fixed Expiration Date set forth on the Reference Page or such earlier or later date on which the Term sooner or later ends pursuant to any of the terms, conditions or covenants of this Lease or pursuant to law.
     “Government Authority (Authorities)” shall mean the United States of America, the State of New York, the City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.
     “Hazardous Materials” shall have the meaning set forth in Section 9.2.
     “HVAC” shall mean heat, ventilation and air conditioning.
     “HVAC System” shall mean the Building Systems providing HVAC.

     “Indemnitees” shall mean Landlord, its trustees, partners, shareholders, officers, directors, employees, agents and contractors and the Manager.
     “Initial Alterations” shall have the meaning set forth in Section 6.5(A).
     “Land” shall mean the land upon which the Building is situated and known by the address of 345 Hudson Street, New York, New York.
     “Landlord” on the date as of which this Lease is made, shall mean The Rector, Church-Wardens and Vestrymen of Trinity Church in the City of New York, but thereafter, “Landlord” shall mean only the fee owner of the Real Property or, if there then exists a Superior Lease, the tenant thereunder.
     “Landlord’s Equity” shall have the meaning set forth in Section 39.2.
     “Landlord’s Maximum Determination” shall have the meaning set forth in Section 40.2.
     “Landlord’s Statement” shall mean a Landlord’s Tax Statement.
     “Landlord’s Tax Statement” shall mean a statement containing a computation of Escalation Rent due pursuant to the provisions of Section 3.2 furnished by Landlord to Tenant.
     “Landlord’s Work” shall have the meaning set forth in Article 38.
     “Laws” shall mean all present and future laws, rules, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary as well as ordinary, retroactive and prospective, of all Government Authorities now existing or hereafter created, and of any applicable fire rating bureau, or other body exercising similar functions, affecting the Real Property, or any street, avenue or sidewalk comprising a part or in front thereof or any vault in or under the same, or requiring removal of any encroachment, or affecting the maintenance, use or occupation of the Real Property.
     “Lease” shall have the meaning set forth in the recital hereto.
     “Lessor(s)” shall mean a lessor under a Superior Lease.
     “List” shall have the meaning set forth in Section 39.6(A).
     “Manager” shall mean a contractor under Landlord’s contract for the management of the Building, if any.
     “Mortgage(s)” shall mean any trust indenture or mortgage which may now or hereafter affect the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.
     “Mortgagee(s)” shall mean any trustee under or mortgagee or holder of a Mortgage.
     “Notice(s)” shall have the meaning set forth in Section 27.1.

     “OFAC” shall have the meaning set forth in Section 39.6(A).
     “Operating Hours” shall mean 8:00 a.m. to 6:00 p.m. on Business Days.
     “Overtime Periods” shall have the meaning set forth in Section 28.1(B).
     “Parties” shall have the meaning set forth in Section 39.2.
     “Partnership Tenant” shall have the meaning set forth in Section 29.1.
     “Person(s) or person(s)” shall mean any natural person or persons, a partnership, a corporation and any other form of business or legal association or entity.
     “Persons Within Tenant’s Control” shall mean and include Tenant, all of Tenant’s respective principals, officers, agents, contractors, servants, employees, licensees and invitees.
     “Prohibited Person” shall have the meaning set forth in Section 39.6(B).
     “Real Property” shall mean the Building and the Land.
     “Recapture Space” shall have the meaning set forth in Section 15.4(B).
     “Recapture Sublease” shall have the meaning set forth in Section 15.4(C).
     “Recapture Subtenant” shall have the meaning set forth in Section 15.4(C).
     “Renewal Notice” shall have the meaning set forth in Section 40.1.
     “Renewal Option” shall have the meaning set forth in Section 40.1.
     “Renewal Term” shall have the meaning set forth in the Reference Page.
     “Rental” shall mean and be deemed to include Fixed Rent, Additional Rent and any other sums payable by Tenant hereunder.
     “Requirements” shall mean (i) all Laws, (ii) all requirements, obligations and conditions of all instruments of record on the date of this Lease as to which Tenant has been given notice, and (iii) all requirements, obligations and conditions imposed by the carrier of Landlord’s or Tenant’s commercial property insurance policy for the Building.
     “Rules and Regulations” shall mean the rules and regulations annexed hereto as Schedule G, and such other reasonable modifications and additions to same as Landlord and Landlord’s agents may from time to time adopt, on notice to Tenant to be given in accordance with the terms of this Lease. The parties agree that all rules and regulations that are designed for the safety or security of occupants of the Building, property in the Building, or the Building itself, shall be deemed to be reasonable.
     “Soft Costs” shall have the meaning set forth in Section 6.5(A).

     “Specialty Alterations” shall have the meaning set forth in Section 6.1(C).
     “Sublease Additional Rent” shall have the meaning set forth in Section 15.5.
     “Sublease or Assignment Statement” shall have the meaning set forth in Section 15.4(B).
     “Superior Lease(s)” shall mean all ground or underlying leases of the Real Property or the Building heretofore or hereafter made by Landlord and all renewals, extensions, supplements and modifications thereof.
     “Tax Year” shall mean each period of twelve (12) months, commencing on the first day of July of each year, that includes any part of the Term, or such other period of twelve (12) months as may be duly adopted as the fiscal year for real estate tax purposes by the City of New York.
     “Taxes” shall have the meaning set forth in Section 3.1(A).
     “Tenant”, on the date as of which this Lease is made, shall mean the Tenant named in this Lease, but thereafter “Tenant” shall mean only the tenant under this Lease at the time in question; provided, however, that the Tenant named in this Lease and any successor tenant hereunder shall not be released from liability hereunder in the event of any assignment of this Lease.
     “Tenant’s Minimum Determination” shall have the meaning set forth in Section 40.2.
     “Tenant’s Property” shall mean Tenant’s movable fixtures and movable partitions, telephone and other equipment, furniture, furnishings and other movable items of personal property.
     “Tenant’s Tax Payment” shall have the meaning set forth in Section 3.2(A)(i).
     “Umbrella” shall have the meaning set forth in Section 12.4(A).
     “Unavoidable Delays” shall have the meaning set forth in Section 26.1.
ARTICLE 2

DEMISE, PREMISES, TERM, RENT
     Section 2.1. (A) Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Premises for the Term to commence on the Commencement Date and to end on the Fixed Expiration Date, unless earlier terminated or extended as provided herein.
          (B) Simultaneously with the execution and delivery of this Lease (i) Tenant and CT Corporation (“CT”), the existing tenant of the Premises, are entering into a sublease of the Premises (the “Sublease”) for a term expiring on October 31, 2013 and (ii) Landlord, Tenant and CT are entering into a Consent to Sublease, Amendment of Lease and Recognition Agreement (the “Consent”) relating to the rights and obligations of the parties with respect to the

Premises for the period ending on October 31, 2013. Except as otherwise expressly provided in this Lease, the rights and obligations of Landlord and Tenant hereunder shall not accrue prior to the Commencement Date.
     Section 2.2. Tenant shall pay to Landlord, in lawful money of the United States of America, without notice or demand, by good and sufficient check drawn to the Landlord’s order on a bank or trust company which is a member of the New York Clearinghouse Association or other financial institution reasonably acceptable to Landlord with an office in the Borough of Manhattan, the City of New York, State of New York (provided that, as of the date of this Lease, Landlord accepts Square 1 Bank) or, at Tenant’s election, by wire transfer of immediately available federal funds, at the office of Landlord or at such other place as Landlord may designate from time to time, the following:
          (A) commencing upon the Rent Commencement Date, the Fixed Rent, at the annual fixed rental rate set forth in the Reference Page, which shall be payable in equal monthly installments of Fixed Rent in advance on the first day of each and every calendar month during the Term.
          (B) commencing upon the Commencement Date, additional rent (“Additional Rent”) consisting of all other sums of money (including, without limitation, Escalation Rent) as shall become due from and be payable by Tenant hereunder (for default in the payment of which Landlord shall have the same remedies as for a default in the payment of Fixed Rent).
     Section 2.3. If the Rent Commencement Date is other than the first day of a calendar month, or the Fixed Expiration Date is other than the last day of a calendar month, Fixed Rent for such month shall be prorated on a per diem basis.
     Section 2.4. Tenant shall pay the Fixed Rent and Additional Rent when due without abatement, deduction, counterclaim, setoff or defense for any reason whatsoever, except said abatement as may be occasioned by the occurrence of any event permitting an abatement of Fixed Rent and Escalation Rent as specifically set forth in this Lease.
ARTICLE 3

ESCALATION
     Section 3.1. For the purposes of this Article 3, the following terms shall have the meanings set forth below:
          (A) “Taxes” shall mean the aggregate amount of real estate taxes and any general or special assessments (exclusive of penalties and interest thereon) imposed upon the Real Property (including, without limitation, (i) assessments made upon or with respect to any “air” and “development” rights now or hereafter appurtenant to or affecting the Real Property, (ii) any fee, tax or charge imposed by any Government Authority for any vaults, vault space or other space within or outside the boundaries of the Real Property not required to be paid by one or more particular tenants, and (iii) any assessments levied after the date of this Lease for public benefits to the Real Property or the Building, including BID Charges (as hereinafter defined); provided that if, because of any change in the taxation of real estate, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profit, sales, use, occupancy, gross receipts or rental tax) is imposed upon Landlord or the owner of the Real Property or the Building, or the occupancy, rents or income therefrom, in substitution for any of the foregoing Taxes or for an increase in any of the foregoing Taxes, such other tax or assessment shall be deemed part of Taxes computed as if Landlord’s sole asset were the Real Property. With respect to any Tax Year, all expenses, including reasonable attorneys’ fees and disbursements and experts’ and other witnesses’ fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes (but not to exceed such refund) shall be considered as part of the Taxes for such Tax Year. Anything contained herein to the contrary notwithstanding, Taxes shall not be deemed to include (a) any taxes on Landlord’s income, (b) franchise taxes, (c) estate or inheritance taxes, or (d) any similar taxes imposed on Landlord, unless such taxes are levied, assessed or imposed as a substitute for the whole or any part of, or as a substitute for an increase in, the taxes, assessments, levies, fees, charges and impositions that now constitute Taxes.
          (B) “BID Charges” shall mean business improvement district charges imposed on the Building and/or the Land, and any reasonable expenses incurred by Landlord in contesting the same.
     Section 3.2. Tenant’s Tax Payment.
          (A) Commencing on January 1, 2014, Tenant shall pay as Escalation Rent for each Tax Year, an amount (“Tenant’s Tax Payment”) equal to Tenant’s Share of the amount by which the Taxes for such Tax Year are greater than the Base Tax Factor. Tenant’s Tax Payment shall be payable by Tenant to Landlord in twelve (12) equal monthly installments (subject to the further provisions of this Section 3.2), the first of which shall be due within thirty (30) days after receipt of a Landlord’s Tax Statement, regardless of whether such Landlord’s Tax Statement is received prior to, on or after the first day of such Tax Year and the remaining installments shall be due on the first day of each month thereafter. If there is any increase in Taxes for any Tax Year, whether during or after such Tax Year, or if there is any decrease in the Taxes for any Tax Year during such Tax Year, Landlord may furnish a revised Landlord’s Tax Statement for any Tax Year affected, and Tenant’s Tax Payment for such Tax Year shall be adjusted and, (a) within thirty (30) days after Tenant’s receipt of such revised Landlord’s Tax Statement, Tenant shall (with respect to any increase in Taxes for such Tax Year) pay the appropriate increase in Tenant’s Tax Payment to Landlord, or (b) (with respect to any decrease in Taxes for such Tax Year) Landlord shall, at its election, either credit such decrease in Tenant’s Tax Payment against the next installment of Rental payable by Tenant or refund the amount of such decrease by check to the order of Tenant or, if at the end of the Term, there shall not be any further installments of Rental remaining against which Landlord can credit any decrease in Taxes due Tenant, Landlord shall deliver to Tenant Landlord’s check in the amount of the refund due Tenant within thirty (30) days after Landlord’s receipt of any refund. If, during the Term, Taxes are required to be paid (either to the appropriate taxing authorities or as tax escrow payments to a Lessor or Mortgagee), in full or in quarterly or other installments on any other date or dates than as presently required, then Tenant’s Tax Payments shall be correspondingly accelerated or revised so that Tenant’s Tax Payments are due at least thirty (30) days prior to the date payments are due to the taxing authorities, the Lessor or the Mortgagee. The benefit of any discount for any early payment or prepayment of Taxes shall accrue solely to the benefit of Landlord and Taxes shall be computed without subtracting such discount. Taxes shall be calculated for the Base Tax Factor and for each Tax Year thereafter without giving effect to any tax exemption, abatement or deferral program then affecting the Building.
          (B) Only Landlord shall be eligible to institute tax reduction or other proceedings to reduce Taxes. If, after a Landlord’s Tax Statement has been sent to Tenant, a refund of Taxes is actually received by or on behalf of Landlord, then, promptly after receipt of such refund, Landlord shall send Tenant a Landlord’s Tax Statement adjusting the Taxes for such Tax Year (taking into account Landlord’s expenses therefor) and setting forth Tenant’s Share of such refund, and Tenant shall be entitled to receive such amount by way of a credit against the next installment(s) of Rental until fully applied or by a refund if at the end of the Term; provided, however, that Tenant’s Share of such refund shall be limited to the amount of Tenant’s Tax Payment, which Tenant had theretofore paid to Landlord attributable to increases in Taxes for the Tax Year to which the refund is applicable.
          (C) Tenant’s Tax Payment and any credits with respect thereto as provided in this Section 3.2 shall be made as provided in this Section 3.2 regardless of the fact that Tenant may be exempt, in whole or in part, from the payment of any taxes by reason of Tenant’s diplomatic or other tax exempt status or for any other reason whatsoever.
          (D) Tenant shall pay to Landlord within thirty (30) days after demand as Additional Rent any occupancy tax or rent tax now in effect or hereafter enacted, if payable by Landlord in the first instance or hereafter required to be paid by Landlord.
          (E) Each Landlord’s Tax Statement furnished by Landlord with respect to Tenant’s Tax Payment shall, at Tenant’s request, be accompanied by a copy of the real estate tax bill or bills for the Tax Year referred to therein, but Landlord shall have no obligation to deliver more than one such copy of the real estate tax bill or bills in respect of any Tax Year (unless Taxes have changed), and Landlord’s failure to deliver such copy shall not affect Tenant’s obligations as to amount or due date(s) thereof.
          (F) If the Base Tax Factor subsequently shall be adjusted, corrected or reduced whether as the result of protest, by means of agreement or as the result of legal proceedings, the Base Tax Factor for the purpose of computing any Additional Rent payable pursuant to this Article shall be the Base Tax Factor as so adjusted, corrected or reduced. Until the Base Tax Factor is so adjusted, corrected or reduced, if ever, Tenant shall pay Additional Rent hereunder based upon the unadjusted, uncorrected or unreduced Base Tax Factor and upon such adjustment, correction or reduction occurring, any Additional Rent payable by Tenant prior to the date of such occurrence shall be recomputed and Tenant shall pay to Landlord any Escalation Rent found due by such re-computation within thirty (30) days after being billed therefor (which bill shall set forth in reasonable detail the pertinent data causing and comprising such re-computation).
          (G) If the Commencement Date or the Fixed Expiration Date occurs on a date other than July 1 or June 30, respectively, any Tenant’s Tax Payment under this Article 3 for the Tax Year in which such Commencement Date or Fixed Expiration Date occurs shall be apportioned in that percentage which the number of days in the period from the Commencement

Date to June 30 or from July 1 to the Fixed Expiration Date, as the case may be, both inclusive, bears to the total number of days in such Tax Year. In the event of a termination of this Lease, any Escalation Rent under this Article 3 shall be paid or adjusted within thirty (30) days after submission of a Landlord’s Statement. In no event shall Fixed Rent ever be reduced by operation of this Article 3, and the rights and obligations of Landlord and Tenant under the provisions of this Article 3 with respect to any Escalation Rent shall survive the Fixed Expiration Date.
     Section 3.3. Landlord’s failure to render any Landlord’s Statement with respect to any Tax Year shall not prejudice Landlord’s right thereafter to render a Landlord’s Statement with respect thereto or with respect to any subsequent Tax Year, nor shall the rendering of a Landlord’s Statement prejudice Landlord’s right thereafter to render a corrected Landlord’s Statement for that Tax Year. Notwithstanding the foregoing, if Landlord shall have failed to render a Landlord’s Statement with respect to any Tax Year within two (2) years after the end of such Tax Year, then Landlord shall have waived its right to send any such Landlord’s Statement or otherwise further bill Tenant for that particular Tax Year.
     Section 3.4. Each Landlord’s Statement shall be conclusive and binding upon Tenant unless within ninety (90) days after receipt of such statement Tenant shall notify Landlord that it disputes the correctness of such Landlord’s Statement, specifying the particular respects in which such Landlord’s Statement is claimed to be incorrect absent manifest error. Pending the resolution of such dispute, and as a condition precedent to Tenant’s right to dispute the correctness of such statement, Tenant shall make its payments in accordance with such Landlord’s Statement without prejudice to Tenant’s position. In the event of the resolution of such dispute so that there shall have been an overpayment of any of Tenant’s Tax Payment, Landlord shall permit Tenant to credit the amount of such overpayment against the next subsequent rental payments under this Lease. After the termination of this Lease and the payment to Landlord of the balance, if any, of all Fixed Rent and Additional Rent due hereunder, Landlord shall pay to Tenant the amount of any credit not previously applied by Tenant. The obligations contained in this Section 3.4 shall survive the Fixed Expiration Date.
     Section 3.5. In order to adjust, during the Term of this Lease, for increases in the expenses of Landlord in operating the Building, Tenant shall pay to Landlord, commencing on the first anniversary of the Commencement Date and on each anniversary thereafter, the amount indicated in Schedule C as the Operating Expense Payment, such amount to be paid (in addition to Fixed Rent) in twelve equal monthly installments.
ARTICLE 4

ELECTRICITY
     Section 4.1. Tenant shall at all times comply with the rules, regulations, terms and conditions applicable to service, equipment, wiring and requirements of the public utility supplying electricity to the Building. Landlord shall furnish an electrical demand load in the Premises of six (6) watts per usable square foot, and in no event shall the electrical demand load in the Premises exceed such capacity. Tenant shall not, without Landlord’s prior written consent in each instance, connect any fixtures, machinery, appliances or equipment to the Building electric distribution system or make any alteration or addition to Tenant’s machinery, appliances or equipment, or the electric system of the Premises, if the effect thereof would be to increase the electrical load in the Premises over the load specified in this Section 4.1. Notwithstanding the foregoing, Landlord shall not be liable in any way to Tenant for any interruption or failure or defect in the supply or character of electric service furnished to the Premises or for any loss, damage or expense Tenant may sustain if either the quantity or character of electric service is changed or is no longer suitable for Tenant’s requirements, whether by reason of any requirement, act or omission of the public utility serving the Building or for any other reason.
     Section 4.2. (A) As of the Commencement Date, electricity shall be furnished by Landlord to an electrical panel within the Premises. Tenant shall pay to Landlord, as Additional Rent for such electrical service (including the electricity used to service any air-conditioning unit(s) providing air-conditioning exclusively to the Premises, whether or not part of the HVAC Ssytem), one hundred eight percent (108%), in each case of the amounts (the “Electricity Additional Rent”), as determined by an existing submeter (which submeter shall be maintained, repaired and replaced by Tenant, at Tenant’s cost), at charges, terms and rates, applied to the monthly readings on such submeter, as set from time to time during the Term by the public utility serving the Building.
          (B) Bills for the Electricity Additional Rent shall be rendered to Tenant at such time as Landlord may elect (but not more often than monthly), and Tenant shall pay the amount shown thereon to Landlord within thirty (30) days after the rendering of such bill.
          (C) Wherever reference is made in this Article to rate(s) or charge(s) of the public utility supplying electricity to the Building or to increases in such rates or charges, the words rates or charges shall be deemed to include without limitation, any and all (including any new or additional): (i) kilowatt hours or energy charge; (ii) kilowatts of demand charge; (iii) fuel adjustment charge; (iv) transfer adjustment charge; (v) utility tax; (vi) sales tax, and (vii) any and all other charges and taxes required to be paid by Landlord to the utility company for the applicable period of Tenant’s use.
     Section 4.3. Tenant, at Landlord’s option, shall purchase from Landlord all lighting tubes, lamps, bulbs and ballasts used in the Premises, and Tenant shall pay to Landlord Landlord’s reasonable charges for providing and installing the same, as Additional Rent.
     Section 4.4. Landlord shall have the right, in its sole discretion, to select any entity or entities which it desires to have as the electrical service provider to the Building (including the Premises), and Tenant shall not have the right to select the same or participate in the selection of the same, except and to the extent that any Laws mandate that Tenant have any such right(s). Any such new electric service provider shall charge electric rates that are competitive with the then existing electric service provider to the Building and shall have sufficient electrical capacity available to satisfy Landlord’s requirements to Tenant under Section 4.1 of this Lease.
     Section 4.5. Landlord reserves the right to discontinue furnishing electric energy to the Premises at any time upon not less than sixty (60) days notice to Tenant provided that Landlord shall not exercise such right unless it discontinues furnishing electricity to a substantial portion of the Building. If Landlord exercises such right of termination, this Lease shall continue in full force and effect and shall be unaffected thereby, except only that, from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electric energy to Tenant. If Landlord voluntarily discontinues furnishing electric energy to Tenant, Landlord shall, prior to the effective date of such discontinuance, at Landlord’s expense, make such changes in panel boards, feeders, risers, wiring and other conductors and equipment to the extent required to permit Tenant to obtain electric energy directly from the electric service provider for the Building. If, on the other hand, Landlord is required by any Laws to discontinue furnishing electric energy to Tenant, Tenant shall reimburse Landlord promptly upon demand for one-half of the cost incurred by Landlord in making such changes in the Building panel boards, feeders, risers, wiring and other conductors and equipment in order to permit Tenant to obtain electric energy directly from the electric service provider for the Building.
     Section 4.6. Tenant shall conduct routine maintenance on lighting fixtures, supplementary air conditioning and appliances in order to maintain maximum energy efficiency. To that end, Tenant shall ensure that energy-efficient settings are enabled on all computers and other equipment to the maximum extent feasible and shall turn off equipment at the power point during periods when it is expected that same will not be in use, such as during holidays, weekends and vacations. Tenant shall arrange and require its employees working in the Premises to participate in annual training regarding energy savings. Tenant shall cooperate with Landlord in conducting energy savings audits and shall participate in Landlord-sponsored training programs regarding energy savings.
ARTICLE 5

USE AND OCCUPANCY
     Section 5.1. Tenant shall use and occupy the Premises for the Permitted Use and for no other purpose.
     Section 5.2. Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used, (1) for the business of photographic, multilith or multigraph reproductions or offset printing (other than those which are ancillary to an otherwise Permitted Use), (2) for an off-the-street retail commercial banking, thrift institution, loan company, trust company, depository or safe deposit business accepting deposits from the general public, (3) for the off-the-street retail sale of travelers checks, money orders, drafts, foreign exchange or letters of credit or for the receipt of money for transmission, (4) by the United States government, the City or State of New York, any foreign government, the United Nations or any agency or department of any of the foregoing having or asserting sovereign immunity, (5) for the preparation, dispensing or consumption of food or beverages in any manner whatsoever (except for the preparation, dispensing and consumption of food by Tenant’s employees who work in the Premises), (6) for the sale of food to any Persons, except for Tenant’s employees, (7) as an employment agency, day-care facility, labor union, school, or vocational training center (except for the training of employees of Tenant intended to be employed at the Premises), (8) as a barber shop, beauty salon or manicure shop, (9) intentionally omitted, (10) as offices of any public utility company, (11) for data processing activities (other than those which are ancillary to an otherwise Permitted Use), (12) for health care activities open to the general public, (13) for clerical support services or offices of public stenographers or typists (other than those which are ancillary to an otherwise Permitted Use), (14) as reservation centers for airlines or travel agencies, (15) for retail or manufacturing use, (16) as studios for radio, television or other media, (17) for offices of a real estate brokerage firm, or (18) for any obscene or pornographic purpose or any sort of commercial sex establishment or for exhibition to the public of any obscene or pornographic materials. For purposes of the preceding clause (18), “pornographic” shall mean that the material or purpose has prurient appeal or relates, directly or indirectly, to lewd or prurient sexual activity and “obscene” shall have the meaning ascribed thereto in New York Penal Law Section 235.00. Furthermore, the Premises shall not be used for any purpose that would, in Landlord’s reasonable judgment, tend to lower the then character of the Building, create unreasonable or excessive elevator or floor loads, violate the certificate of occupancy of the Building, impair or interfere with any of the Building operations or the proper and economic heating, air-conditioning, cleaning or any other services of the Building, interfere with the use of the other areas of the Building by any other tenants, or impair the appearance of the Building.
ARTICLE 6

ALTERATIONS
     Section 6.1.
          (A) Tenant, upon at least ten (10) days written notice to Landlord, but without obtaining Landlord’s consent, may make Alterations which are purely decorative in nature such as painting, carpeting, wall covering, and the like (such Alterations, hereinafter “Decorative Alterations”). Tenant shall not make or permit to be made any other Alterations without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided that (1) the outside appearance of the Building shall not be affected; (2) the strength of the Building shall not be affected; (3) the structural parts of the Building shall not be affected; (4) except as otherwise expressly provided in this Lease, no part of the Building outside of the Premises shall be affected; and (5) the proper functioning of the Building Systems shall not be affected and the use of such systems by Tenant shall not be increased beyond Tenant’s allocable portion of reserve capacity thereof, if any. Reference is made to Schedule B hereto, which contains the Tenant Alteration Guidelines applicable to the Building, which is incorporated by reference in this Lease. To the extent of a conflict between the express provisions of this Lease and the provisions of the Tenant Alteration Guidelines, the provisions of this Lease shall control. Landlord reserves the right to make reasonable changes and additions to the Tenant Alteration Guidelines, provided however, that such changes or additions shall not conflict with the express provisions of this Lease.
          (B) (1) Prior to making any Alterations, Tenant shall, at Tenant’s expense, (i) other than with respect to Decorative Alterations, submit to Landlord three (3) sets of final, stamped and detailed plans and specifications (including layout, architectural, electrical, mechanical and structural drawings) that comply with all Laws for each proposed Alteration, and Tenant shall not commence any such Alteration without first obtaining Landlord’s approval of such plans and specifications, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) at Tenant’s expense, obtain all permits, approvals and certificates required by any Government Authorities, and (iii) furnish to Landlord certificates evidencing worker’s compensation insurance (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors, in connection with such Alteration) and commercial general liability insurance (including premises operation, bodily injury, personal injury, death, independent contractors, products and completed operations, broad form contractual liability and broad form property damage coverages) in such form, with such companies, for such periods and in such amounts as Landlord may reasonably approve, and as otherwise specified in Schedule I annexed to this Lease, naming Landlord and its agents, any Lessor and any Mortgagee, as additional insureds. Within thirty (30) days after completion of such Alteration or as soon thereafter as is reasonably practicable, Tenant, at Tenant’s expense, shall obtain certificates of final approval of such Alterations required by any Government Authority and shall furnish Landlord with copies thereof, together with the “as-built” plans and specifications (or final plans with field notations) for such Alterations, in AutoCad, Release 14 format, either on a 3 1/2” disk or CD Rom, or such other format as shall from time to time be reasonably designated by Landlord. All Alterations shall be made and performed substantially in accordance with the plans and specifications therefor as approved by Landlord, all Laws and the Rules and Regulations. All materials and equipment to be incorporated in the Premises as a result of any Alterations shall be new and no such materials or affixed equipment shall be subject to any lien, encumbrance, chattel mortgage, title retention or security agreement. In addition, except for Decorative Alterations, any Alteration for which the cost of labor and materials (as estimated by Landlord’s architect, engineer or contractor) is in excess of Seventy Five Thousand ($75,000.00) Dollars and for which plans are required to be filed with the New York City Department of Buildings, shall be performed only under the supervision of a licensed architect reasonably satisfactory to Landlord.
               (2) Landlord shall respond to the proposed plans and specifications referred to in Section 6.1(B)(1)(i) within fifteen (15) Business Days after submission (and within ten (10) Business Days after any resubmission), but Landlord shall have no liability to Tenant by reason of Landlord’s failure to respond within such time period. If Landlord shall fail to respond within such time period, however, Landlord’s approval of such plans and specifications shall be deemed granted, provided that Tenant shall have sent Landlord a second request for approval containing the following language in eighteen-point print: “THIS IS A SECOND REQUEST FOR APPROVAL OF THE PROPOSED PLANS AND SPECIFICATIONS. IF LANDLORD DOES NOT RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS, LANDLORD’S APPROVAL SHALL BE DEEMED GRANTED PURSUANT TO THE PROVISIONS OF THE LEASE” and Landlord shall have failed to respond within such time period. Landlord reserves the right to disapprove any plans and specifications in part, to reserve approval of items shown thereon pending its review and approval of other plans and specifications, and to condition its approval upon Tenant making revisions to the plans and specifications or supplying additional information. Tenant agrees that any review or approval by Landlord of any plans and/or specifications with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant or any other Person with respect to the adequacy, correctness or sufficiency thereof or with respect to Laws or otherwise.
          (C) Except as otherwise provided in the Rules and Regulations and Tenant Alteration Guidelines, Tenant shall be permitted to perform Alterations during Operating Hours, provided that such work does not interfere with or interrupt the operation and maintenance of the Building or interfere with or interrupt the use and occupancy of the Building by other tenants in the Building. Otherwise, Alterations shall be performed at Tenant’s expense and at such times and in such manner as Landlord may from time to time reasonably designate. All Alterations shall become a part of the Building and shall be Landlord’s property from and after the installation thereof and may not be removed or changed without Landlord’s consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, however, Landlord, at the time it approves Tenant’s plans and specifications (whether submitted prior to or during the Term of this Lease), may require Tenant to remove any Alterations which are in excess of standard office installations such as kitchens, cafeterias, vaults, sloping, terraced or raised floors, internal staircases, and other slab penetrations, fire suppression or uninterrupted power supply systems, satellites, antennas, dumbwaiters, and other improvements of a similar nature if, with respect to such other improvements, their removal would cost more than a typical office installation (the “Specialty Alterations”), and in such case, Tenant shall remove the Specialty Alterations in accordance with such request and repair and restore in a good and workmanlike manner to Building standard condition (reasonable wear and tear excepted) any damage to the Premises or the Building caused by such removal. Without limiting the foregoing provisions, upon the Expiration Date or the earlier termination of the Term, Tenant shall remove all wiring and cabling from the raceways and conduits located in the Premises. All Tenant’s Property shall remain the property of Tenant and, on or before the Expiration Date or earlier end of the Term, may be removed from the Premises by Tenant at Tenant’s option, provided, however, that Tenant shall repair and restore in a good and workmanlike manner to Building standard condition (reasonable wear and tear excepted) any damage to the Premises or the Building caused by such removal. The provisions of this Section 6.1(C) shall survive the expiration or earlier termination of this Lease.
          (D) (1) All Alterations shall be performed, at Tenant’s sole cost and expense (but subject to the Tenant Improvement Allowance), by contractors and subcontractors selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld) and, if Tenant chooses to perform such Alterations under the supervision of a construction or project manager, such person or entity shall be approved by Landlord (which approval shall not be unreasonably withheld). Prior to making any subsequent Alteration, at Tenant’s request, Landlord shall furnish Tenant with a list of contractors who may perform Alterations to the Premises on behalf of Tenant. If Tenant shall enter into a contract with any contractor set forth on the list, within six (6) months after Landlord shall furnish Tenant with such list, Tenant shall not be required to obtain Landlord’s consent to such contractor unless, prior to entering into a contract with such contractor or the commencement of work by the contractor, Landlord notifies Tenant that such contractor has been removed from the list.
               (2) Notwithstanding the foregoing, with respect to any Alteration affecting the Class E System of the Building, (i) Tenant shall employ Landlord’s or the Manager’s designated contractor, and (ii) the Alteration shall, at Tenant’s expense, be designed by either Landlord’s or the Manager’s engineer. In addition, Tenant shall employ Landlord’s or the Manager’s designated expediter with respect to any filings with, or other submissions to, applicable Government Authorities in connection with any of Tenant’s Alterations. The charges of all such persons or entities shall be commercially competitive for like-qualified service providers.

          (E) (1) Any mechanic’s lien filed against the Premises or the Real Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be cancelled or discharged by Tenant, by payment, or filing of the bond, or as otherwise allowed by Laws, within twenty (20) days after notice to Tenant that such lien has been filed, and Tenant shall indemnify and hold Landlord harmless from and against any and all costs, expenses, claims, losses or damages resulting therefrom by reason thereof.
               (2) If Tenant shall fail to discharge such mechanic’s lien within the aforesaid period, then, in addition to any other right or remedy of Landlord, Landlord may after ten (10) days’ notice, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit in court or bonding, and in any such event, Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such mechanic’s lien by the lienor and to pay the amount of the judgment, if any, in favor of the lienor, with interest, costs and allowances.
               (3) Any amount paid by Landlord for any of the aforesaid charges and for all reasonable expenses of Landlord (including, but not limited to, reasonable attorneys’ fees and disbursements) incurred in defending any such action, discharging said lien or in procuring the discharge of said lien, with interest on all such amounts at the Applicable Rate, shall be repaid by Tenant within ten (10) days after written demand therefor, and all amounts so repayable, together with such interest, shall be considered Additional Rent.
          (F) (1) All Alterations made by Tenant shall meet all applicable energy savings and/or energy efficient building code requirements to the extent reasonably practicable in accordance with customary construction practice. If there is a conflict between the building code requirements and those set forth in this Lease, the requirements calling for higher energy savings and efficiency shall apply.
               (2) Intentionally omitted.
               (3) Tenant shall ensure that any lighting installed by Tenant in the Premises complies with ASHRAE Standard 90.1 2004 by either the space by space or building area method, including the following:
                         (i) Tenant shall use primarily compact fluorescents or light emitting diodes for accent lighting and down lighting where possible. Alternative lighting with energy efficiencies equal to or greater than compact fluorescents may also be used.
                         (ii) High efficiency electronic ballasts shall be considered for fluorescent tubes. Fluorescents tube fixtures and down lighting fixtures shall also have interior reflective surfaces where possible.
               (4) Tenant shall install timers, dimmers or programmable lighting controls on new lights installed in the Premises, as follows:
                         (i) All lighting installed by Tenant shall be controlled by occupancy or motion sensors arranged to control open plan office areas of 1,000 square feet or less and within all individual offices, conference rooms and general use rooms.

                         (ii) In connection with lighting installed by or on behalf of Tenant, Tenant shall provide capacity to adjust light levels in all areas where natural light is available. In addition to occupancy or motion sensors, the zone extending from all glazed perimeter walls shall be additionally controlled by light level sensors coordinated with the occupancy or motion sensors and connected to dimmers adjusted to maintain appropriate office lighting levels at desk surface levels.
               (5) To the extent feasible, Tenant shall locate refrigeration and other heat-generating equipment where such equipment can be adequately ventilated, and also shall locate refrigerators in an area of the Premises that is not within direct sunlight or near another heat source.
     Section 6.2. Tenant shall reimburse Landlord, within ten (10) Business Days after demand therefor, for any actual, out-of-pocket expense reasonably incurred by Landlord for reviewing the plans and specifications for any Alterations (including, without limitation, the Initial Alterations).
     Section 6.3. Landlord, at Tenant’s expense, and upon the request of Tenant, shall join in any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the provisions of the applicable Laws shall require that Landlord join in such application) and shall otherwise cooperate with Tenant in connection therewith, provided that Landlord shall not be obligated to incur any cost or expense or liability in connection therewith.
     Section 6.4. Tenant shall furnish to Landlord copies of records of all Alterations and of the cost thereof within fifteen (15) days after the completion of such Alterations.
     Section 6.5.
          (A) Landlord shall pay to Tenant the Tenant Improvement Allowance in connection with the Alterations to be made by Tenant for Tenant’s initial occupancy of the Premises (the “Initial Alterations”) under the Sublease up to a maximum amount not to exceed the amount set forth in the Reference Page for those costs and expenses directly incurred by Tenant in connection with the actual costs of construction of the Initial Alterations, as shown on the approved plans and specifications referred to in Section 6.1 for such Initial Alterations, including for communications wiring and installations. For purposes of the preceding sentence, actual costs of construction shall include both so-called “hard” construction costs and so called “soft” costs for Tenant’s architectural, engineering and filing fees (collectively, “Soft Costs”), provided that Landlord shall not be obligated to fund more than fifteen (15%) percent of the Tenant Improvement Allowance for Soft Costs. The Tenant Improvement Allowance may not be used for telephone systems, computer systems, furniture or decorations (other than carpeting, wall coverings and window blinds). Tenant shall submit to Landlord a line item budget (for Landlord’s review and approval) setting forth estimated construction costs in detail prior to commencement of the Initial Alterations.
          (B) (i) Provided there has not occurred an Event of Default under this Lease, Landlord shall reimburse Tenant for the actual costs of construction of the Initial

Alterations (up to the amount of the Tenant Improvement Allowance), from time to time (but not more frequently than monthly and in not more than three installments), provided that Landlord shall have received from Tenant: (a) proper receipts marked “paid” and original unconditional lien waivers for the applicable portion of the Initial Alterations from all contractors, subcontractors and materialmen involved in the performance of the Initial Alterations and the supply of materials used in connection with the Initial Alterations, evidencing that Tenant has spent the amount claimed on authorized hard cost improvements to the Premises (and/or on Soft Costs incurred in connection with such improvements, provided that Soft Costs may not account for more than fifteen (15%) percent of the Tenant Improvement Allowance); (b) the percentage of the Initial Alterations completed as of the date of the certificate; (c) an original executed certificate from Tenant’s independent licensed architect stating that, (x) in his or her opinion, such portion of the Initial Alterations have been completed and all work in connection therewith has been performed in a good and workmanlike manner and substantially in accordance with Tenant’s plans and specifications and (y) to his or her knowledge, all contractors, subcontractors and materialmen have been paid for such portion of the Initial Alterations and all materials furnished in connection therewith, and (d) a written signed statement or request from an authorized officer of Tenant outlining in detail the amount of the Tenant Improvement Allowance being requested, along with a sworn statement by Tenant that the amount claimed is for reimbursement to the listed parties.
                         (ii) Subject to the terms and conditions set forth in this Section 6.5, within thirty (30) days after the last to occur of (A) Tenant’s request for the final installment of the Tenant Improvement Allowance, (B) substantial completion of the Initial Alterations in accordance with the terms hereof, (C) delivery to Landlord of general releases and waivers of lien from all contractors, subcontractors and materialmen involved in the performance of the Initial Alterations and the supply of materials used in connection with the Initial Alterations, (D) a certificate from Tenant’s independent licensed architect certifying that (x) in his or her opinion the Initial Alterations has been performed in a good and workmanlike manner and completed substantially in accordance with Tenant’s plans and specifications for the Initial Alterations, and (y) to his or her knowledge all contractors, subcontractors and materialmen have been paid for the Initial Alterations, and materials furnished through such date, and (E) satisfaction of all of the conditions set forth above in this Section 6.5, Landlord shall fund the balance of the Tenant Improvement Allowance which had been retained, which shall be 10% of the amount of each requisition.
          (C) In no event shall the aggregate amount paid by Landlord to Tenant ever exceed the amount of the Tenant Improvement Allowance. If the costs and expenses for the Initial Alterations are less than the amount of the Tenant Improvement Allowance, or if Tenant has not submitted a request for payment of the Tenant Improvement Allowance within 24 months following the commencement date of the Sublease (with time being of the essence), Tenant shall not be entitled to any payment or credit for such excess or unused amounts.
     Section 6.6. Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, if such employment would interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.
ARTICLE 7

REPAIRS; FLOOR LOAD
     Section 7.1. Tenant, at Tenant’s sole cost and expense, during the Term shall take good care of the Premises and the fixtures, equipment and appurtenances therein (including any air-conditioning units exclusively serving the existing server room of the Premises) and make all non-structural repairs thereto as and when needed to preserve them in good working order and condition, except for (a) reasonable wear and tear, (b) obsolescence and (c) damage for which Tenant is not responsible pursuant to the provisions of Article 13. Except as otherwise provided in this Section 7.1, Tenant shall not be obligated to repair any Building Systems, except that Tenant shall maintain the fire and life safety system components (“Class E System”) within and exclusively servicing the Premises by entering into a maintenance contract with the Building’s Class E System contractor. The design and decoration of the elevator areas of each floor of the Premises and the public corridors of any floor of the Premises occupied by more than one (1) occupant shall be under the sole control of Landlord subject to the terms of this Lease. Notwithstanding any provision contained in this Lease to the contrary, all damage or injury to the Premises, and all damage or injury to any other part of the Building, or to its fixtures, equipment and appurtenances (including the Building Systems), whether requiring structural or non-structural repairs, caused by the moving of Tenant’s Property or caused by or resulting from any act or omission of, or Alterations made by, Tenant or Persons Within Tenant’s Control, shall be repaired by Tenant, at Tenant’s sole cost and expense, to the reasonable satisfaction of Landlord (if the required repairs are non-structural in nature and do not affect any Building Systems), or by Landlord at Tenant’s sole cost and expense (if the required repairs are structural in nature or affect any Building Systems). All of the aforesaid repairs shall be performed in a manner and with new materials and design of class and quality consistent with comparable office buildings in Manhattan and shall be made in accordance with the provisions of Article 6. If Tenant shall fail, after ten (10) Business Days notice (or such shorter period as may be required because of an emergency), to proceed with due diligence to make repairs required to be made by Tenant, the same may be made by Landlord, at the expense of Tenant, and the expenses thereof incurred by Landlord, with interest thereon at the Applicable Rate, shall be paid to Landlord, as Additional Rent, within ten (10) days after rendition of a bill or statement therefor. Tenant shall give Landlord prompt notice of any defective condition in any Building Systems located in, servicing or passing through the Premises.
     Section 7.2. Tenant shall not place a load upon any floor of the Premises which exceeds the per square foot “live load” that such floor was designed to carry. Tenant shall not locate or move any safe, heavy machinery, heavy equipment, business machines, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which consent shall not be unreasonably withheld, and Tenant shall make payment to Landlord of Landlord’s costs in connection therewith (if such move is not part of an Alteration). If such safe, machinery, equipment, freight, bulky matter or fixture requires special handling (as determined by Landlord), Tenant shall employ only persons holding a Master Rigger’s license to do said work.

All work in connection therewith shall comply with the Requirements, and shall be done during such hours as Landlord may reasonably designate. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient, in Landlord’s reasonable judgment, to absorb and prevent vibration, noise and annoyance.
     Section 7.3. As of the commencement date of the Sublease, Landlord shall ensure that all Building Systems (including the HVAC System and the Class E System) serving the Premises shall be in good working order. Landlord shall operate, maintain and make all necessary repairs (both structural and non-structural) to the Building Systems (including any air-conditioning unit(s) providing air-conditioning exclusively to the Premises, other than the units serving the existing server room and other than any supplemental units hereafter installed by Tenant) and the common areas and other public portions of the Building, both exterior and interior, in conformance with standards applicable to non-institutional, first class office buildings in the vicinity of the Building, except for those repairs for which Tenant is responsible pursuant to any other provision of this Lease. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises in making any repairs, alterations, additions or improvements; provided, however, that Landlord shall have no obligation to employ contractors or labor at so-called overtime or other premium pay rates or to incur any other overtime costs in connection with such repairs, alterations, additions or improvements. Notwithstanding the foregoing, if Tenant shall so request, Landlord shall employ contractors or labor at so-called overtime or other premium pay rates or incur other overtime costs in making such repairs, alterations, additions or improvements, provided Tenant shall pay to Landlord, as Additional Rent, within 30 days after demand therefor, an amount equal to the excess costs incurred by Landlord by reason of compliance with Tenant’s request. Except as expressly provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Premises, or its fixtures, appurtenances or equipment.
ARTICLE 8

WINDOW CLEANING
     Section 8.1. Tenant shall not clean, nor require, permit, suffer or allow any window in the Premises to be cleaned, from the outside in violation of Section 202 of the Labor Law, or any other applicable law, or of the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.
ARTICLE 9

REQUIREMENTS OF LAW
     Section 9.1. Tenant shall not do, and shall not permit Persons Within Tenant’s Control to do, any act or thing in or upon the Premises or the Building which will invalidate or be in conflict with the certificate of occupancy for the Premises or the Building or violate any Requirements. Tenant shall, at Tenant’s sole cost and expense, take all action, including making any required Alterations necessary to comply with all Requirements (including, but not limited to, applicable terms of Local Laws No. 5 of 1973, No. 16 of 1984, No. 76 of 1985, No. 58 of 1987 and the Americans With Disabilities Act of 1990 (the “ADA”), each as modified and supplemented from time to time) which shall impose any violation, order or duty upon Landlord or Tenant arising during the Term from, or in connection with, the Premises, Tenant’s occupancy, use or manner of use of the Premises (including, without limitation, any occupancy, use or manner of use that constitutes a “place of public accommodation” under the ADA), or any installations in the Premises by Tenant, or required by reason of a breach of any of Tenant’s covenants or agreements under this Lease, whether or not such Requirements shall now be in effect or hereafter enacted or issued, and whether or not any work required shall be ordinary or extraordinary or foreseen or unforeseen at the date hereof. Notwithstanding the preceding sentence, Tenant shall not be obligated to perform any Alterations necessary to comply with any Requirements, unless compliance shall be required by reason of (i) any cause or condition arising out of any Alterations or installations in the Premises (whether made by Tenant or by Landlord on behalf of Tenant), or (ii) Tenant’s particular use, manner of use or occupancy on behalf of Tenant of the Premises (as opposed to mere office use), or (iii) any breach of any of Tenant’s covenants or agreements under this Lease, or (iv) any wrongful act or omission by Tenant or Persons Within Tenant’s Control, or (v) Tenant’s use or manner of use or occupancy of the Premises as a “place of public accommodation” within the meaning of the ADA, in which event Tenant’s obligation to perform any Alteration by reason of this clause (v) shall apply only to the Premises. Notwithstanding the foregoing or any other provision of this Lease to the contrary, Tenant shall comply with all Laws with respect to all restrooms on any full floor of the Premises (whether or not any such restroom is existing as of the date of this Lease and whether or not Tenant has retrofitted or altered the same) and with respect to all elevator lobbies serving any full floor of the Premises (whether or not Tenant has retrofitted or altered any such elevator lobby); such compliance shall include the making of any Alterations that may be required by any Laws, provided that, in no event shall Tenant be obligated to ensure that the elevator call buttons comply with the ADA.
     Section 9.2. Tenant covenants and agrees that Tenant shall, at Tenant’s sole cost and expense during the Term, comply at all times with all Requirements governing the use, generation, storage, treatment and/or disposal of any Hazardous Materials (as defined below), the presence of which results from or in connection with the act or omission of Tenant or Persons Within Tenant’s Control or the breach of this Lease by Tenant or Persons Within Tenant’s Control. The term “Hazardous Materials” shall mean any biologically or chemically active or other toxic or hazardous wastes, pollutants or substances, including, without limitation, asbestos, PCBs, petroleum products and by-products, substances defined or listed as “hazardous substances” or “toxic substances” or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., and as hazardous wastes under the Resource Conservation and Recovery Act, 42 U.S.C. § 6010, et seq., any chemical substance or mixture regulated under the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601, et seq., any “toxic pollutant” under the Clean Water Act, 33 U.S.C. § 466 et seq., as amended, any hazardous air pollutant under the Clean Air Act, 42 U.S.C. § 7401 et seq., hazardous materials identified in or pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq., and any hazardous or toxic substances or pollutant regulated under any other Requirements. Tenant shall agree to execute, from time to time, at Landlord’s request, affidavits, representations and the like concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials in, on, under or about the Premises, the Building or the Land. Tenant shall indemnify and hold harmless all Indemnitees from and against any loss, cost, damage, liability or expense (including attorneys’ fees and disbursements) arising by reason of any clean up, removal, remediation, detoxification action or any other activity required or recommended of any Indemnitees by any Government Authority by reason of the presence in or about the Building or the Premises of any Hazardous Materials, as a result of or in connection with the act or omission of Tenant or Persons Within Tenant’s Control or the breach of this Lease by Tenant or Persons Within Tenant’s Control. In no event shall Tenant be responsible for Hazardous Materials existing in the Premises prior to the commencement date of the Sublease, except to the extent that, in the course of the performance of Alterations by Tenant or otherwise, Tenant or Persons Within Tenant’s Control disturb such Hazardous Materials. The foregoing covenants and indemnity shall survive the expiration or any termination of this Lease.
     Section 9.3. If Tenant shall receive notice of any violation of, or defaults under, any Requirements, liens or other encumbrances applicable to the Building or the Premises, Tenant shall give prompt notice thereof to Landlord.
     Section 9.4. If any governmental license or permit (other than a certificate of occupancy) shall be required for the proper and lawful conduct of Tenant’s business and if the failure to secure such license or permit would, in any way, affect Landlord or the Building, then Tenant, at Tenant’s expense, shall promptly procure and thereafter maintain, submit for inspection by Landlord, and at all times comply with the terms and conditions of, each such license or permit.
     Section 9.5. Tenant, at Tenant’s sole cost and expense and after notice to Landlord, may contest, by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any Requirement affecting the Premises provided that: (a) neither Landlord nor any Indemnitees shall be subject to criminal penalties, nor shall the Real Property or any part thereof be subject to being condemned or vacated, nor shall the certificate of occupancy for the Premises or the Building be suspended or threatened to be suspended, by reason of non-compliance or by reason of such contest; (b) before the commencement of such contest, if Landlord or any Indemnitees may be subject to any civil fines or penalties or if Landlord may be liable to any independent third party as a result of such non-compliance, then Tenant shall furnish to Landlord either (i) a bond of a surety company satisfactory to Landlord, in form and substance reasonably satisfactory to Landlord, and in an amount at least equal to Landlord’s estimate of the sum of (A) the cost of such compliance, (B) the penalties or fines that may accrue by reason of such non-compliance (as reasonably estimated by Landlord) and (C) the amount of such liability to independent third parties, and shall indemnify Landlord (and any Indemnitees) against the cost of such compliance and liability resulting from or incurred in connection with such contest or non-compliance; or (ii) other security satisfactory in all respects to Landlord; (c) such non-compliance or contest shall not constitute or result in a violation (either with the giving of notice or the passage of time or both) of the terms of any Mortgage or Superior Lease, or if such Superior Lease or Mortgage conditions such non-compliance or contest upon the taking of action or furnishing of security by Landlord, such action shall be taken or such security shall be furnished at the expense of Tenant; and (d) Tenant shall keep Landlord regularly advised as to the status of such proceedings.

     Section 9.6. Landlord shall comply with all Laws which shall impose a duty on Landlord or Tenant with respect to the Premises or the Real Property with which Tenant is not obligated to comply, if and solely to the extent that such non-compliance by Landlord prevents or materially impairs Tenant from performing work or using the Premises for its normal business operations. In no event shall Landlord be obligated to abate any Hazardous Materials existing in the Premises unless Landlord introduces such Hazardous Materials into the Premises after the date of this Lease.
ARTICLE 10

SUBORDINATION
     Section 10.1. This Lease shall be subject and subordinate to each Superior Lease and to each Mortgage, whether made prior to or after the execution of this Lease, and to all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder. This clause shall be self-operative and no further agreement of subordination shall be required to make the interest of any Lessor or Mortgagee superior to the interest of Tenant hereunder. In confirmation of such subordination, however, Tenant shall promptly execute and deliver, at its own cost and expense, any document, in recordable form if requested, that Landlord, any Lessor or any Mortgagee may request to evidence such subordination; and if Tenant fails to execute, acknowledge or deliver any such document within five (5) days after request therefor, Tenant hereby irrevocably constitutes and appoints Landlord as Tenant’s attorney-in-fact, coupled with an interest, to execute, acknowledge and deliver any such document for and on behalf of Tenant. Tenant shall not do anything that would constitute a default under any Superior Lease or Mortgage, or omit to do anything that Tenant is obligated to do under the terms of this Lease so as to cause Landlord to be in default thereunder. If, in connection with the financing of the Real Property, the Building or the interest of the lessee under any Superior Lease, or if, in connection with the entering into of a Superior Lease, any lending institution or Lessor, as the case may be, requests reasonable modifications of this Lease that do not increase rent or change the Term of this Lease, or adversely affect the rights or obligations of Tenant under this Lease, Tenant shall make such modifications.
     Section 10.2. If, at any time prior to the expiration of the Term, any Superior Lease shall terminate or shall be terminated for any reason, or any Mortgagee comes into possession of the Real Property or the Building or the estate created by any Superior Lease by receiver or otherwise, Tenant shall attorn, from time to time, to any such owner, Lessor or Mortgagee or any person acquiring the interest of Landlord as a result of any such termination, or as a result of a foreclosure of the Mortgage or the granting of a deed in lieu of foreclosure, upon the then executory terms and conditions of this Lease (except as provided below), for the remainder of the Term, provided that such owner, Lessor or Mortgagee, as the case may be, or receiver caused to be appointed by any of the foregoing, is then entitled to possession of the Premises. Any such attornment shall be made upon the condition that no such owner, Lessor or Mortgagee shall be:
               (1) liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord); or

               (2) subject to any defense, abatement, or offsets (except as expressly set forth in this Lease) which Tenant may have against any prior landlord (including, without limitation, the then defaulting landlord); or
               (3) bound by any payment of Rental which Tenant might have paid for more than one month in advance of its due date to any prior landlord (including, without limitation, the then defaulting landlord); or
               (4) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such owner, Lessor or Mortgagee succeeded to any prior landlord’s interest; or
               (5) accountable for any monies deposited with Landlord (including security deposits), except to the extent such monies are actually received by such owner, Lessor or Mortgagee, or
               (6) bound by any surrender or termination of this Lease (other than as expressly provided for in this Lease) made without the consent of such owner, Lessor or Mortgagee, or any amendment or modification of this Lease made without the consent of such owner, Lessor or Mortgagee, other than those amendments or modifications entered into as a result of Tenant’s exercise of the renewal or expansion option contained in this Lease, provided such amendments or modifications contain no changes to this Lease other than those expressly related to such option as set forth in this Lease; or
               (7) bound by any obligation to perform any work or to make improvements to the Premises except for (i) repairs and maintenance pursuant to the provisions of Article 7, (ii) repairs to the Premises or any part thereof as a result of damage by fire or other casualty pursuant to Article 13, but only to the extent that such repairs can be reasonably made from the net proceeds of any insurance actually made available to such owner, Lessor or Mortgagee and (iii) repairs to the Premises as a result of a partial condemnation pursuant to Article 14, but only to the extent that such repairs can be reasonably made from the net proceeds of any award made available to such owner, Lessor or Mortgagee.
The provisions of this Section 10.2 shall inure to the benefit of any such owner, Lessor or Mortgagee, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such Superior Lease, and shall be self-operative upon any such demand, and no further agreement shall be required to give effect to said provisions. Tenant, however, upon demand of any such owner, Lessor or Mortgagee, shall execute, from time to time, agreements in confirmation of the foregoing provisions of this Section 10.2, satisfactory to any such owner, Lessor or Mortgagee, and acknowledging such attornment and setting forth the terms and conditions of its tenancy. Nothing contained in this Section 10.2 shall be construed to impair any right otherwise exercisable by any such owner, Lessor or Mortgagee.
     Section 10.3. If requested by any Mortgagee, any Lessor or Landlord, Tenant shall promptly execute and deliver, at Tenant’s own cost and expense, any document in accordance with the terms of this Article 10, in recordable form, to evidence such subordination.

     Section 10.4. At any time and from time to time within ten (10) Business Days after notice to Tenant or Landlord given by the other, or to Tenant given by a Lessor or Mortgagee (which ten (10) day period is not subject to any notice and cure periods otherwise provided in this Lease), Tenant or Landlord, as the case may be, shall, without charge, execute, acknowledge and deliver a statement in writing addressed to such party as Tenant, Landlord, Lessor or Mortgagee, as the case may be, may designate, in form satisfactory to Tenant, Landlord, Lessor or Mortgagee, as the case may be, certifying all or any of the following: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (ii) whether the Term has commenced and Fixed Rent and Additional Rent have become payable hereunder and, if so, the dates to which they have been paid; (iii) whether or not, to the best knowledge of the signer of such certificate, Landlord is in default in performance of any of the terms of this Lease and, if so, specifying each such event of default of which the signer may have knowledge; (iv) whether Tenant has accepted possession of the Premises; (v) whether Tenant has made any claim against Landlord under this Lease and, if so, the nature thereof and the dollar amount, if any, of such claim; (vi) either that Tenant does not know of any default in the performance of any provision of this Lease or specifying the details of any default of which Tenant may have knowledge and stating what action Tenant is taking or proposes to take with respect thereto; (vii) that, to the knowledge of Tenant, there are no proceedings pending or threatened against Tenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition or operations of Tenant or, if any such proceedings are pending or threatened to the knowledge of Tenant, specifying and describing the same; and (viii) such further information with respect to this Lease or the Premises as Landlord may reasonably request or Lessor or Mortgagee may require; it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Real Property or any part thereof or of the interest of Landlord in any part thereof, by any Mortgagee or prospective Mortgagee, by any Lessor or prospective Lessor, by any tenant or prospective tenant of the Real Property or any part thereof, or by any prospective assignee of any Mortgage or by any assignee of Tenant.
The failure of either Tenant or Landlord to execute, acknowledge and deliver to the other a statement in accordance with the provisions of this Section 10.4 within said ten (10) Business Day period shall constitute an acknowledgment by Tenant or Landlord, as the case may be, which may be relied on by any person who would be entitled to rely upon any such statement, that such statement as submitted by Landlord or Tenant, as the case may be, is true and correct.
     Section 10.5. In the event of a default by Landlord under this Lease which would give Tenant the right, immediately or after the lapse of a period of time, to cancel or terminate this Lease or to claim a partial or total eviction, or in the event of any other act or omission of Landlord which would give Tenant the right to cancel or terminate this Lease which is not expressly provided for in this Lease, Tenant shall not exercise such right until Tenant has given written notice of such default, act or omission to the Lessor or Mortgagee and the Lessor or Mortgage has failed to cure the default, act or omission giving rise to the cancellation or termination within the time period as Landlord may be entitled to under this Lease plus a reasonable additional period, not to exceed sixty (60) days; provided, however, in the case of a non-monetary default, if such non-monetary default cannot be cured within such time period or cannot be cured until after the Lessor or Mortgagee obtains possession of the Real Property, then, provided the Lessor or Mortgagee promptly commences such cure or commences proceedings under the Superior Lessor or Mortgage and thereafter diligently prosecutes such cure to completion, such cure period shall be extended as necessary to enable the Lessor or Mortgagee to effectuate such cure.
     Section 10.6. Landlord represents that as of the date of this Lease there is no Superior Lease or Mortgage affecting the Real Property.
     Section 10.7. Landlord shall use “commercially reasonable efforts” (as defined below) to obtain from the holder of any future Mortgage or the Lessor under any future Superior Lease a non-disturbance agreement (“NDA”) in favor of Tenant that provides in substance that, so long as Tenant shall not then be in default in the performance of any of its obligations under this Lease beyond any applicable notice and cure period, Tenant’s possession of the Premises in accordance with this Lease shall not be disturbed by such Person giving the non-disturbance agreement or any successor or purchaser at a foreclosure sale (as the case may be) which shall succeed to the rights of Landlord under this Lease. Landlord shall have no liability to Tenant if such holder or Lessor refuses to deliver the non-disturbance agreement in favor of Tenant. Such agreement shall be in such form as is customarily used by the Mortgagee or Lessor. For purposes of this Section 10.7, “commercially reasonable efforts” shall mean that Landlord made a written request of the Mortgagee or Lessor to deliver the non-disturbance agreement and has followed up such written request with telephonic inquiries of the Mortgagee or Lessor until Landlord has received a response. Landlord shall not be obligated to incur any costs (except customary processing and legal fees) or to institute litigation to obtain such non-disturbance agreement. Notwithstanding anything to the contrary contained in this Article 10, if Landlord is unable to obtain the NDA, then this Lease shall not be subordinate to the lien of such future Mortgage or the Superior Lease.
ARTICLE 11

RULES AND REGULATIONS
     Section 11.1. Tenant and Persons Within Tenant’s Control shall comply with the Rules and Regulations. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees. Landlord shall not discriminate against Tenant in enforcing the Rules and Regulations. In case of any conflict or inconsistency between the provisions of this Lease and of any of the Rules and Regulations as originally or as hereafter adopted, the provisions of this Lease shall control.
ARTICLE 12

INSURANCE, PROPERTY LOSS OR DAMAGE; REIMBURSEMENT
     Section 12.1.

          (A) No Tenant shall entrust any property to any Building employee. Any Building employee to whom any property is entrusted by or on behalf of Tenant in violation of the foregoing prohibition shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise. Landlord and Landlord’s agents shall not be liable for any damage to any of Tenant’s Property or for interruption of Tenant’s business, however caused, including but not limited to damage caused by other tenants or persons in the Building. Landlord shall not be liable for any latent defect in the Premises or in the Building. The foregoing is not intended to relieve Landlord from liability from any actual damages suffered by Tenant directly resulting from Landlord’s negligence or willful misconduct.
          (B) If at any time any windows of the Premises are temporarily closed, darkened or covered for any reason, including Landlord’s own acts, or if any such windows are permanently closed, darkened or covered solely by reason of any Requirements, Landlord shall not be liable for any damage Tenant may sustain thereby, and Tenant shall not be entitled to any compensation therefor nor abatement of Fixed Rent or any other item of Rental, nor shall the same release Tenant from Tenant’s obligations hereunder nor constitute an eviction.
          (C) Tenant shall give notice to Landlord promptly after Tenant learns of any accident, emergency, occurrence for which Landlord might be liable, fire or other casualty and all damages to or defects in the Premises or the Building for the repair of which Landlord might be responsible or which constitutes Landlord’s property.
     Section 12.2. Tenant shall not do or permit to be done any act or thing in or upon the Premises which will invalidate or be in conflict with the terms of the New York State standard policies of fire insurance and liability (hereinafter referred to as “Building Insurance”); and Tenant, at Tenant’s own expense, shall comply with all rules, orders, regulations and requirements of all insurance boards, and shall not do or permit anything to be done in or upon the Premises or bring or keep anything therein or use the Premises in a manner which increases the rate of premium for any of the Building Insurance over the rate in effect at the commencement of the Term of this Lease.
     Section 12.3. If by reason of any failure of Tenant to comply with the provisions of this Lease, the rate of premium for Building Insurance or other insurance on the property and equipment of Landlord shall increase, Tenant shall reimburse Landlord for that part of the insurance premiums thereafter paid by Landlord which shall have been charged because of such failure by Tenant. Tenant shall make said reimbursement on the first day of the month following such payment by Landlord.
     Section 12.4.
          (A) Tenant, at Tenant’s sole cost and expense, shall obtain, maintain and keep in full force and effect during the Term commercial general liability insurance (without deductible) in a form approved in New York State (including broad form property damage coverages and coverage for contractual liability recognizing the indemnity provisions of this Lease and protecting the Indemnitees as required, whether or not Tenant is negligent or otherwise responsible for the additional insured’s loss, liability or expense). The limits of liability shall be not less than Five Million and 00/100 ($5,000,000.00) Dollars per occurrence, which amount may be satisfied with a primary commercial general liability policy of not less than One Million and 00/100 ($1,000,000.00) Dollars per occurrence and Two Million and 00/100 ($2,000,000.00) Dollars general aggregate, and an excess (or “Umbrella”) liability policy affording coverage, at least as broad as that afforded by the primary commercial general liability policy, in an amount not less than the difference between Five Million and 00/100 ($5,000,000.00) Dollars and the amount of the primary policy. Landlord, the Manager, any Lessors and any Mortgagees shall be included as additional insureds in said policies and shall be protected against all liability arising in connection with this Lease, whether or not Tenant is negligent or otherwise responsible for the additional insured’s loss, liability or expense (such protection being that provided under form CG 20 10 dated prior to July 2004). All said policies of insurance shall be written as “occurrence” policies with general aggregate limit provided on a “per location” basis. Whenever, in Landlord’s reasonable judgment, good business practice and changing conditions indicate a need for additional amounts or different types of insurance coverage, Tenant shall, within ten (10) days after Landlord’s request, obtain such insurance coverage, at Tenant’s expense.
          (B) Tenant, at Tenant’s sole cost and expense, shall obtain, maintain and keep in full force and effect during the Term: (i) “All Risk” insurance, with deductibles in an amount reasonably satisfactory to Landlord, protecting and indemnifying Tenant against any and all damage to or loss of any Alterations and leasehold improvements, including any made by Landlord to prepare the Premises for Tenant’s occupancy, and Tenant’s Property. Such insurance shall not contain any exclusions for flood or acts of terrorism or similar events. All said policies shall cover the full replacement value of all Alterations, leasehold improvements and Tenant’s Property; and (ii) Workers’ compensation and occupational disease insurance, employee benefit insurance or any other insurance in the statutory amounts required by the laws of the State of New York with broad form all-states endorsement, and employer’s liability insurance with statutory limits. The coverage shall be “All Risk” as stated in clause (i) above.
          (C) All policies of insurance shall be: (i) written as primary policy coverage and not contributing with or in excess of any coverage which Landlord or any Lessor may carry; and (ii) issued by reputable and independent insurance companies rated in Best’s Insurance Guide or any successor thereto (or, if there is none, an organization having a national reputation), as having a general policyholder rating of “A-” and a financial rating of at least “10”, and which are licensed to do business in the State of New York. Tenant shall, not later than ten (10) Business Days prior to the Commencement Date, deliver to Landlord the policies of insurance (or certificates thereof) and shall thereafter furnish to Landlord, at least thirty (30) days prior to the expiration of any such policies and any renewal thereof, a new policy (or certificate) in lieu thereof. Each of said policies shall also contain a provision whereby the insurer agrees not to cancel, fail to renew, diminish or materially modify said insurance policy(ies) without having given Landlord, the Manager and any Lessors and Mortgagees at least thirty (30) days prior written notice thereof. Tenant shall promptly send to Landlord a copy of all notices sent to Tenant by Tenant’s insurer.
          (D) Tenant shall pay all premiums and charges for all of said policies, and, if Tenant shall fail to make any payment when due or carry any such policy, Landlord may, but shall not be obligated to, make such payment or carry such policy, and the amount paid by Landlord, with interest thereon (at the Applicable Rate), shall be repaid to Landlord by Tenant on demand, and all such amounts so repayable, together with such interest, shall be deemed to constitute Additional Rent hereunder. Payment by Landlord of any such premium, or the carrying by Landlord of any such policy, shall not be deemed to waive or release the default of Tenant with respect thereto.
Section 12.5.
     (A) Landlord shall cause each policy carried by Landlord insuring the Building against loss, damage or destruction by fire or other casualty, and Tenant shall cause each insurance policy carried by Tenant and insuring the Premises and Tenant’s Alterations, leasehold improvements and Tenant’s Property against loss, damage or destruction by fire or other casualty, to be written in a manner so as to provide that the insurance company waives all rights of recovery by way of subrogation against Landlord, Tenant and any tenant of space in the Building in connection with any loss or damage covered by any such policy. Neither party shall be liable to the other for the amount of such loss or damage which is in excess of the applicable deductible, if any, caused by fire or any of the risks enumerated in its policies, provided that such waiver was obtainable at the time of such loss or damage. However, if such waiver cannot be obtained, or shall be obtainable only by the payment of an additional premium charge above that which is charged by companies carrying such insurance without such waiver of subrogation, then the party undertaking to obtain such waiver shall notify the other party of such fact and such other party shall have a period of ten (10) days after the giving of such notice to agree in writing to pay such additional premium if such policy is obtainable at additional cost (in the case of Tenant, pro rata in proportion of Tenant’s rentable area to the total rentable area covered by such insurance); and if such other party does not so agree or the waiver shall not be obtainable, then the provisions of this Section 12.5 shall be null and void as to the risks covered by such policy for so long as either such waiver cannot be obtained or the party in whose favor a waiver of subrogation is desired shall refuse to pay the additional premium. If the release of either Landlord or Tenant, as set forth in the second sentence of this Section 12.5, shall contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released, but no action or rights shall be sought or enforced against such party unless and until all rights and remedies against the other’s insurer are exhausted and the other party shall be unable to collect such insurance proceeds.
          (B) The waiver of subrogation referred to in Section 12.5(A) above shall extend to the agents and employees of each party (including, as to Landlord, the Manager and subtenants of Tenant), but only if and to the extent that such waiver can be obtained without additional charge (unless such party shall pay such charge). Nothing contained in this Section 12.5 shall be deemed to relieve either party from any duty imposed elsewhere in this Lease to repair, restore and rebuild.

ARTICLE 13
DESTRUCTION BY FIRE OR OTHER CAUSE
Section 13.1. If the Premises or any part thereof shall be damaged by fire or other casualty,
     Tenant shall give prompt written notice thereof to Landlord. Landlord shall, subject to the provisions of Sections 13.2 and 13.3 below, proceed with reasonable diligence, after receipt of the net proceeds of insurance (unless Landlord self-insures), to repair or cause to be repaired such damage at its expense, but in no event shall Landlord be obligated to repair any damage to or to restore any of Tenant’s leasehold improvements or Alterations, whether initially installed by Landlord or Tenant. Tenant shall repair and restore in accordance with Article 6 and with reasonable dispatch all leasehold improvements and Alterations made by or for Tenant in the Premises. If the Premises, or any part thereof, shall be rendered untenantable by reason of such damage and such damage shall not be due to the intentional fault of Tenant or Persons Within Tenant’s Control, then the Fixed Rent and the Escalation Rent hereunder, or an amount thereof apportioned according to the area of the Premises so rendered untenantable (if less than the entire Premises shall be so rendered untenantable), shall be abated for the period from the date of such damage to the date when the repair of such damage shall have been substantially completed. Notwithstanding any provisions contained in this Lease to the contrary, there shall be no abatement with respect to any portion of the Premises which has not been so damaged, which is accessible and which is reasonably usable for the Permitted Use. Landlord’s determination of the date when the Premises are tenantable shall be controlling unless Tenant disputes the same by notice to Landlord given within ten (10) Business Days after such determination by Landlord, and pending resolution of such dispute, Tenant shall commence the payment of the Fixed Rent and the Escalation Rent that had been abated, as of the date specified by Landlord. Tenant covenants and agrees to cooperate with Landlord and any Lessor or any Mortgagee in their efforts to collect insurance proceeds (including rent insurance proceeds) payable to such parties. Landlord shall not be liable for any delay which may arise by reason of adjustment of insurance on the part of Landlord and/or Tenant, or any cause beyond the control of Landlord or contractors employed by Landlord.
     Section 13.2. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage from fire or other casualty or the repair thereof. Tenant understands that Landlord, in reliance upon Section 12.4, will not carry insurance of any kind on Tenant’s Property, Tenant’s Alterations and on leasehold improvements, and that Landlord shall not be obligated to repair any damage thereto or replace the same. In the event of a partial or total destruction of the Premises, Tenant shall as soon as practicable remove any and all of Tenant’s Property from the Premises or the portion thereof destroyed, as the case may be, and if Tenant does not promptly so remove Tenant’s Property, Landlord may discard the same after giving Tenant ten (10) Business Days prior notice of the same or may remove Tenant’s Property to a public warehouse for deposit or retain the same in its own possession and at its discretion may sell the same at either public auction or private sale, the proceeds of which shall be applied first to the expenses of removal, storage and sale, second to any sums owed by Tenant to Landlord, with any balance remaining to be paid to Tenant; if the expenses of such removal, storage and sale shall exceed the proceeds of any sale, Tenant shall pay such excess to Landlord upon demand.

     Section 13.3.
          (A) Notwithstanding anything to the contrary contained in Sections 13.1 and 13.2 above, in the event that:
                         (i) at least one-third of the rentable square feet of the Building shall be damaged by fire or other casualty so that substantial alteration or reconstruction of the Building shall, in Landlord’s sole opinion, be required (whether or not the Premises shall have been damaged by fire or other casualty and without regard to the structural integrity of the Building); or
                         (ii) the Premises shall be totally or substantially damaged or shall be rendered wholly or substantially untenantable (and at least 100,000 of the rentable square feet of the Building other than the Premises shall also have been totally or substantially damaged or shall be rendered wholly or substantially untenantable); or
                         (iii) there shall be any damage to the Premises within the last year of the Term wherein the cost of repair exceeds an amount equal to three (3) monthly installments of Fixed Rent, then Landlord in the case of the circumstances described in clauses (i) through (iii) above, and Tenant in the circumstances described in clause (iii) above only, may, in such party’s sole and absolute discretion, terminate this Lease and the term and estate hereby granted, by notifying the other party in writing of such termination within one hundred twenty (120) days after the date of such damage. In the event that such a notice of termination shall be given, then this Lease and the term and estate hereby granted shall expire as of the date of termination stated in said notice with the same effect as if that were the Fixed Expiration Date, and the Fixed Rent and Escalation Rent hereunder shall be apportioned as of such date.
          (B) Notwithstanding anything to the contrary contained in this Section 13.3, Landlord shall deliver to Tenant within ninety (90) days after the date of any casualty an estimate prepared by a reputable contractor selected by Landlord setting forth such contractor’s estimate as to the time reasonably required to repair such damage. If the period to repair set forth in any such estimate exceeds twelve (12) months from the date of such casualty, Tenant may elect to terminate this Lease by notice to Landlord given not later than thirty (30) days following Tenant’s receipt of such estimate. If Tenant exercises such election, this Lease and the term and estate hereby granted shall expire as of the 60th day after notice of such election given by Tenant with the same effect as if that were the Fixed Expiration Date, and the Fixed Rent and Escalation Rent hereunder shall be apportioned as of such date. If (i) Tenant shall not have exercised its right to terminate this Lease pursuant to this Section 13.3(B), but the damage shall not have been repaired by the date set forth in such estimate (subject to extension due to Unavoidable Delay), or (ii) the period to repair in such estimate is twelve (12) months or less, but the damage shall not have been repaired within twelve (12) months after the date of the casualty (subject to extension due to Unavoidable Delay), Tenant may elect to terminate this Lease by notice to Landlord given not later than thirty (30) days following the period set forth in such estimate for completion (where the same exceeds twelve (12) months in the circumstances contemplated in clause (i) or following such twelve (12) month period (where the period set forth in such estimate for completion was twelve (12) months or less, in the circumstances contemplated in clause (ii)), unless prior to the giving of such notice, Landlord shall have Substantially Completed such repair.
     Section 13.4. Except as may be provided in Section 12.5, nothing herein contained shall relieve Tenant from any liability to Landlord or to Landlord’s insurers in connection with any damage to the Premises or the Building by fire or other casualty if Tenant shall be legally liable in such respect.
     Section 13.5. This Lease shall be considered an express agreement governing any case of damage to or destruction of the Building or any part thereof by fire or other casualty, and Section 227 of the Real Property Law of the State of New York providing for such a contingency in the absence of express agreement and any other law of like import now or hereafter in force, shall have no application in such case.
     Section 13.6. Notwithstanding anything to the contrary contained in this Article 13, in the event that during the term of the Sublease (a) the Premises or (b) the Building shall be damaged or destroyed by fire or other casualty to the extent that the lease to CT is terminated in accordance with the terms and conditions thereof, such termination shall also be deemed to constitute a termination of this Lease in accordance with the provisions of this Article 13. In such event, the Term of this Lease shall expire on such date with the same force and effect as if such date were originally provided herein as the Expiration Date (notwithstanding the fact that the Commencement Date shall not have occurred as of such date).
ARTICLE 14

EMINENT DOMAIN
     Section 14.1. If the whole of the Real Property, the Building or the Premises is acquired or condemned for any public or quasi-public use or purpose, this Lease and the Term shall end as of the date of the vesting of title with the same effect as if said date were the Fixed Expiration Date. If only a part of the Real Property and not the entire Premises is so acquired or condemned then, (1) except as hereinafter provided in this Section 14.1, this Lease and the Term shall continue in effect but, if a part of the Premises is included in the part of the Real Property so acquired or condemned, from and after the date of the vesting of title, the Fixed Rent and Tenant’s Share shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned bears to the total area of the Premises immediately prior to such acquisition or condemnation; (2) whether or not the Premises are affected thereby, Landlord, at Landlord’s option, may give to Tenant, within sixty (60) days next following the date upon which Landlord receives notice of vesting of title, a sixty (60) day notice of termination of this Lease; and (3) if the part of the Real Property so acquired or condemned contains more than thirty (30%) percent of the total area of the Premises immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable access to and use of the Premises, Tenant, at Tenant’s option, may give to Landlord, within sixty (60) days next following the date upon which Tenant receives notice of vesting of title, a sixty (60) day notice of termination of this Lease. If any such sixty (60) day notice of termination is given, by Landlord or Tenant, this Lease and the Term shall come to an end and expire upon the expiration of said sixty (60) days with the same effect as if the date of expiration of said sixty (60) days were the Fixed Expiration Date. If a part of the Premises is so acquired or condemned and this Lease and the Term are not terminated pursuant to the foregoing provisions of this Section 14.1, Landlord, at Landlord’s cost and expense, shall restore that part of the Premises not so acquired or condemned to a self-contained rental unit, exclusive of Tenant’s Alterations, Tenant’s leasehold improvements and Tenant’s Property. In the event of any termination of this Lease and the Term pursuant to the provisions of this Section 14.1, the Fixed Rent shall be apportioned as of the date of sooner termination and any prepaid portion of the Fixed Rent or Escalation Rent for any period after such date shall be refunded by Landlord to Tenant.
     Section 14.2. In the event of any such acquisition or condemnation of all or any part of the Real Property, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 14.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the value of any Tenant’s Property or Alterations included in such taking, and for any moving expenses, so long as Landlord’s award is not reduced thereby.
     Section 14.3. If the whole or any part of the Premises is acquired or condemned temporarily during the Term for any public or quasi-public use or purpose, the Term shall not be reduced or affected in any way but Tenant shall not be obligated to pay any Rental for the period of the taking
     Section 14.4. Notwithstanding anything to the contrary contained in this Article 14, in the event that during the term of the Sublease, all or a portion of the Building or the Premises shall be taken by condemnation, and such condemnation shall result in the termination of the lease to CT in accordance with the terms and conditions thereof, such termination shall also be deemed to constitute a termination of this Lease in accordance with the provision of this Article 14. In such event, the Term of this Lease shall expire on such date with the same force and effect as if such date were originally provided herein as the Expiration Date (notwithstanding the fact that the Commencement Date shall not have occurred as of such date).
ARTICLE 15

ASSIGNMENT, SUBLETTING, MORTGAGE, ETC.
     Section 15.1. Except as otherwise provided in this Article 15, Tenant shall not (a) assign this Lease (whether by operation of law, transfers of interests in Tenant or otherwise); or (b) mortgage or encumber Tenant’s interest in this Lease, in whole or in part; or (c) sublet, or permit the subletting of, the Premises or any part thereof; or (d) permit the Premises or any part thereof to be occupied or used for desk space, mailing privileges or otherwise by any person other than Tenant, without Landlord’s consent. Tenant shall not advertise or authorize a broker to advertise for a subtenant or assignee, without in each instance, obtaining the prior written consent of Landlord to Tenant’s form of advertisement, which shall not be unreasonably withheld or delayed.

     Section 15.2. If Tenant’s interest in this Lease shall be assigned in violation of the provisions of this Article 15, such assignment shall be invalid and of no force and effect against Landlord; provided, however, that Landlord may collect an amount equal to the then Fixed Rent plus any other item of Rental from the assignee as a fee for its use and occupancy. If the Premises or any part thereof are sublet to, or occupied by, or used by, any person other than Tenant, whether or not in violation of this Article 15, Landlord, after default by Tenant under this Lease, may collect any item of Rental or other sums paid by the subtenant, user or occupant as a fee for its use and occupancy, and shall apply the net amount collected to the Fixed Rent and the items of Rental reserved in this Lease. No such assignment, subletting, occupancy, or use, whether with or without Landlord’s prior consent, nor any such collection or application of Rental or fee for use and occupancy, shall be deemed a waiver by Landlord of any term, covenant or condition of this Lease or the acceptance by Landlord of such assignee, subtenant, occupant or user as Tenant hereunder, nor shall the same, in any circumstances, relieve Tenant of any of its obligations under this Lease. The consent by Landlord to any assignment, subletting, occupancy or use shall not relieve Tenant from its obligation to obtain the express prior consent of Landlord to any further assignment, subletting, occupancy or use. Any person to which this Lease is assigned with Landlord’s consent shall be deemed without more to have assumed all of the obligations arising under this Lease from and after the date of such assignment and shall execute and deliver to Landlord, upon demand, an instrument confirming such assumption. Notwithstanding and subsequent to any assignment, Tenant’s primary liability hereunder shall continue notwithstanding (a) any subsequent amendment hereof, or (b) Landlord’s forbearance in enforcing against Tenant any obligation or liability, without notice to Tenant, to each of which Tenant hereby consents in advance. If any such amendment operates to increase the obligations of Tenant under this Lease, the liability under this Section 15.2 of the assigning Tenant shall continue to be no greater than if such amendment had not been made (unless such party shall have expressly consented in writing to such amendment).
     Section 15.3.
          (A) For purposes of this Article 15, (i) the transfer of a majority of the issued and outstanding capital stock of any corporate tenant, or of a corporate subtenant, or the transfer of a majority of the total interest in any partnership tenant or subtenant, or the transfer of control in any general or limited liability partnership tenant or subtenant, or the transfer of a majority of the issued and outstanding membership interests in a limited liability company tenant or subtenant, however accomplished, whether in a single transaction or in a series of related or unrelated transactions, involving the tenant, subtenant and/or its parent (including, without limitation, and by way of example only, the transfer of a majority of the outstanding capital stock of a company, which company owns 100% of a second tier company, which in turn owns 51% of the outstanding capital stock of a corporate tenant hereunder), shall be deemed an assignment of this Lease, or of such sublease, as the case may be, except that the transfer of the outstanding capital stock of any corporate tenant, subtenant or parent, shall be deemed not to include the sale of such stock by persons or parties, other than those deemed “affiliates” of Tenant within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended, through the “over-the-counter market” or through any recognized stock exchange, (ii) any increase in the amount of issued and/or outstanding capital stock of any corporate tenant, or of a corporate subtenant, or such tenant’s or subtenant’s parent, or of the issued and outstanding membership interests in a limited liability company tenant or subtenant, or such tenant’s or subtenant’s parent, and/or the creation of one or more additional classes of capital stock of any corporate tenant or any corporate subtenant, or such tenant’s or subtenant’s parent, in a single transaction or a series of related or unrelated transactions involving the tenant, subtenant and/or its parent, resulting in a change in the legal or beneficial ownership of such tenant, subtenant or parent so that the shareholders or members of such tenant, subtenant or parent existing immediately prior to such transaction or series of transactions shall no longer own a majority of the issued and outstanding capital stock or membership interests of such entity, shall be deemed an assignment of this Lease, (iii) an agreement by any other person or entity, directly or indirectly, to assume Tenant’s obligations under this Lease shall be deemed an assignment, (iv) any person or legal representative of Tenant, to whom Tenant’s interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this Article 15, (v) a modification, amendment or extension of a sublease shall be deemed a sublease, and (vi) the change or conversion of Tenant from an entity in which the partners or members have personal liability under this Lease to a limited liability company, a limited liability partnership or any other entity which possesses the characteristics of limited liability shall be deemed an assignment. Tenant agrees to furnish to Landlord on request at any time such information and assurances as Landlord may reasonably request that neither Tenant, nor any previously permitted subtenant, has violated the provisions of this Article 15.
          (B) The provisions of clauses (a), (c) and (d) of Section 15.1 and Section 15.3(A), Section 15.4, Section 15.5 and Section 15.6 shall not apply to (and Landlord’s consent shall not be required for) (i) a change in ownership of Tenant as a result of a merger, consolidation or reorganization or the sale of substantially all of Tenant’s assets or stock (provided such merger, consolidation, reorganization or transfer of assets or stock is for a good business purpose and not principally for the purpose of transferring the leasehold estate created by this Lease, and provided further, that the assignee has a net worth at least equal to or in excess of the net worth of Tenant immediately prior to such transaction); (ii) the sale, exchange, issuance or other transfer of Tenant’s stock on a national stock exchange, which transaction shall not be deemed an assignment; or (iii) the assignment of this Lease or sublease of all or any portion of the Premises to, or the use of the Premises by, an entity which controls, is controlled by or is under the common control of Tenant. Tenant shall notify Landlord before any such transaction is consummated, unless such prior notice violates any securities laws or regulatory requirements applicable to Tenant, in which event Tenant shall notify Landlord promptly after Tenant is permitted to do so.
          (C) The term “control” as used in this Lease (i) in the case of a corporation, shall mean ownership of more than fifty (50%) percent of the outstanding capital stock of that corporation, (ii) in the case of a general or limited liability partnership, shall mean ownership of more than fifty (50%) percent of the general partnership or membership interests of the partnership, (iii) in the case of a limited partnership, shall mean ownership of more than fifty (50%) percent of the general partnership interests of such limited partnership, and (iv) in the case of a limited liability company, shall mean ownership of more than fifty (50%) percent of the membership interests of such limited liability company.
     Section 15.4.

          (A) If Landlord has the right to and shall not exercise its rights pursuant to paragraph (B)(x) or (y) of this Section 15.4, Landlord shall not unreasonably withhold, condition or delay its consent to a proposed subletting of the Premises, or an assignment of this Lease, provided that in each such instance, the following requirements shall have been satisfied (if Tenant proposes a partial sublet, references in this Section 15.4 to the Premises shall, unless the context otherwise requires, refer to such portion):
                         (1) in the case of a proposed subletting, the listing or advertising for subletting of the Premises shall not have included a proposed rental rate, provided, however, that Tenant may quote in writing directly to prospective subtenants the proposed rental rate;
                         (2) no Event of Default shall have occurred and be continuing;
                         (3) the proposed subtenant or assignee shall have a financial standing, be engaged in a business, and propose to use the Premises in a manner in keeping with the standards in such respects of the other tenancies in the Building. Tenant acknowledges that Landlord, as a religious institution, may have special considerations in determining if the business or proposed use of a proposed subtenant or assignee is objectionable, and Tenant agrees that Landlord’s reasonable judgment in such matters shall be conclusive;
                         (4) provided that Landlord then has comparable space available for lease in the Building or in any other comparable building owned by Landlord or its affiliate in the Hudson Square market of Manhattan or reasonably expects to have comparable space available for lease in the Building or in any other comparable building owned by Landlord or its affiliate in the Hudson Square market of Manhattan within the following six month period, the proposed subtenant or assignee shall not be (x) a Person with whom Landlord is then negotiating or discussing the leasing of space in the Building; or (y) a tenant in or occupant of the Building or any Person that, directly or indirectly, is controlled by, controls or is under common control with any such tenant or occupant;
                         (5) intentionally omitted;
                         (6) any subletting shall be expressly subject to all of the terms, covenants, conditions and obligations on Tenant’s part to be observed and performed under this Lease and any assignment or subletting shall be subject to the further condition and restriction that this Lease or the sublease shall not be further assigned, encumbered or otherwise transferred or the subleased premises further sublet by the subtenant in whole or in part, or any part thereof suffered or permitted by the assignee or subtenant to be used or occupied by others, without the prior written consent of Landlord in each instance, which consent shall be granted or withheld in accordance with the provisions of this Lease, and if Landlord shall consent to any further subletting by the subtenant or the assignment of the sublease, Sections 15.5 and 15.6 of this Lease shall apply to any such transactions as if the further subletting or assignment of the sublease were a proposed subletting or assignment being made by Tenant under this Lease so that Landlord shall be entitled to receive all amounts described in such Sections;
                         (7) the subleased premises shall be regular in shape and at no time shall there be more than two (2) occupants not affiliated with Tenant with separately demised space, in addition to Tenant, in the Premises, all of whom shall have direct access through existing public corridors to elevators, fire stairs and core rest rooms;
          (8) Tenant shall reimburse Landlord on demand for any reasonable costs that may be incurred by Landlord in connection with said assignment or sublease, including, without limitation, any processing fees, reasonable attorneys’ fees and disbursements, and the costs of making investigations as to the acceptability of the proposed assignee or subtenant;
          (9) any sublease shall expressly provide that in the event of termination, re-entry or dispossession of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under such sublease, (ii) subject to any offset that theretofore accrued to such subtenant against Tenant, (iii) bound by any previous modification of such sublease or by any previous prepayment of more than one month’s rent unless previously approved by Landlord, (iv) bound by any covenant to undertake or complete or make payment to or on behalf of a subtenant with respect to any construction of the Premises or any portion thereof demised by such sublease and (v) bound by any obligations to make any other payment to or on behalf of the subtenant, except for services, repairs, maintenance and restoration provided for under the sublease to be performed after the date of such termination, reentry or dispossession by Landlord under this Lease and which Landlord is required to perform hereunder with respect to the subleased space at Landlord’s expense;
          (10) the nature of the occupancy of the proposed assignee or subtenant will not cause an excessive density of employees or traffic or make excessive demands on the Building Systems or present a materially greater security risk to the Building than is presented by Tenant; and
          (11) the nature of the occupancy, the use and the manner of use of the Premises by the proposed subtenant or assignee shall not impose on Landlord any requirements of the ADA in excess of those requirements imposed on Landlord in the absence of such proposed subtenant or assignee or such occupancy, use or manner of use, unless such proposed subtenant or assignee shall have agreed to comply with each of such excess requirements and, at Landlord’s option, shall have furnished Landlord with such security as Landlord may require to assure that such subtenant or assignee shall so comply.
          (B) Should Tenant desire to assign this Lease or sublet the Premises or any portion thereof, Tenant shall give written notice (the “Sublease or Assignment Statement”) thereof to Landlord specifying the financial and other material terms on which Tenant is willing to assign this Lease or sublet the Premises or the applicable portion thereof and the effective date of such assignment or subletting, which shall be no less than thirty (30) nor more than two hundred seventy (270) days after the date of Tenant’s notice to Landlord. Landlord shall have the right, exercisable within thirty (30) days after Landlord’s receipt of the Sublease or Assignment Statement (including any additional information reasonably requested by Landlord), to sublet (in its own name or that of its designee) such portion of the Premises from Tenant on the terms and conditions set forth in the Sublease or Assignment Statement, subject to the further provisions of paragraph (C) of this Section 15.4, or in the case of an assignment, the additional right to terminate this Lease. Subject to the other provisions of this Section 15.4(B), if Landlord shall notify Tenant within said thirty (30) day period of Landlord’s intention not to exercise its rights pursuant to this Section 15.4(B) (or if Landlord shall be deemed not to have exercised such rights, as set forth in this Section 15.4(B)), Tenant shall be free to consummate a subletting or assignment on the same material terms and conditions ( i.e., an offer having financial terms with a net present value (when calculated in a manner consistent with the calculation of the proposed Rental rate), including the term thereof, of not more than 7.5% more favorable to the subtenant or assignee than the financial terms set forth in the Sublease or Assignment Statement) set forth in the Sublease or Assignment Statement, subject to the terms and conditions of this Lease, including paragraph (A) of this Section 15.4. If Tenant shall desire to modify the terms and conditions set forth in the Sublease or Assignment Statement, Tenant shall submit the revised Sublease or Assignment Statement to Landlord. Landlord shall have the right, exercisable within ten (10) Business Days after receipt of the revised Sublease or Assignment Statement (including any additional information reasonably requested by Landlord) to sublet (in its own name or that of its designee) such portion of the Premises from Tenant on the terms and conditions set forth in the Sublease or Assignment Statement, subject to the further provisions of paragraph (C) of this Section 15.4, or in the case of an assignment, the additional right to terminate this Lease. The space Tenant proposes to sublease is the “Recapture Space.” Subject to this Section 15.4(B), if Landlord shall notify Tenant within said ten (10) Business Day period of Landlord’s intention not to exercise its rights pursuant to this Section 15.4(B) (or if Landlord shall be deemed not to have exercised such rights, as set forth in this Section 15.4(B)), Tenant shall be free to consummate a subletting or assignment on the same material terms and conditions ( i.e., an offer having financial terms with a net present value (when calculated in a manner consistent with the calculation of the proposed Rental rate), including the term thereof, of not more than 7.5% more favorable to the Subtenant or Assignee than the financial terms set forth in the revised Sublease or Assignment Statement) set forth in the Sublease or Assignment Statement, subject to the terms and conditions of this Lease, including paragraph (A) of this Section 15.4. If Tenant shall not enter into a sublease or assignment having the same material terms and conditions as defined above within two hundred seventy (270) days after the delivery of the Sublease or Assignment Statement, then the provisions of this Section 15.4 shall again be applicable to any other proposed subletting or assignment. If pursuant to the exercise of any of Landlord’s options pursuant to this Section 15.4, this Lease is terminated as to only a portion of the Premises, then the Fixed Rent and Escalation Rent shall be adjusted in proportion to the portion of the Premises affected by such termination. If Landlord shall fail to respond to Tenant within the specified time period, Landlord shall be deemed to have waived its recapture right as to such proposed transaction, provided Tenant has sent Landlord a second request for approval containing the following language in eighteen-point print and Landlord shall again have failed to respond within the time period set forth therein: “THIS IS A SECOND REQUEST FOR APPROVAL OF THE PROPOSED [ASSIGNMENT] OR [SUBLETTING]. IF LANDLORD DOES NOT RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS, LANDLORD’S APPROVAL SHALL BE DEEMED GRANTED PURSUANT TO THE PROVISIONS OF THIS LEASE.”
          (C) (1) If Landlord shall exercise its option to sublet the Recapture Space, then, notwithstanding the terms contained in the Sublease or Assignment Statement, such sublease (a “Recapture Sublease”) to Landlord or its designee as subtenant (the “Recapture Subtenant”) or assignee shall:
                         (i) be at a rate, at all times throughout the term of the Recapture Sublease, equal to (if Tenant had proposed to sublet the Premises) the lower of (i) the rate then payable by Tenant under this Lease and (ii) the rate set forth in the Sublease or Assignment Statement;
                         (ii) otherwise be upon the same terms and conditions as those contained in the Sublease or Assignment Statement (other than, in the case of an assignment, payment of consideration therefor to Tenant) and (except as modified by the Sublease or Assignment Statement) the terms and conditions contained in this Lease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this paragraph (C);
                         (iii) give the Recapture Subtenant the unqualified and unrestricted right, without Tenant’s permission, to assign such sublease and to further sublet the Recapture Space or any part thereof and to make any and all changes, alterations, and improvements in and to the Recapture Space, provided Tenant shall not be obligated to remove or insure such changes, alterations or improvements;
                         (iv) provide in substance that any such changes, alterations, and improvements made in the Recapture Space may be removed, in whole or in part, prior to or upon the expiration or other termination of the Recapture Sublease provided that any material damage and injury caused thereby shall be repaired;
                         (v) provide that (i) the parties to such Recapture Sublease expressly negate any intention that any estate created under the Recapture Sublease be merged with any estate held by either of said parties, (ii) prior to the commencement of the term of the Recapture Sublease, Tenant, at its expense, shall make such alterations as may be required or reasonably deemed necessary by the Recapture Subtenant to physically separate the Recapture Space from the balance of the Premises and to provide appropriate means of access thereto and to the public portions of the balance of the floor such as toilets, janitor’s closets, telephone and electrical closets, fire stairs, elevator lobbies, etc., unless in the Sublease or Assignment Statement the subtenant assumed such obligation in which case the Recapture Subtenant shall perform such work at its expense and (iii) at the expiration of the term of such Recapture Sublease, Tenant will accept the Recapture Space in its then existing condition, broom clean; and
                         (vi) provide that the Recapture Subtenant or occupant shall use and occupy the Recapture Space for any purpose approved by Landlord (without regard to any limitation set forth in the Sublease or Assignment Statement).
          (2) Until the termination of a Recapture Sublease, performance by Recapture Subtenant under a Recapture Sublease shall be deemed performance by Tenant of any similar obligation under this Lease and Tenant shall not be liable for any acts or omissions of Recapture Subtenant, including without limitation, any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of

Recapture Subtenant under the Recapture Sublease or is occasioned by or arises from any act or omission of any occupant under the Recapture Sublease. Tenant shall not be liable for any claims, losses or liabilities of any kind or nature (other than a potential difference in Rental) arising from Recapture Subtenant’s use and occupancy of the Recapture Space.
                         (3) If Recapture Subtenant is unable to give Tenant possession of the Recapture Space at the expiration of the term of the Recapture Sublease by reason of the holding over or retention of possession of any tenant or other occupant, then (w) until the date upon which Recapture Subtenant gives Tenant possession of such Recapture Space free of occupancies, Recapture Subtenant shall continue to pay all charges previously payable, and comply with all other obligations under the Recapture Sublease and the provisions of Section 15.4(C)(2) shall continue to apply, (x) neither the Fixed Expiration Date nor the validity of this Lease shall be affected, (y) Tenant waives any rights under Section 223-a of the Real Property Law of New York, or any successor statute of similar import, to rescind this Lease and further waives the right to recover any damages from Landlord or Recapture Subtenant that may result from the failure of Landlord to deliver possession of the Recapture Space at the end of the term of the Recapture Sublease, and (z) Recapture Subtenant, at Recapture Subtenant’s expense, shall use its reasonable efforts to deliver possession of such Recapture Space to Tenant and in connection therewith, if necessary, shall institute and diligently and in good faith prosecute holdover and any other appropriate proceeding against the occupant of such Recapture Space.
                         (4) The failure by Landlord to exercise its option under Section 15.4(B)(x) or (y) with respect to any subletting or assignment shall not be deemed a waiver of such option with respect to any extension of such subletting or assignment or any subsequent subletting or assignment.
          (D) Upon obtaining a proposed assignee or subtenant, upon terms satisfactory to Tenant, Tenant shall submit to Landlord in writing (i) the name and business address of the proposed assignee or subtenant; (ii) in the case of a sublease, a description of the portion of the Premises to be sublet; (iii) the terms and conditions of the proposed assignment or subletting, including the Sublease Rent or consideration payable for the assignment; (iv) the nature of the business and credit of the proposed assignee or subtenant, and (v) any other information that Landlord may reasonably request. If the term of or the financial terms of such subletting or assignment are more favorable to the subtenant or the assignee by more than 7.5% than those set forth in the applicable Assignment or Sublease Statement, Landlord shall have the further option, to be exercised within 10 Business Days from submission of the information and documents referred to in the preceding sentence, to sublet (in its own name or that of its designee) the Recapture Space from Tenant on the same terms and conditions of such proposed assignment or subletting, subject to the further provisions of paragraph (C) of this Section 15.4, or in the case of an assignment, the additional right to terminate this Lease.
          (E) Tenant shall deliver to Landlord, within five (5) Business Days after execution thereof by Tenant, but no later than the effective date of the contemplated sublease or assignment, an original counterpart of any executed sublease or instrument of assignment, together with (i) Tenant’s affidavit that such sublease or assignment instrument is the true and complete statement of the subletting or assignment and reflects all sums and other consideration passing between the parties to the sublease or assignment and (ii) all reports, returns, transferor and transferee questionnaires and other documents required to be filed under Article 31 of the New York State Tax Law and under Chapter 21 of the New York City Administrative Code.
     Section 15.5. If Tenant sublets any portion of the Premises to a Person in a transaction for which Landlord’s consent is required, Landlord shall be entitled to and Tenant shall pay to Landlord, as Additional Rent (the “Sublease Additional Rent”), a sum equal to fifty (50%) percent of any rents, additional charges and other consideration payable under the sublease to Tenant by the subtenant in excess of the Fixed Rent and Escalation Rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant under this Lease) pursuant to the terms of this Lease (including, but not limited to, sums paid for the sale or rental of Tenant’s Property and Alterations less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax or federal information returns) and after deducting from any rents, additional charges and other consideration payable under the sublease to Tenant the actual out-of-pocket expenses reasonably incurred by Tenant in connection with such sublease on account of brokerage commissions, advertising expenses, legal fees, work contributions and the cost of work performed by Tenant to prepare the Premises for the subtenant’s occupancy. Such Sublease Additional Rent shall be payable as and when received by Tenant.
     Section 15.6. If Tenant shall assign this Lease to a Person in a transaction for which Landlord’s consent is required, Landlord shall be entitled to and Tenant shall pay to Landlord, as Additional Rent, an amount equal to fifty (50%) percent of all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale or rental of Tenant’s Property and Alterations less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax or federal information returns) after deducting from any sums and other consideration paid to Tenant by the assignee the actual out-of-pocket expenses reasonably incurred by Tenant in connection with such assignment on account of brokerage commissions, advertising expenses, legal fees, work contributions and the cost of work performed by Tenant to prepare the Premises for the assignee’s occupancy. Such Additional Rent shall be payable as and when received by Tenant from the assignee.
     Section 15.7. Landlord shall have no liability for brokerage commissions incurred with respect to any assignment of this Lease or any subletting of all or any part of the Premises by or on behalf of Tenant. Tenant shall pay, and shall indemnify and hold Landlord harmless from and against, any and all cost, expense (including reasonable attorneys’ fees and disbursements) and liability in connection with any compensation, commissions or charges claimed by any broker or agent with respect to any such assignment or subletting.
ARTICLE 16

ACCESS TO PREMISES
     Section 16.1.
          (A) Tenant shall permit Landlord, Landlord’s agents and public utilities servicing the Building to erect, use and maintain concealed ducts, pipes and conduits in and through the Premises. Landlord or Landlord’s agents shall have the right to enter the Premises at all reasonable times upon (except in case of emergency) reasonable prior notice, which notice may be oral, to examine the same, to show the same to prospective purchasers, Mortgagees or lessees of the Building or space therein, or to make such repairs, alterations, improvements or additions (i) as may be required in connection with Landlord’s Work, (ii) as Landlord may deem necessary or desirable to the Premises or to any other portion of the Building, or (iii) which Landlord may elect to perform at least ten (10) days after notice (except in an emergency when no notice shall be required) following Tenant’s failure to make repairs or perform any work which Tenant is obligated to make or perform under this Lease, or (iv) for the purpose of complying with Requirements, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction or constructive eviction of Tenant in whole or in part and the Fixed Rent (and any other item of Rental) shall in no respect abate or be reduced by reason of said repairs, alterations, improvements or additions, wherever located, or while the same are being made, by reason of loss or interruption of business of Tenant, or otherwise. Landlord shall promptly repair any damage caused to the Premises by such work, alterations, improvements or additions.
          (B) Any work performed or installations made pursuant to this Article 16 shall be made with reasonable diligence and otherwise pursuant to Section 7.3.
          (C) Any pipes, ducts, or conduits installed in or through the Premises pursuant to this Article 16 shall, if reasonably practicable, either be concealed behind, beneath or within partitioning, columns, ceilings or floors located or to be located in the Premises, or completely furred at points immediately adjacent to partitioning, columns or ceilings located or to be located in the Premises so as not to reduce the usable area or change the layout of the Premises by more than a de minimis amount.
     Section 16.2. If Tenant is not present when for any reason entry into the Premises may be necessary or permissible, Landlord or Landlord’s agents may enter the same without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents accord reasonable care to Tenant’s Property), and without in any manner affecting this Lease.
     Section 16.3. Landlord also shall have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets or other public parts of the Building, provided any such change does not unreasonably interfere with, or deprive Tenant of access to or use of, the Building or the Premises; to put so-called “solar film” or other energy-saving installations on the inside and outside of the windows; and to change the name, number or designation by which the Building is commonly known. All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, exterior doors and entrances), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling, plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises, and Landlord shall have the use thereof, as well as access thereto through the Premises for the purposes of inspection, operation, maintenance, alteration and repair.
ARTICLE 17

CERTIFICATE OF OCCUPANCY
     Section 17.1. Tenant shall not at any time use or occupy the Premises in violation of the certificate of occupancy at such time issued for the Premises or for the Building. Without limiting the generality of the foregoing, Tenant shall be entitled to use the Premises to accommodate a proportionate share of the total number of persons permitted by the certificate of occupancy to occupy the floor of the Building on which the Premises is located, based upon the ratio that the rentable square footage of the Premises bears to the total rentable square footage on such floor of the Building. In the event that any Government Authority hereafter contends or declares by notice, violation, order or in any other manner whatsoever that the Premises are used for a purpose that is a violation of such certificate of occupancy, Tenant shall, upon three (3) Business Days written notice from Landlord or any Government Authority, immediately discontinue such use of the Premises; provided, however, that nothing herein shall prevent Tenant from contesting such violation pursuant to and in accordance with the provisions of Section 9.5. Annexed to this Lease as Schedule F is a copy of the certificate of occupancy issued with respect to the Building. Landlord shall not amend the certificate of occupancy during the Term to preclude office use.
ARTICLE 18

DEFAULT
     Section 18.1. Each of the following events shall be an “Event of Default” under this Lease:
          (A) if Tenant shall on any occasion default in the payment when due of any installment of Fixed Rent or in the payment when due of any other item of Rental and such default shall continue for five (5) Business Days after Landlord shall have given Tenant written notice of such default; or
          (B) Intentionally Omitted;
          (C) if prior to the Commencement Date, the Sublease shall be terminated due to the default of Tenant; or
          (D) if the Premises shall become abandoned; or
          (E) if Tenant’s interest in this Lease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as expressly permitted under Article 15 hereof; or

          (F) (1) if Tenant shall not, or shall be unable to, or shall admit in writing Tenant’s inability to, as to any obligation, pay Tenant’s debts as they become due; or
               (2) if Tenant shall commence or institute any case, proceeding or other action (a) seeking relief on Tenant’s behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Tenant or Tenant’s debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or
               (3) if Tenant shall make a general assignment for the benefit of creditors; or
               (4) if any case, proceeding or other action shall be commenced or instituted against Tenant (a) seeking to have an order for relief entered against Tenant as debtor or to adjudicate Tenant a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Tenant or Tenant’s debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for Tenant or for all or any substantial part of Tenant’s property, which either (i) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (ii) remains undismissed for a period of sixty (60) days; or
               (5) if a trustee, receiver or other custodian shall be appointed for any substantial part of the assets of Tenant which appointment is not vacated or effectively stayed within sixty (60) days; or
               (6) if Tenant rejects this Lease in connection with any action or proceeding under the Bankruptcy Code; or
          (G) if Tenant shall default in the observance or performance of any other term, covenant or condition of this Lease on Tenant’s part to be observed or performed and Tenant shall fail to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot with due diligence be completely remedied within said period of thirty (30) days and the continuation of which for the period required for cure will not subject Landlord to the risk of criminal liability or termination of any Superior Lease or foreclosure of any Mortgage, if Tenant shall not, (i) within said thirty (30) day period advise Landlord of Tenant’s intention duly to institute all steps necessary to remedy such situation, (ii) duly institute within said thirty (30) day period, and thereafter diligently and continuously prosecute to completion all steps necessary to remedy the same and (iii) complete such remedy within such time after the date of the giving of said notice by Landlord as shall reasonably be necessary.

     Section 18.2. If an Event of Default shall occur, Landlord may, at any time thereafter, at Landlord’s option, give written notice to Tenant stating that this Lease and the Term shall expire and terminate on the date specified in such notice, which date shall not be less than five (5) days after the giving of such notice, whereupon this Lease and the Term and all rights of Tenant under this Lease shall automatically expire and terminate as if the date specified in the notice given pursuant to this Section 18.2 were the Fixed Expiration Date and Tenant immediately shall quit and surrender the Premises, but Tenant shall remain liable for damages as provided herein or pursuant to law. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 18.1(F), or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession fails to assume Tenant’s obligations under this Lease within the period prescribed therefor by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on five (5) days’ notice to Tenant, Tenant as debtor-in-possession or said trustee and upon the expiration of said five (5) day period this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.
     Section 18.3. If, at any time, (i) Tenant shall consist of two (2) or more entities, or (ii) Tenant’s obligations under this Lease shall have been guaranteed by any person other than Tenant or (iii) Tenant’s interest in this Lease has been assigned, the word “Tenant” as used in Section 18.1(F), shall be deemed to mean any one or more of the persons primarily or secondarily liable for Tenant’s obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in Section 18.1(F) shall be deemed paid as compensation for the use and occupancy of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Rental or a waiver on the part of Landlord of any rights under Section 18.2.
ARTICLE 19

REMEDIES AND DAMAGES
     Section 19.1.
          (A) If any Event of Default shall occur, or this Lease and the Term shall expire and come to an end as provided in Article 18:
                         (1) Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such Event of Default or after the date upon which this Lease and the Term shall expire and come to an end, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding or otherwise (without being liable to indictment, prosecution or damages therefor), but excluding by force, and may repossess the Premises and dispossess Tenant and any other persons from the Premises by summary proceedings or otherwise (excluding by force) and remove any and all of their property and effects from the Premises (and Tenant shall remain liable for damages as provided herein or pursuant to law); and
          (2) Landlord, at Landlord’s option, may relet the whole or any part or parts of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Fixed Expiration Date, at such rent or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in Landlord’s sole discretion, may determine; provided, however, that Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability, and Landlord, at Landlord’s option, may make such Alterations, in and to the Premises as Landlord, in Landlord’s sole discretion, shall consider advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.
          (B) Tenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings to that end that may otherwise be required to be given under any present or future law. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights that Tenant and all such persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (a) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (b) any re-entry by Landlord, or (c) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination is by operation of law or pursuant to the provisions of this Lease. The words “re-entry”, “re-enter” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The right to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.
     Section 19.2.
          (A) If this Lease and the Term shall expire and come to an end as provided in Article 18, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 19.1, or by or under any summary proceeding or any other action or proceeding, then, in any of said events:
                         (1) Tenant shall pay to Landlord all Fixed Rent, Escalation Rent, other Additional Rent and other items of Rental payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be;

                         (2) Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (“Deficiency”) between the Rental for the period which otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Section 19.1(A)(2) for any part of such period (after first deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease, Landlord’s reentry upon the Premises and such reletting including, but not limited to, all repossession costs, brokerage commissions, attorneys’ fees and disbursements, alteration costs and other expenses of preparing the Premises for such reletting); any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Rent; Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and
                         (3) whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency as and for liquidated and agreed final damages, a sum equal to the amount by which the unpaid Rental for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Premises for the same period, both discounted to present worth at the Base Rate; if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, are relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.
          (B) If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 19.2. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents exceed the Fixed Rent reserved in this Lease. Solely for the purposes of this Article 19, the term “Escalation Rent” as used in Section 19.2(A) shall mean the Escalation Rent in effect immediately prior to the Fixed Expiration Date, or the date of re-entry upon the Premises by Landlord, as the case may be, plus the scheduled Operating Expense Payment set forth in Schedule C. Nothing contained in Article 18 or this Article 19 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 19.2.
     Section 19.3. Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor Tenant shall be liable to any indemnitees for consequential damages under this Lease, except with respect to Tenant’s liability under Section 22.3.

ARTICLE 20

FEES AND EXPENSES
     Section 20.1. If (i) Tenant shall default under this Lease, or (ii) Tenant does or permits any act or thing upon the Premises that would cause Landlord to be in default under any Superior Lease or Mortgage and Tenant does not cure such act or thing within fifteen (15) days (or such shorter period as Landlord may be permitted pursuant to any Superior Lease or Mortgage) after notice thereof, or (iii) Tenant fails to comply with its obligations under this Lease and the preservation of property or the safety of any tenant, occupant or other person is threatened, Landlord may (1) perform the same for the account of Tenant, or (2) make any expenditure or incur any obligation for the payment of money in connection with any obligation owed to Landlord, including, but not limited to, reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding, and in either case the cost thereof, with interest thereon at the Applicable Rate, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within ten (10) days after rendition of any bill or statement to Tenant therefor. In addition, Tenant shall pay Landlord any reasonable attorneys’ fees and disbursements incurred by Landlord in connection with any proceeding in which the value for the use and occupancy of the Premises by Tenant is being determined (to the extent such proceeding results from a default by Tenant under this Lease).
     Section 20.2. If Tenant shall fail to pay any installment of Fixed Rent, Additional Rent or any other item of Rental for a period longer than five (5) Business Days after the same shall have become due, Tenant shall pay to Landlord, in addition to such installment of Fixed Rent, Additional Rent or other item of Rental, as the case may be, as a late charge and as Additional Rent, a sum equal to three (3%) percent of the amount unpaid. Notwithstanding the foregoing, in the first instance only during each twelve (12) consecutive month period during the Term, no late charge shall be payable unless and until the applicable payment is not paid within five (5) Business Days after the date that Landlord gives Tenant notice that Tenant has failed to make such payment. If Tenant shall fail to pay any installment of Fixed Rent, Additional Rent or any other item of Rental for a period longer than ten (10) days after the same shall have become due, Tenant shall pay to Landlord, in addition to such installment of Fixed Rent, Additional Rent or other item of Rental, as the case may be, and in addition to the late charge payable by Tenant pursuant to the preceding sentence, as a late charge and as Additional Rent, a sum equal to interest at the Applicable Rate on the amount unpaid. All late charges payable by Tenant hereunder shall be computed from the date such payment was due (without regard to any grace period set forth in this Section 20.2), to and including the date of payment.
ARTICLE 21

NO REPRESENTATIONS BY LANDLORD
     Section 21.1. Landlord and Landlord’s agents have made no representations, warranties or promises with respect to the Building, the Real Property or the Premises except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth herein. Tenant shall be in possession of the Premises on the Commencement Date. Accordingly, Tenant shall accept possession of the Premises in its “as is” condition on the Commencement Date. Other than Landlord’s Work (which Landlord shall perform prior to the Commencement Date in accordance with Article 38), Landlord shall have no obligation to perform any work or make any installations in order to prepare the Premises for Tenant’s occupancy. The continued occupancy of the whole or any part of the Premises by Tenant shall be conclusive evidence, as against Tenant, that Tenant accepts possession of the same and that the Premises were in good and satisfactory condition at the time such occupancy was so taken and that the Premises were substantially as shown hatched on Schedule A. The foregoing is not intended to relieve Landlord from its repair and compliance with Law obligations under this Lease. All references in this Lease to the consent or approval of Landlord shall be deemed to mean the written consent or approval executed by Landlord and no other consent or approval of Landlord shall be effective for any purpose whatsoever.
ARTICLE 22

END OF TERM
     Section 22.1. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises, vacant, broom clean, in good order and condition, ordinary wear and tear excepted, and Tenant shall remove all of Tenant’s Specialty Alterations as may be required pursuant to Article 6. Tenant shall also remove all of Tenant’s Property and all other personal property and personal effects of all persons claiming through or under Tenant, and shall pay the cost of repairing all damage to the Premises and the Real Property occasioned by such removal. Any Tenant’s Property or other personal property that remains in the Premises after the termination of this Lease shall be deemed to have been abandoned and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit. If such Tenant’s Property or other personal property or any part thereof is sold, Landlord may receive and retain the proceeds of such sale as the property of Landlord. Any expense incurred by Landlord in removing or disposing of such Tenant’s Property or other personal property or Alterations required to be removed as provided in Article 6, as well as the cost of repairing all damage to the Building or the Premises caused by such removal, shall be reimbursed to Landlord by Tenant, as Additional Rent, on demand.
     Section 22.2. If the Fixed Expiration Date falls on a day which is not a Business Day, then Tenant’s obligations under Section 22.1 shall be performed on or prior to the immediately preceding Business Day.
     Section 22.3. If the Premises are not surrendered within 60 days after the expiration or other termination of this Lease, Tenant hereby indemnifies Landlord against liability or expense (including any consequential damages) resulting from delay by Tenant in so surrendering the Premises, including any claims made by any succeeding tenant or prospective tenant founded upon such delay and agrees to be liable to Landlord for (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises in order to induce such tenant not to terminate its lease by reason of the holding-over by Tenant and (ii) the loss of the benefit of the bargain if any such tenant shall terminate its lease by reason of the holding-over by Tenant. Landlord’s rights under this Section 22.3 are in addition to the holdover rental payable by Tenant under Section 39.7.

     Section 22.4. Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights that Tenant or any such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any similar or successor law of like import then in force in connection with any holdover proceedings that Landlord may institute to enforce the provisions of this Article.
     Section 22.5. Tenant’s obligations under this Article shall survive the expiration or termination of this Lease.
ARTICLE 23
INTENTIONALLY OMITTED
ARTICLE 24
NO WAIVER
      Section 24.1. No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises. If Tenant shall at any time desire to have Landlord sublet the Premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive the keys for such purpose without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s effects in connection with such subletting.
     Section 24.2. The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or as to Landlord, any of the Rules and Regulations, shall not prevent a subsequent act, which would have originally constituted a violation, from having all of the force and effect of an original violation. The receipt by Landlord of Fixed Rent, Additional Rent or any other item of Rental with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations against Tenant or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver shall be in writing and shall be signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the Rental then due and payable shall be deemed to be other than on account of the earliest item(s) of Rental, or as Landlord may elect to apply the same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance due of the Rental or pursue any other remedy in this Lease provided. This Lease (and the Consent) contain the entire agreement between the parties and all prior negotiations and agreements are merged herein. Any executory agreement hereafter made shall be ineffective to change, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, discharge or abandonment is sought.
ARTICLE 25
WAIVER OF TRIAL BY JURY
     Section 25.1. Landlord and Tenant shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, whether during or after the Term, or for the enforcement of any remedy under any statute, emergency or otherwise. If Landlord shall commence any summary proceeding against Tenant, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant or Landlord.
ARTICLE 26
INABILITY TO PERFORM
     Section 26.1. This Lease and the obligation of Tenant to pay Rental hereunder and to perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of Landlord’s obligations under this Lease, expressly or implicitly to be performed by Landlord, or because Landlord is unable to make or is delayed in making any repairs, additions, alterations, improvements or decorations, or is unable to supply or is delayed in supplying any services, equipment or fixtures, if Landlord is prevented from or delayed in so doing by reason of acts of God, casualty, strikes or labor troubles, accident, acts of war, terrorism, bioterrorism ( i.e., the release or threatened release of an airborne agent that may adversely affect the Building or its occupants), governmental preemption in connection with an emergency, Requirements, conditions of supply and demand which have been or are affected by war, terrorism, bioterrorism or other emergency, or any other cause whatsoever, whether similar or dissimilar to the foregoing, beyond Landlord’s reasonable control (“Unavoidable Delays”).
ARTICLE 27
BILLS AND NOTICES
     Section 27.1.
          (A) Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Lease (“Notice(s)”) shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (against a signed receipt), by a recognized overnight courier service (with a signed receipt) or if deposited in a securely fastened, postage prepaid envelope in a depository that is regularly maintained by the U.S. Postal Service, sent by registered or certified mail (return receipt requested) and in any case addressed:
     if to Tenant at Tenant’s address set forth on the first page of this Lease, Attention: General Counsel, or at any place where Tenant or any agent or employee of Tenant may be found if given subsequent to Tenant’s vacating, deserting, abandoning or surrendering such address, with simultaneous copies as follows:
(i)	Waterfront Media, Inc. 45 Main Street Brooklyn, New York 11201 Attention: Chief Financial Officer
and in the case of Notices of default:
(ii)	Davis & Gilbert LLP 1740 Broadway New York, New York 10019 Attention: Neal Klausner, Esq.
     if to Landlord, at Landlord’s address set forth in this Lease, Attention: Senior Vice President of Commercial Real Estate Leasing, with simultaneous copies to each of:
(i)	The Rector Church-Wardens and Vestrymen of Trinity Church in the City of New York 75 Varick Street, 2nd Floor New York, New York 10013 Attention: General Counsel

(ii)	Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Attention: Raymond A. Sanseverino, Esq.,

and

(iii)	any Mortgagee or Lessor who may have requested the same, by Notice given in accordance with the provisions of this Article 27, at the address designated by such Mortgagee or Lessor.
          Landlord or Tenant may designate new address(es) by notice given to the other in accordance with the provisions of this Article 27.

          (B) Notices shall be deemed to have been rendered or given (i) on the Business Day delivered, if delivered by hand or by recognized overnight courier service, prior to 5:00 p.m. of such Business Day, or if delivered on a day other than a Business Day or after 5:00 p.m. on any day, then on the next Business Day following such delivery, or (ii) three (3) Business Days after the date mailed, if mailed as provided in Section 27.1(A). Notice given by counsel for either party on behalf of such party or by the Manager on behalf of Landlord shall be deemed valid notices if addressed and sent in accordance with the provisions of this Article.
     Section 27.2. Notwithstanding the provisions of Section 27.1, (i) Notices requesting services for Overtime Periods pursuant to Article 28 may be given by delivery to the Building superintendent or any other person in the Building designated by Landlord to receive such Notices and (ii) bills may be rendered by delivering them to Tenant at the Premises without the necessity of a receipt, and without providing a copy of Landlord’s Statements or bills to any other party. At the end of the Term, Tenant shall advise Landlord of Tenant’s forwarding address.
ARTICLE 28

SERVICES AND EQUIPMENT
     Section 28.1. Landlord shall, at Landlord’s expense (except as otherwise noted below):
          (A) Provide passenger elevator service to the Premises on Business Days during Operating Hours and, subject to Section 28.3, have one (1) passenger elevator on call at all other times. Tenant agrees that Landlord may, at its election, install elevators with or without operators and may change the same from time to time.
          (B) Provide non-exclusive access to the Building’s freight elevator(s) serving the Premises (both during the Term and during construction of the Initial Alterations) on call on a “first come, first served” basis on Business Days during Operating Hours without additional charge to Tenant; and on a reservation, “first come, first served” basis from 6:00 p.m. to 8:00 a.m. on Business Days and at any time on days other than Business Days (such periods, hereinafter “Overtime Periods”), with a minimum block of four (4) consecutive hours to be reserved during such Overtime Periods (to the extent that such minimum time period is required under the applicable union contract(s) applicable to the Building) at Landlord’s standard rates, which amounts shall be payable to Landlord as Additional Rent. Notwithstanding the foregoing, provided Tenant has scheduled such use with Landlord, Tenant may use a freight elevator during Overtime Periods for Tenant’s initial move into the Premises, and Landlord will waive the first $4,000 in such freight elevator charges. Such use may occur during the term of the Sublease.
          (C) Provide non-exclusive access to the Building’s loading docks on a “first come, first served” basis on Business Days during Operating Hours without additional charge; and on a reservation, “first come, first served” basis during Overtime Periods.
          (D) Furnish to the Premises, through the HVAC System, during Operating Hours on Business Days condenser water to operate the Building HVAC System serving the

Premises, from April 15 through October 15, and heat or ventilation (as needed) to heat the Premises during the cold season; provided that Tenant shall draw and close the draperies or blinds for the windows of the Premises whenever the ventilation or air-conditioning system is in operation and the position of the sun so requires and shall, at all times, reasonably cooperate with Landlord and abide by all of the Rules and Regulations which Landlord may reasonably prescribe for the proper functioning of the HVAC System. The design of the air-conditioning equipment referred to in Article 38 of this Lease is capable of operating in accordance with the following specifications, subject to Tenant’s design of the Premises, including the duct work, and distribution of such HVAC within the Premises:
          Outdoor Design Conditions
          Summer: 95ºF DB and 75ºF WB
          Winter: 10ºF DB
          Interior Design Conditions
          Summer: 74ºF DB (+/-2ºF) max; no humidity control
          Winter: 72ºF DB (+/-2ºF); no humidity control
          Tenant expressly acknowledges that some or all windows are or may be hermetically sealed and will not open and Landlord makes no representation as to the habitability of the Premises at any time the HVAC System is not in operation. Tenant hereby expressly waives any claims against Landlord arising out of the cessation of operation of the HVAC System, or the suitability of the Premises when the same is not in operation, whether due to normal scheduling or the reasons set forth in Section 28.3. Landlord will not be responsible for the failure of the HVAC System if such failure results from the occupancy of the Premises by more than an average of one person for each 100 square feet of usable area or if Tenant uses in excess of the electrical demand load permitted under Article 4. If Tenant occupies the Premises at an occupancy rate of greater than that for which the HVAC System was designed (1 person per 100 square feet of usable area), or uses in excess of the electrical demand load permitted under Article 4, or if Tenant’s partitions are arranged in such a way as to interfere with the normal operation of the HVAC System, Landlord may elect to make changes to the HVAC System or the ducts through which it operates required by reason thereof, and the cost thereof shall be reimbursed by Tenant to Landlord as Additional Rent within thirty (30) days after presentation of a bill therefor. Subject to the provisions of Article 16, Landlord, throughout the Term, shall have free access to all mechanical installations of Landlord, including but not limited to air-cooling, fan, ventilating and machine rooms and electrical closets, and Tenant shall not construct or place partitions, furniture or other obstructions that may interfere with Landlord’s free access thereto or the proper functioning of Building Systems, or interfere with the moving of Landlord’s equipment to and from the enclosures containing said installations. Neither Tenant nor its agents, employees or contractors shall at any time enter the said enclosures or tamper with, adjust, touch or otherwise in any manner affect said mechanical installations. Landlord’s obligations under this Section 28.1 and under Section 28.2 are subject to applicable Laws that may limit the hours or the extent to which Landlord is permitted to supply HVAC. The foregoing provisions are not intended to be construed to relieve Landlord from liability to Tenant resulting from Landlord’s negligence or willful misconduct.
          (E) Furnish cold water for ordinary drinking, cleaning and lavatory purposes and domestic hot water to the core restrooms in the Premises. If Tenant requires, uses or consumes water for any other purposes, Tenant agrees that Tenant shall install a meter or meters or other means to measure Tenant’s water consumption, and Tenant further agrees to pay for the cost of the meter or meters and the installation thereof, and to pay for the maintenance of said meter equipment and/or to pay Landlord’s cost of other means of measuring such water consumption by Tenant. Tenant shall reimburse Landlord for the cost of all water consumed in excess of customary office use (including costs of generating hot water to Tenant’s equipment within the Premises, if applicable) as measured by said meter or meters or as otherwise measured, including sewer rents, as Additional Rent within ten (10) days after bills are rendered.
          (F) (i) Provided Tenant shall keep the Premises in order, cause the Premises, excluding any portions thereof used as security areas or used as a separate room for the storage, preparation, service or consumption of food or beverages, to be cleaned on Business Days in accordance with the cleaning specifications annexed to this Lease as Schedule E. If, however, any additional cleaning of the Premises is to be done by Tenant, it shall be done at Tenant’s sole expense, in a manner reasonably satisfactory to Landlord and no one other than persons approved by Landlord shall be permitted to enter the Premises or the Building for such purpose. Tenant shall pay to Landlord the cost of removal of any of Tenant’s refuse and rubbish from the Premises and the Building (i) to the extent that the same, in any one day, exceeds the average daily amount of refuse and rubbish usually attendant upon the use of such Premises as offices, as described and included in Landlord’s cleaning contract for the Building or recommended by Landlord’s cleaning contractor, and (ii) related to or deriving from the preparation or consumption of food or drink. Bills for the same shall be rendered by Landlord to Tenant at such time as Landlord may elect and shall be due and payable as Additional Rent within ten (10) days after the time rendered. Tenant shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by vermin, rodents or roaches, whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises or the Building for the purpose of providing such extermination services, unless such persons have been approved by Landlord.
               (ii) In addition to the requirements of Section 28.1(F)(i), Tenant shall, at its sole cost and expense, comply with all Requirements with respect to the recycling or sorting of refuse and rubbish, and, without limiting the generality of the foregoing, (a) shall recycle spent products, including toner cartridges, copier drums and fluorescent tubes, and (b) shall provide facilities in the premises for separate storage and recycling of each of the following: (x) paper products and cardboard, (y) aluminum, glass and plastic, and (z) food wastes and so-called “wet garbage”. Tenant shall arrange and require its employees working in the Premises to participate in annual training regarding recycling and shall participate in Landlord-sponsored training programs regarding recycling. Landlord reserves the right to refuse to collect or accept from Tenant any refuse or rubbish which is not separated and sorted as required and to require Tenant to arrange for such collection, at Tenant’s sole cost and expense, using a contractor reasonably satisfactory to Landlord.

          (G) If the “sprinkler system” installed in the Building or any of its appurtenances are damaged or injured or not in proper working order by reason of any act or omission of Tenant or of Persons Within Tenant’s Control, Tenant shall forthwith restore the same to good working condition at Tenant’s expense; and if the New York Board of Fire Underwriters or the New York Insurance Rating Organization or any Government Authority requires or recommends that any changes, modifications, alterations or additional sprinkler heads or other equipment be made or supplied by reason of Tenant’s business, or the location of the partitions, trade fixtures, or other contents of the Premises, Landlord shall, at Tenant’s expense, promptly make and supply such changes, modifications, alterations, additional sprinkler heads or other equipment (pursuant to submission of necessary engineering plans and specifications for Landlord’s approval).
          (H) Subject to the Rules and Regulations, Tenant shall have access to the Premises twenty-four (24) hours per day seven (7) days per week.
     Section 28.2. In furtherance of and without limiting the provisions of Section 28.1(D) hereof, the Fixed Rent does not reflect or include any charge to Tenant for the furnishing of HVAC to the Premises during Overtime Periods. Accordingly, if Landlord furnishes HVAC to the Premises at the request of Tenant during Overtime Periods, Tenant shall pay Landlord Additional Rent for such services at Landlord’s standard rates. Landlord’s service charges as of the date of this Lease are annexed hereto as Schedule I. Landlord shall not be required to furnish any such services during any Overtime Periods unless Landlord has received advance notice from Tenant requesting such services prior to 2:00 p.m. of the day upon which such services are requested or by 2:00 p.m. of the last preceding Business Day if such Overtime Periods are to occur on a day other than a Business Day. If Tenant fails to give Landlord such advance notice, then failure by Landlord to furnish or distribute any such services during such Overtime Periods shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business or otherwise.
     Section 28.3. (A) Landlord reserves the right to stop the furnishing of the Building services and to stop service of the Building Systems, when necessary, by reason of accident, or emergency, or for Alterations in the judgment of Landlord desirable or necessary to be made, until said Alterations shall have been completed; and Landlord shall have no responsibility or liability for failure to supply air-conditioning, ventilation, heat, elevator, plumbing, electric, or other services during said period or when prevented from so doing by strikes, lockouts, labor troubles, difficulty of obtaining materials, accidents or by any cause beyond Landlord’s reasonable control, or by Requirements or failure of electricity, water, steam, coal, oil or other suitable fuel or power supply, or inability by exercise of reasonable diligence to obtain electricity, water, steam, coal, oil or other suitable fuel or power. No diminution or abatement of rent or other compensation shall or will be claimed by Tenant as a result therefrom, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of such interruption, curtailment or suspension, nor shall the same constitute an actual or constructive eviction. Without limiting events that may constitute “any cause beyond Landlord’s reasonable control,” the following are items which Landlord and Tenant agree are beyond Landlord’s reasonable control:

               (1) Lack of access to the Building or the Premises (which shall include, but not be limited to, the lack of access to the Building or the Premises when it or they are structurally sound but inaccessible due to evacuation of the surrounding area or damage to nearby structures or public areas);
               (2) any cause outside the Building;
               (3) Reduced air quality or other contaminants within the Building that would adversely affect the Building or its occupants (including, but not limited to, the presence of biological or other airborne agents within the Building or the Premises);
               (4) Disruption of mail and deliveries to the Building or the Premises resulting from a casualty;
               (5) Disruption of telephone and telecommunications services to the Building or the Premises resulting from a casualty; or
               (6) Blockages of any windows, doors, or walkways to the Building or the Premises resulting from a casualty.
          (B) If, without the fault or neglect of Tenant or any Persons Within Tenant’s Control, a material portion of the Premises is rendered Untenantable for a period of five (5) consecutive Business Days by reason of any stoppage or interruption of (i) any Landlord’s services referred to in Sections 28.1(A) to ( F) above or (ii) any electricity to the Premises, due, in any case referred to in the preceding clauses (i) and (ii), to Landlord’s repair or failure to repair any Building facilities and systems or electrical risers that Landlord is required under this Lease to repair and for reasons other than Unavoidable Delays and after Tenant shall have given Landlord Notice of said event, then for the period commencing on the sixth (6th) consecutive Business Day that such material portion of the Premises is Untenantable and Tenant shall have given Landlord notice of the same, Fixed Rent and Escalation Rent shall be appropriately abated for so much of the Premises as shall be so Untenantable. The abatement of Fixed Rent and Escalation Rent under this Section 28.3(B) shall be Tenant’s sole remedy in the event such material portion of the Premises is so rendered Untenantable. “Untenantable” means that Tenant shall be unable to occupy, and shall not be occupying, the Premises or the applicable portion thereof. Nothing contained in this Section 28.3(B) shall be deemed to grant Tenant any rent abatement for an interruption or stoppage in electricity to the Premises arising by reason of any cause emanating from outside the Building (including a failure by the electric service provider to supply electricity to the Building). Further, nothing contained in this Section 28.3(B) is intended to, or shall be deemed to, make any event described in or contemplated by Articles 13, 14 or 26 or Section 28.3(A)(1) to (6) a failure of Landlord to provide any of Landlord’s services.
     Section 28.4. Tenant agrees to reasonably cooperate with Landlord, and to abide by all reasonable requirements which Landlord may prescribe, to ensure the most effective and energy-efficient operation of the Building, and for the proper protection and functioning of its Building Systems and the furnishing of the Building services. Tenant further agrees to cooperate with Landlord in any conservation effort pursuant to a program or procedure promulgated or recommended by the public utility serving the Building, or ASHRAE or any Requirements.

     Section 28.5. Landlord shall have no obligation to clean, repair, replace or maintain any “private” plumbing fixtures or facilities ( i.e., plumbing fixtures and facilities other than those that would be the common toilets in a multi-tenant floor) or the rooms in which they are located.
ARTICLE 29
PARTNERSHIP TENANT
     Section 29.1. If Tenant is a partnership, or is comprised of two (2) or more persons, individually or as co-partners of a partnership (any such partnership and such persons are referred to in this Article 29 as “Partnership Tenant”), or if Tenant’s interest in this Lease shall be assigned to a Partnership Tenant, the following provisions shall apply to such Partnership Tenant: (a) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by (i) any written agreement that may hereafter be executed by Partnership Tenant or any successor entity, changing, extending or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to Landlord, and (ii) any Notices that may hereafter be given by Partnership Tenant or by any of the parties comprising Partnership Tenant; and (b) any Notices given or rendered to Partnership Tenant or to any of such parties shall be binding upon Partnership Tenant and all such parties.
ARTICLE 30
VAULT SPACE
     Section 30.1. Notwithstanding anything contained in this Lease or indicated on any sketch, blueprint or plan, any vaults, vault space or other space outside the boundaries of the Real Property are not included in the Premises. Landlord makes no representation as to the location of the boundaries of the Real Property. All vaults and vault space and all other space outside the boundaries of the Real Property which Tenant may be permitted to use or occupy are to be used or occupied under a revocable license, and if any such license is revoked, or if the amount of such space is diminished or required by any Government Authority or by any public utility company, such revocation, diminution or requisition shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord. Any fee, tax or charge imposed by any Government Authority for any such vaults, vault space or other space occupied by Tenant shall be paid by Tenant.
ARTICLE 31
SIGNS
     Section 31.1. Tenant shall have the right to maintain identifying signage on the entrance door to the Premises. Promptly following the commencement of the term of the Sublease, Landlord, at Landlord’s cost, shall install directional signage in the elevator lobby on the sixteenth (16th) floor of the Building. Notwithstanding the foregoing, the location, size, materials, quality, design, color and lettering of any signs desired by Tenant (whether or not contemplated by the preceding sentence) shall be subject to the prior approval of Landlord

(which shall not be unreasonably withheld) and shall be in compliance with the standards set forth in the Building’s Rules and Regulations and Tenant Alteration Guidelines.
ARTICLE 32
BROKER
     Section 32.1. Landlord represents and warrants to Tenant that Landlord has not dealt with any broker or Person in connection with this Lease other than the Broker. Tenant represents and warrants to Landlord that Tenant has not dealt with any broker or Person in connection with this Lease other than the Broker. The execution and delivery of this Lease shall be conclusive evidence that the parties have relied upon the foregoing representation and warranty. Landlord and Tenant shall indemnify and hold harmless the other party from and against any and all claims for commission, fee or other compensation by any Person (other than the Broker with respect to Tenant’s indemnity to Landlord) who claims to have dealt with the indemnitor in connection with this Lease and for any and all costs incurred by the indemnitee in connection with such claims, including, without limitation, attorneys’ fees and disbursements. Landlord shall pay Broker its commission pursuant to separate agreement. This provision shall survive the expiration or earlier termination of this Lease.
ARTICLE 33
INDEMNITY
     Section 33.1. Tenant shall indemnify and save harmless the Indemnitees from and against (a) all third party claims of whatever nature against the Indemnitees arising from any act, omission or negligence of Tenant or Persons Within Tenant’s Control, (b) all claims against the Indemnitees arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring in or about the Premises during the Term or during Tenant’s occupancy of the Premises, unless and to the extent caused by the act, omission or negligence of Landlord or its principals, officers and employees, (c) all claims against the Indemnitees arising from any accident, injury or damage occurring outside of the Premises but anywhere within or about the Real Property, where such accident, injury or damage results or is claimed to have resulted from an act, omission or negligence of Tenant or Persons Within Tenant’s Control, and/or (d) any breach, violation or non-performance of any covenant, condition or agreement contained in this Lease to be fulfilled, kept, observed and performed by Tenant. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof, and all collection costs (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Landlord in enforcing this indemnity provision against Tenant.
     Section 33.2. Except to the extent otherwise expressly limited in this Lease, Landlord shall indemnify and save Tenant harmless from and against (a) all claims of whatever nature against Tenant and its shareholders, officers, directors, employees, agents and contractors (“Tenant Indemnitees”) arising from any willful misconduct or negligence of Landlord or its agents, servants, contractors, licensees or employees, or the Manager, and/or (b) any breach, violation or non-performance of any covenant, condition or agreement contained in this Lease to be fulfilled, kept, observed and performed by Landlord. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind of nature (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in or in connection with any such claims or proceeding brought thereon, and the defense thereof, and all collection costs (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Tenant in enforcing this indemnity provision against Landlord.
     Section 33.3. If any claim, action or proceeding is made or brought against any Indemnitee, against which claim, action or proceeding Tenant is obligated to indemnify such Indemnitee pursuant to the terms of this Lease, then, upon demand by the Indemnitee, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnitee’s name, if necessary, by such attorneys as the Indemnitee may select, including, without limitation, attorneys for the Indemnitee’s insurer. The provisions of this Article 33 shall survive the expiration or earlier termination of this Lease.
ARTICLE 34
ADJACENT EXCAVATION; SHORING
     Section 34.1. If an excavation shall be made upon land adjacent to the Building, or shall be authorized to be made, Tenant shall, upon reasonable advance notice, afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the walls of the Building from injury or damage and to support the same by proper foundations without any claim for eviction or constructive eviction, damages or indemnity against Landlord, or diminution or abatement of Rental, provided that Tenant continues to have access to the Premises.
ARTICLE 35
SECURITY DEPOSIT
     Section 35.1. Tenant has deposited with Landlord on the signing of this Lease the Security Deposit either by cash or by Letter of Credit (as defined and further described in Section 35.2), as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease. Tenant agrees that in the event (i) of the occurrence of an Event of Default or (ii) Tenant has defaulted in the performance of any of its obligations under this Lease, including the payment of any item of Rental, and the transmittal of a Notice of default by Landlord is barred by applicable law, Landlord may draw the applicable portion of the cash Security Deposit or the entire amount of the Letter of Credit and use, apply or retain the whole or any part of such proceeds, to the extent required for the payment of any Fixed Rent, Escalation Rent, or any other sum as to which Tenant is in default, or for any sum that Landlord may expend or may be required to expend by reason of the default (including any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord). If

Landlord applies or retains any portion or all of the proceeds of the Security Deposit, Tenant shall forthwith restore the amount so applied or retained by delivering additional cash or an additional or new Letter of Credit so that, at all times, the amount of the Security Deposit shall be the amount set forth on the Reference Page. Provided there is no uncured default upon the expiration or sooner termination of this Lease, any balance of the Security Deposit held by Landlord and not used, applied or retained by Landlord as above provided, and any remaining Letter of Credit, shall be returned to Tenant within 30 days after the Fixed Expiration Date and after delivery of possession of the entire Premises to Landlord in accordance with the terms of this Lease. If Tenant delivered a cash Security Deposit upon execution hereof, Tenant may, at any time during the Term, substitute same with a Letter of Credit.
     Section 35.2. Any Letter of Credit delivered by Tenant shall be a clean, irrevocable and unconditional letter of credit (such letter of credit, and any replacement thereof as provided herein, is called a “Letter of Credit”) issued and drawn upon any commercial bank reasonably approved by Landlord (“Issuing Bank”), which Letter of Credit shall have a term of not less than one year, be in form and content satisfactory to Landlord, be for the account of Landlord and be in the amount of the Security Deposit set forth in the Reference Page. Any Issuing Bank that has a combined capital, surplus and undivided profits of at least $500 million and a financial strength rating of at least “A” and a long-term debt rating of at least “Aa”, as published by Moody’s Investors Services, Inc., or its successor (collectively, the “Issuing Bank Criteria”) is deemed approved. If at any time during the Term, the Issuing Bank does not maintain the Issuing Bank Criteria, then Landlord may so notify Tenant and, unless Tenant delivers a replacement Letter of Credit from another bank meeting the Issuing Bank Criteria within 30 days after receipt of such notice, Landlord may draw the full amount of the Letter of Credit and hold the proceeds as a cash security deposit in accordance with all Laws. The Letter of Credit shall provide that:
          (A) The Issuing Bank shall pay to Landlord or its duly authorized representative an amount up to the face amount of the Letter of Credit upon presentation of the Letter of Credit and a sight draft in the amount to be drawn;
          (B) The Letter of Credit shall be deemed to be automatically renewed, without amendment, for consecutive periods of one year each during the Term, unless the Issuing Bank sends written notice (the “Non-Renewal Notice”) to Landlord by certified or registered mail, return receipt requested, at least thirty (30) days prior to the expiration date of the Letter of Credit, to the effect that it elects not to have such Letter of Credit renewed;
          (C) The Letter of Credit delivered in respect of the last year of the Term shall have an expiration date of not earlier than sixty (60) days after the Fixed Expiration Date; and
          (D) The Letter of Credit shall be transferable by Landlord as provided in Section 35.4.
     Section 35.3. If Landlord receives a Non-Renewal Notice and Tenant fails to deliver a replacement Letter of Credit within ten (10) days thereafter, Landlord shall have the right to draw the entire amount of the Letter of Credit and to hold the proceeds as a cash Security Deposit. Landlord shall release such proceeds to Tenant upon delivery to Landlord of a replacement Letter of Credit complying with the terms hereof.

     Section 35.4. In the event of the sale or lease of the Building or the Real Property, Landlord shall have the right to transfer the Security Deposit on notice to Tenant, without charge for such transfer, to the purchaser or lessee, and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit. In such event, Tenant agrees to look solely to the new Landlord for the return of said Security Deposit. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new Landlord. Tenant shall execute such documents as may be necessary to accomplish such transfer or assignment of the Letter of Credit.
     Section 35.5. Tenant covenants that it will not assign or encumber, or attempt to assign or encumber, the Security Deposit held hereunder, and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance. In the event that any bankruptcy, insolvency, reorganization or other debtor-creditor proceedings shall be instituted by or against Tenant, its successors or assigns, or any guarantor of Tenant hereunder, the security shall be deemed to be applied to the payment of the Fixed Rent and Additional Rent due Landlord for periods prior to the institution of such proceedings and the balance, if any, may be retained by Landlord in partial satisfaction of Landlord’s damages.
     Section 35.6. (A) Tenant has delivered a cash security deposit of $300,000 to CT under the Sublease (the “CT Security”). Pursuant to the Consent, on or before the first day of November in each of 2010, 2011, 2012 and 2013, CT shall deliver a portion of the CT Security equal to $75,000 to Landlord, which amounts shall be included in the Security Deposit and shall be held and disbursed by Landlord in accordance with this Article 35. If (i) Tenant defaults under the Sublease, (ii) CT uses the CT Security on account of such default and (iii) CT does not deliver the applicable portion of the CT Security to Landlord due to Tenant’s failure to replenish the CT Security in accordance with the Sublease, such failure by Tenant shall constitute a default under this Lease. Upon the Commencement Date, if Landlord has not received the entire $300,000 CT Security due to Tenant’s default under the Sublease, Tenant shall be obligated to deliver to Landlord any deficiency and Tenant’s failure to do so shall constitute a default under this Lease.
          (B) Provided that no Event of Default shall have occurred and be continuing, Tenant may reduce the Security Deposit to the amount of $600,000 on November 1, 2014. Such reduction shall be effected either by Landlord paying Tenant the amount of the cash Security Deposit held by Landlord in excess of $600,000, on or before November 15, 2014, or if Landlord is then holding a Letter of Credit, by Tenant exchanging a replacement Letter of Credit in the reduced amount for the existing Letter of Credit, or by the Issuing Bank delivering an amendment to the Letter of Credit reducing the amount thereof, which Landlord shall promptly countersign or authorize in writing, if requested.
     Section 35.7. Any cash Security Deposit shall be deposited in a segregated interest bearing account in a bank selected by Landlord and any interest earned on the Security Deposit, less than 1% per annum administrative fee (but not to exceed the actual interest thereon) which shall be retained by Landlord, shall be added to the Security Deposit on Tenant’s behalf. Landlord makes no representations regarding the rate of return that shall be earned on the Security Deposit.

ARTICLE 36
RENT REGULATION
     Section 36.1. If at any time or times during the Term of this Lease, the Rental reserved in this Lease is not fully collectible by reason of any Requirement, Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may request and as may be legally permissible to permit Landlord to collect the maximum rents that may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved under this Lease). Upon the termination of such legal rent restriction (a) the Rental shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the remainder of the Term, and (b) Tenant shall pay to Landlord, if legally permissible, an amount equal to (i) the items of Rental that would have been paid pursuant to this Lease but for such legal rent restriction less (ii) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect. This provision shall survive the expiration or earlier termination of this Lease to the maximum enforceable extent.
ARTICLE 37
COVENANT OF QUIET ENJOYMENT
     Section 37.1. Landlord covenants that, upon Tenant paying the Fixed Rent and Additional Rent and observing and performing all the terms, agreements, covenants, provisions and conditions of this Lease on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises, subject nevertheless to the terms and conditions of this Lease, and provided, however, that no eviction of Tenant by reason of the foreclosure of any Mortgage now or hereafter affecting the Premises or by reason of any termination of any Superior Lease to which this Lease is subject and subordinate, whether such termination is effected by operation of law, by agreement or otherwise, shall be construed as a breach of this covenant nor shall any action by reason thereof be brought against Landlord, and provided further that this covenant shall bind and be enforceable against Landlord or any successor to Landlord’s interest, subject to the terms hereof, only so long as Landlord or any successor to Landlord’s interest, is in possession and is collecting rent from Tenant but not thereafter.
ARTICLE 38
LANDLORD’S WORK
     Section 38.1. Landlord, at its expense, shall perform the following work (“Landlord’s Work”):
          (A) (i) Remove a 15-ton air-cooled air-conditioning unit and enclosure from the north wall of the Premises and replace the window louver with a Building-standard window; (ii) remove a 20-ton water-cooled air-conditioning unit and enclosure on the east wall of the Premises; (iii) install a new 40-ton water-cooled unit in the mechanical equipment room in the Premises, to enable Landlord to provide the air-conditioning in accordance with the provisions of

Section 28.1(D) of this Lease; (iv) provide the supply and return duct within the mechanical room and through the wall dampers with a “boot” extending to the exterior of the mechanical room for Tenant connections; and (v) isolate the return opening in the wall above the existing café millwork so that it no longer feeds return air from the adjoining space into the Premises. The new air-conditioning unit shall exclusively serve the Premises. All associated duct work modifications outside of the mechanical room for distribution necessary as a result of such work shall be performed by Tenant, at its expense. All other existing base Building air-conditioning units serving the Premises shall be refurbished by Landlord (other than the unit serving the server room in the Premises). Landlord shall use commercially reasonable efforts to complete the foregoing work by January 31, 2010, as such date shall be extended, on a day for day basis, for each day that this Lease is not fully executed by August 31, 2009.
          (B) Upgrade the elevator corridor in the 16th floor of the Building after consultation with Tenant, including as to one of Landlord’s Building-standard paint colors. The carpeting in the corridor shall be substantially similar to the carpeting in the elevator corridor on the 12th floor of the Building.
          Landlord shall perform such Landlord’s Work promptly after the date of this Lease but Tenant acknowledges that Landlord’s Work shall not be completed prior to the commencement date of the term of the Sublease. Landlord shall perform Landlord’s Work diligently and in a workmanlike manner in accordance with Laws. Landlord and Tenant shall take commercially reasonable steps to coordinate the performance of Landlord’s Work and the performance by Tenant of the Initial Alterations so that neither party is delayed in the completion of its work. Landlord shall perform Landlord’s Work in accordance with the provisions of Section 7.3.
ARTICLE 39
MISCELLANEOUS
     Section 39.1. This Lease is presented for signature by Tenant and it is understood that this Lease shall not constitute an offer by or be binding upon Landlord or Tenant unless and until Landlord and Tenant shall have executed and delivered a fully executed copy of this Lease to the other.
     Section 39.2. The obligations of Landlord under this Lease shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord under this Lease thereafter arising, provided the transferee shall assume or be deemed to have assumed (either expressly or by operation of law), subject to the remaining provisions of this Section 39.2, all obligations of the Landlord under this Lease arising after the effective date of the transfer. Landlord shall forward to Tenant a copy of any written instrument pursuant to which the transferee assumed Landlord’s prospective obligations under this Lease. No trustee, partner, shareholder, director, officer, employee, or principal, direct or indirect, of Landlord,

(collectively, the “Parties”) shall have any direct or personal liability for the performance of Landlord’s obligations under this Lease, and Tenant shall look solely to Landlord’s Equity (as hereinafter defined) in the Real Property (and the proceeds derived therefrom) to enforce Landlord’s obligations hereunder and shall not otherwise seek any damages against Landlord personally or any of the Parties whatsoever. “Landlord’s Equity” as used in the preceding sentence, shall mean the lesser of: (i) the interest of Landlord in and to the Real Property and (ii) the interest that Landlord would have in the Real Property if it were encumbered by an indebtedness held by a Person in an amount equal to seventy five percent (75%) of the then-current fair market value of the Real Property (as such value of such interest is determined in good faith by Landlord). Tenant shall not look to any other property or assets of Landlord or any property or assets of any of the Parties in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.
     Section 39.3. Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Escalation Rent, Additional Rent or Rental, shall constitute rent for the purposes of Section 502(b)(7) of the Bankruptcy Code.
     Section 39.4. Neither this Lease nor any memorandum of this Lease shall be recorded.
     Section 39.5. Except as otherwise expressly stated in this Lease, any consent or approval required to be obtained from Landlord may be granted by Landlord in its sole discretion. In any instance in which Landlord agrees not to act unreasonably, Tenant hereby waives any claim for damages against or liability of Landlord that Tenant may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant, and Tenant agrees that its sole remedy shall be an action or proceeding to enforce any related provision or for specific performance, injunction or declaratory judgment. If with respect to any required consent or approval Landlord is required by the express provisions of this Lease not to unreasonably withhold or delay its consent or approval, and if it is determined in any such proceeding referred to in the preceding sentence that Landlord acted unreasonably, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability whatsoever to Tenant for its refusal or failure to give such consent or approval. Tenant’s sole remedy for Landlord’s unreasonably withholding or delaying consent or approval shall be as provided in this Section 39.5 and in Section 39.22.
     Section 39.6.
          (A) Tenant represents and warrants that to its actual knowledge (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States Laws, regulation, or Executive Order of the President of the United States, (b) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by Laws or that this Lease is in violation of Laws, and (c) Tenant has implemented procedures, and will consistently apply those procedures, to ensure that the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by Laws or Tenant is in violation of Laws.
          (B) Tenant covenants and agrees (a) to comply with all Laws relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they no may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under this Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.
          (C) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Term shall be a material default of this Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of this Lease.
     In connection with this Lease or any proposed assignment of this Lease or sublease, Tenant shall provide to Landlord the names of the persons holding an ownership interest in Tenant or any proposed assignee or sublessee, as applicable, for purposes of compliance with Presidential Executive Order 13224 (issued September 24, 2001), as amended.
     Section 39.7. If Tenant shall remain in possession of the Premises after the Fixed Expiration Date, without the execution by both Tenant and Landlord of a new lease, Tenant, at the election of Landlord, shall be deemed to be occupying the Premises as a Tenant from month-to-month, at a monthly rental equal to one hundred fifty (150%) percent for the first 60 days and two hundred (200%) percent thereafter, of the aggregate Fixed Rent and Additional Rent payable during the last month of the Term, subject to all the other conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy. The acceptance of any holdover rental paid by Tenant pursuant to this Section 39.7 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding.
     Section 39.8. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. If any words or phrases in this Lease are stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Lease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Lease and no implication or inference shall be drawn from the fact that such words or phrases were stricken out or otherwise eliminated.

     Section 39.9. During the term of the Sublease and the Term of this Lease, Landlord shall make available to Tenant in any Building directory maintained by Landlord in the lobby of the Building (the “Directory”), Tenant’s Share of the total number of listings available, which listings may include subtenants occupying the Premises in accordance with the terms hereof. The initial listing shall be without charge to Tenant. From time to time, but not more frequently than once every six (6) months, Landlord shall revise the Directory to reflect such changes in the listings therein as Tenant may request, and Tenant within ten (10) days after demand by Landlord shall pay to Landlord, as Additional Rent, Landlord’s administrative charge for each requested revision.
     Section 39.10. Reserved.
     Section 39.11. If any of the provisions of this Lease, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby and shall remain valid and enforceable, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.
     Section 39.12. Landlord shall have the right to erect any gate, chain or other obstruction or to close off any portion of the Real Property to the public at any time to the extent necessary to prevent a dedication thereof for public use.
     Section 39.13. Tenant hereby represents to Landlord that it is not entitled, directly or indirectly, to diplomatic or sovereign immunity and Tenant agrees that in all disputes arising directly or indirectly out of this Lease Tenant shall be subject to service of process in, and the jurisdiction of the courts of, the State of New York. The provisions of this Section 39.13 shall survive the expiration of this Lease.
     Section 39.14. This Lease contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. This Lease may not be changed, abandoned or discharged, in whole or in part, nor may any of its provisions be waived except by a written agreement that (a) expressly refers to this Lease, (b) is executed by the party against whom enforcement of the change, abandonment, discharge or waiver is sought and (c) is permissible under the Mortgage(s) and the Superior Lease(s).
     Section 39.15. Any apportionment or prorations of Rental to be made under this Lease shall be computed on the basis of a three hundred sixty (360) day year, with twelve (12) months of thirty (30) days each.
     Section 39.16. This Lease shall be governed by the laws of the State of New York without regard to conflict of laws principles.
     Section 39.17. If Tenant is a corporation or a limited liability company or a limited liability partnership, Tenant hereby covenants, represents and warrants that Tenant is a duly incorporated or duly qualified (if foreign) and is authorized to do business in the State of New York (a copy of evidence thereof to be supplied to Landlord upon request); and that each person executing this Lease on behalf of Tenant is an officer or member or partner of Tenant and that he or she is duly authorized to execute, acknowledge and deliver this Lease to Landlord (a copy of a resolution to that effect to be supplied to Landlord upon request).
     Section 39.18. The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.
     Section 39.19. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.
     Section 39.20. Intentionally Omitted.
     Section 39.21. For the purposes of this Lease and all agreements supplemental to this Lease, unless the context otherwise requires:
          (A) The words “herein”, “hereof”, “hereunder” and “hereby” and words of similar import shall be construed to refer to this Lease as a whole and not to any particular Article or Section unless expressly so stated.
          (B) Tenant’s obligations hereunder shall be construed in every instance as conditions as well as covenants, each separate and independent of any other terms of this Lease.
          (C) Reference to Landlord as having “no liability” or being “without liability” shall mean, except as otherwise expressly provided in this Lease, that Tenant shall not be entitled to terminate this Lease, or to claim actual or constructive eviction, partial or total, or to receive any abatement or diminution of rent, or to be relieved in any manner of any of its other obligations hereunder, or to be compensated for loss or injury suffered or to enforce any other right or liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises.
          (D) Reference to “termination of this Lease” or “expiration of this Lease” and words of like import includes expiration or sooner termination of this Lease and the Term and the estate hereby granted or cancellation of this Lease pursuant to any of the provisions of this Lease or to law. Upon the termination of this Lease, the Term and estate granted by this Lease shall end at noon on the date of termination as if such date were the Fixed Expiration Date, and neither party shall have any further obligation or liability to the other after such termination except (i) as shall be expressly provided for in this Lease, and (ii) for such obligations as by their nature under the circumstances can only be, or by the provisions of this Lease, may be, performed after such termination, and, in any event, unless expressly otherwise provided in this Lease, any liability for a payment (which shall be apportioned as of such termination) which shall have accrued to or with respect to any period ending at the time of termination shall survive the termination of this Lease.
          (E) Words and phrases used in the singular shall be deemed to include the plural and vice versa, and nouns and pronouns used in any particular gender shall be deemed to include any other gender.

          (F) The rule of “ejusdem generis” shall not be applicable to limit a general statement following or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned.
     Section 39.22. If Tenant desires to determine any dispute between Landlord and Tenant as to the reasonableness of Landlord’s decision to refuse to consent to any Alterations in accordance with the provisions of Article 6 or to any subletting or assignment in accordance with the provisions of Article 15, such dispute shall be settled and finally determined by arbitration in The City of New York in accordance with the following provisions of this Section. Within five Business Days following the giving of any notice by one party to the other stating that it wishes such dispute to be so determined, Landlord and Tenant shall each give notice to the other setting forth the name and address of an arbitrator designated by the party giving such notice. If either party shall fail to give notice of such designation within said five Business Days, then the arbitrator chosen by the other side shall make the determination alone. The two arbitrators shall designate a third arbitrator. If the two arbitrators shall fail to agree upon the designation of a third arbitrator within five Business Days after the designation of the second arbitrator, then either party may apply to the Supreme Court of the State of New York or to any other court having jurisdiction, for the designation of such arbitrator. All arbitrators shall be persons who shall have had at least ten years of continuous experience in the business of owning or managing real estate in the Borough of Manhattan, The City of New York. The three arbitrators shall conduct such hearings as they deem appropriate, making their determination in writing and giving notice to Landlord and Tenant of their determination as soon as practicable, and if possible, within five Business Days after the designation of the third arbitrator; the concurrence of any two of said arbitrators shall be binding upon Landlord and Tenant, or, in the event no two of the arbitrators shall render a concurrent determination, then the determination of the third arbitrator designated shall be binding upon Landlord and Tenant. Judgment upon any award rendered in any arbitration held pursuant to this Section shall be final and binding upon Landlord and Tenant, whether or not a judgment shall be entered in any court. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Section, including the expenses and fees of any arbitrator selected by it in accordance with the provisions of this Section, and the parties shall share all other expenses and fees of any such arbitration. The arbitrators shall be bound by the provisions of this Lease, and shall not add to, subtract from or otherwise modify such provisions.
ARTICLE 40
OPTION TO RENEW
     Section 40.1. (A) Provided that both at the time of the exercise of the Renewal Option (as hereinafter defined) and at the time of the commencement of the Renewal Term: (i) this Lease shall be in full force and effect; (ii) there shall not then be existing an Event of Default under this Lease; and (iii) Tenant and its affiliates shall be in physical occupancy of at least 75% of the rentable area of the Premises, Tenant shall have one (1) option to extend the Term of this Lease (the “Renewal Option”), for the Renewal Term, on the terms of this Lease (except as set forth below). The Renewal Term shall commence on the day following the Fixed Expiration Date and shall expire on the fifth (5th) anniversary of the Fixed Expiration Date. The Renewal Option shall be exercisable by written notice (the “Renewal Notice”) to Landlord given not earlier than eighteen (18) months, nor later than twelve (12) months (time being of the essence), prior to the Fixed Expiration Date (and taking into account the extension of the Fixed Expiration Date, if applicable, pursuant to Article 41). Notwithstanding the first sentence of this Section 40.1, Landlord, in its sole discretion, may waive any default by Tenant and no such default may be used by Tenant to negate the effectiveness of Tenant’s exercise of the Renewal Option.
          (B) The Renewal Term shall constitute an extension of the Term of this Lease and shall be upon all of the same terms and conditions as the existing Term, except that, (i) during the Renewal Term there shall be no further option to renew the Term of this Lease, (ii) Landlord shall not be required to furnish any materials or perform any work to prepare the Premises for Tenant’s continued occupancy during the Renewal Term and Landlord shall not be required to reimburse Tenant for any Alterations made or to be made by Tenant during or in preparation for the Renewal Term, and (ii) the Fixed Rent for the Renewal Term shall be payable at a rate per annum equal to 95% of the Fair Rental Value of the Premises as of the first day of the Renewal Term.
     Section 40.2. If Tenant has given the Renewal Notice in accordance with Section 40.1, the parties shall endeavor to agree upon the Fair Rental Value of the Premises, as of the commencement date of the Renewal Term. In the event that the parties are unable to agree upon the Fair Rental Value for the Renewal Term within six (6) months prior to the first day of the Renewal Term, then the same shall be determined as follows: Landlord, at Tenant’s request, shall notify Tenant of Landlord’s determination of the Fair Rental Value, which shall constitute the maximum that Landlord can subsequently claim is the Fair Rental Value of the Premises for the Renewal Term in any arbitration thereof (“Landlord’s Maximum Determination”). Within thirty (30) days after Landlord shall have given Tenant Landlord’s Maximum Determination (time being of the essence), Tenant shall notify Landlord whether Tenant disputes Landlord’s Maximum Determination and, if Tenant disputes Landlord’s Maximum Determination, Tenant shall set forth in such notice Tenant’s good faith determination of the Fair Rental Value of the Premises for the Renewal Term, which shall constitute the minimum that Tenant can subsequently claim is the Fair Rental Value for the Premises for the Renewal Term in any arbitration thereof (“Tenant’s Minimum Determination”). If Tenant fails to dispute Landlord’s Maximum Determination or to set forth Tenant’s Minimum Determination within the time period set forth above (time being of the essence), then Tenant shall be deemed to have accepted Landlord’s Maximum Determination as the Fair Rental Value for the Renewal Term.
     Section 40.3. If Tenant disputes Landlord’s determination of Fair Rental Value, and Landlord and Tenant fail to agree as to the amount thereof within thirty (30) days after the giving of Tenant’s Minimum Determination, then the dispute shall be resolved by arbitration as set forth in this Section 40.3. If the dispute shall not have been resolved on or before the first day of the Renewal Term, then pending such resolution, Tenant shall pay, as Fixed Rent for the Renewal Term, an amount equal to 95% of the average of Landlord’s Maximum Determination and Tenant’s Minimum Determination. Within thirty (30) days after the final determination of Fair Rental Value for the Renewal Term, Landlord and Tenant shall reconcile any overpayment or underpayment. Any dispute as to Fair Rental Value shall be determined as follows: A senior officer of a recognized New York City leasing brokerage firm (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the American

Arbitration Association (“AAA”). The Baseball Arbitrator selected by the parties or designated by the AAA shall not have been employed by Landlord or Tenant during the previous five (5) year period and shall have at least ten (10) years experience in the leasing of Premises in the immediate vicinity of the Building, comparable in size, location and quality to the Premises. Landlord and Tenant shall each submit to the Baseball Arbitrator and to the other its determination of the Fair Rental Value for the Renewal Term, as set forth above, which need not be Landlord’s Maximum Determination or Tenant’s Minimum Determination. The Baseball Arbitrator shall determine which of the two (2) rent determinations more closely represents the Fair Rental Value for the Renewal Term, taking into account all relevant factors, whether favorable to Landlord or Tenant. The Baseball Arbitrator may not select any other rental value for the Renewal Term other than one submitted by Landlord or Tenant. The determination of the Baseball Arbitrator shall be final and binding upon Landlord and Tenant and shall serve as the basis for the Fixed Rent payable for the Renewal Term and Landlord and Tenant each consents to the entry of judgment in any court based upon such determination. After a determination has been made of the Fair Rental Value, the parties shall execute and deliver an instrument setting forth the Fixed Rent for the Renewal Term, but the failure to so execute and deliver any such instrument shall not affect the determination of such Fixed Rent in accordance with this Article 40.
ARTICLE 41
EXPANSION OPTION
     Section 41.1. Provided that (i) this Lease shall be in full force and effect; (ii) there shall not then be existing an Event of Default under this Lease; (iii) Tenant and its affiliates shall be in physical occupancy of at least 75% of the rentable area of the Premises; and (iv) Viacom International Inc. (or its successor) has not previously exercised its expansion right on the Expansion Space, Tenant shall have the one-time option (the “Expansion Option”) to lease the Expansion Space in accordance with the provisions of this Article 41. The leasing of the Expansion Space shall be upon all of the terms and conditions contained in this Lease, except as provided herein.
     Section 41.2. Landlord represents that the existing lease for the Expansion Space expires on January 31, 2015 and that Landlord shall not extend the term of such lease without Tenant’s consent so long as the Expansion Option is still in effect. Tenant may exercise the Expansion Option by notice to Landlord (the “Expansion Notice”) given on or before December 31, 2013 (time being of the essence with respect to Tenant’s obligation to exercise the Expansion Option by such date). Tenant’s Expansion Notice shall be accompanied by Tenant’s determination of the Fair Market Value of the Expansion Space (“Tenant’s Expansion Determination”), which shall constitute the minimum that Tenant can claim is the Fair Rental Value of the Expansion Space in any arbitration thereof. If Tenant shall timely exercise the Expansion Option in the manner set forth above, then on the date (the “Expansion Space Commencement Date”) on which Landlord delivers possession of the Expansion Space to Tenant, vacant, free of occupants and free and clear of any and all rights of any other tenants or occupants of the Building, the Expansion Space automatically shall be deemed to be and shall be added to and form part of the Premises under this Lease except (A) the Fixed Rent for the Expansion Space shall be 100% of the Fair Market Value of the Expansion Space (with no abatement of Fixed Rent), (B) Tenant’s Share for the Expansion Space shall be a fraction, expressed as a percentage, the numerator of which shall be the rentable square footage of the Expansion Space and the denominator of which shall be the rentable square footage of the Building then used by Landlord generally in new leases, (C) Tenant shall accept the Expansion Space in “as is” but broom clean condition, and (D) Landlord shall not be obligated to pay a Tenant Improvement Allowance with respect to the Expansion Space, provided all of the same is taken into account in determining Fair Market Value.
     Section 41.3. Within 30 days after receipt of the Expansion Notice and Tenant’s Expansion Determination, Landlord shall deliver to Tenant Landlord’s determination of the Fair Rental Value for the Expansion Space (“Landlord’s Expansion Determination”), if it disagrees with Tenant, which shall constitute the maximum that Landlord can claim is the Fair Rental Value for the Expansion Space in any arbitration thereof. If the parties fail to agree upon the Fair Market Value of the Expansion Space within thirty (30) days after the date of Landlord’s Expansion Determination, then the dispute shall be resolved by arbitration as set forth in Section 40.3, except Tenant’s Expansion Determination shall be substituted for Tenant’s Minimum Determination and Landlord’s Expansion Determination shall be substituted for Landlord’s Maximum Determination. If the dispute shall not have been resolved on or before the Expansion Space Commencement Date, then pending such resolution, Tenant shall pay, as Fixed Rent for the Expansion Space, an amount equal to the average of Landlord’s Expansion Determination and Tenant’s Expansion Determination. Within 30 days after the final determination of Fair Market Value, Landlord and Tenant shall reconcile any overpayment or underpayment.
     Section 41.4. If Tenant fails timely to give the Expansion Notice under this Article 41, then (i) Landlord may enter into one or more leases of the Expansion Space (or any portion thereof) with third parties on such terms and conditions as Landlord shall determine, (ii) the Expansion Option shall be null and void and of no further force and effect and Landlord shall have no further obligation to lease the Expansion Space (or any portion thereof) to Tenant and (iii) Tenant shall, as soon as reasonably practicable after demand by Landlord, execute an instrument reasonably satisfactory to Landlord and Tenant confirming Tenant’s waiver of, and extinguishing, the Expansion Option.
     Section 41.5. Promptly after the occurrence of the Expansion Space Commencement Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the Expansion Space in the Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the Expansion Space in the Premises in accordance with this Article 41.
     Section 41.6. If Landlord is unable to deliver possession of the Expansion Space to Tenant for any reason on or before the Expansion Space Commencement Date, the effective date such Expansion Space shall be deemed to be part of the Premises shall be the date on which Landlord is able to so deliver possession and Landlord shall have no liability to Tenant therefor and this Lease shall not in any way be impaired. If an existing tenant of the Expansion Space holds over, Landlord shall commence and prosecute to conclusion an eviction action against such holdover tenant, to obtain possession of such Expansion Space. This Section 41.6 constitutes “an express provision to the contrary” within the meaning of Section 223-a of the New York

Real Property Law and any other law of like import now or hereafter in effect. Notwithstanding the foregoing, if Landlord is unable to deliver possession of the Expansion Space to Tenant within 180 days after the anticipated commencement date for such Expansion Space specified by Landlord after Tenant’s request therefor, Tenant, upon notice to Landlord given within fifteen (15) days after the expiration of such 180 day period (unless the commencement date for the Expansion Space shall have occurred prior to the giving of such notice), may withdraw its Expansion Notice and the Expansion Space shall not become part of the Premises.
     Section 41.7. Notwithstanding anything in this Article 41 to the contrary, if Landlord anticipates that the Expansion Space shall become vacant and free of the option of Viacom International Inc. (or its successors) prior to the scheduled Expansion Space Commencement Date, then Landlord may accelerate the Expansion Space Commencement Date by delivering a notice to Tenant advising it of the accelerated Expansion Space Commencement Date as well as specifying Landlord’s Expansion Determination for such Expansion Space. In such event, Tenant, if it wishes to exercise such option, shall do so by delivering to Landlord the Expansion Notice within 30 days of Landlord’s notice (time being of the essence with respect to Tenant’s obligation to give Tenant’s Expansion Notice by such date), and otherwise in accordance with this Article 41.
     Section 41.8. As a condition of Tenant’s exercise of the Expansion Option, the Term of this Lease shall be extended for a two year period so that the Fixed Expiration Date shall be October 31, 2020, upon all of the terms and conditions of this Lease. The Fixed Rent for such additional two year period (as such Fixed Rent shall be increased pursuant to Section 3.5 of this Lease) is set forth in Schedule C.
ARTICLE 42
ICIP PROGRAM
     Section 42.1. Landlord hereby notifies Tenant that Landlord has availed itself of certain exemptions and/or abatements of Taxes under the Industrial and Commercial Incentive Program (“ICIP”) in connection with the renovation of the Building, including any work to be performed by Landlord in the Premises. Tenant agrees to comply, and to cause its contractors and subcontractors performing Alterations in the Premises to comply, with all rules and regulations of the ICIP in effect from time to time, including, but not limited to, the filing requirements of the New York City Department of Finance (“DOF”) and the New York City Department of Small Business Services (“DSBS”) with respect to all Alterations performed by Tenant in the Premises and the Building. In connection therewith, all of Tenant’s construction managers, contractors and subcontractors employed in connection with the Alterations shall be required by Tenant to comply with DSBS requirements currently and hereinafter applicable to construction projects benefiting from the ICIP. Such compliance, as of the date hereof, includes the following: the submission and approval of a Construction Employment Report, attendance at a pre-construction conference with representatives of DSBS and adherence to the provisions of Article 22 of the ICIP Rules and Regulations, the provisions of the New York City Charter Chapter 13B and the provisions of Executive order No. 50 (1980) and cooperation with Landlord with respect to Landlord’s application to obtain the ICIP exemption and/or abatements and the implementation of the ICIP through the period that the program shall be in effect. Promptly following knowledge or receipt of notice of any failure of any contractor or subcontractor to comply with such contractual provisions regarding DSBS compliance, Tenant shall use all commercially reasonable efforts to enforce such contractual DSBS compliance obligations, including, without limitation, by way of termination of such contracts and/or subcontracts.
     Section 42.2. Prior to performing the Alterations, obtaining building permits in connection with the Alterations or executing an agreement with a contractor to perform the Alterations, Tenant shall direct its architect or engineer to prepare a narrative description of the project with a construction budget. In addition, Tenant shall, to the extent required by ICIP Rules and Regulations applicable to the Building (i) upon Landlord’s request and upon thirty (30) days notice to Tenant, report annually to Landlord the use of the Premises, number of workers permanently engaged in employment in the Premises, the nature of each worker’s employment, and to the extent applicable, the New York City residency of each worker, (ii) provide access to the Premises by employees and agents of the Department (as such term is defined in the ICIP rules and regulations) at all reasonable times, (iii) enforce the contractual obligations of Tenant’s construction managers, contractors, and subcontractors to comply with the DSBS requirements, (iv) timely submit required ICIP documentation which shall include copies of blueprints, plans, building permits, (v) furnish to Landlord (and cause its contractors and subcontractors to so furnish), simultaneously with the submission to any agency administering the ICIP, copies of all documents submitted by Tenant or required to be submitted by Tenant in connection with the ICIP (and cause its contractors and subcontractors to do the same) and (vi) submit to Landlord on completion of the Alterations, an architect’s letter of completion, a summary by trade of the costs incurred in the performance of such Alterations, certified by a reputable, independent certified public accountant. Tenant agrees to cause all such information and reports to be supplied within the time limits for submitting such information.
     Section 42.3. The ICIP imposes certain requirements with respect to construction managers, contractors and subcontractors performing Alterations in the Building. Tenant agrees that it shall use only those contractors that qualify under and satisfy the requirements of the ICIP.

     IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD: THE RECTOR, CHURCH-WARDENS AND VESTRYMEN OF TRINITY CHURCH IN THE CITY OF NEW YORK
By:	/s/ Jason Pizer
Jason Pizer
Director of Commercial Real Estate Leasing

By:	/s/ Carl Weisbrod
Carl Weisbrod
Executive Vice President

By:	/s/ Stephen Duggan
Stephen Duggan
Chief Financial Officer

TENANT: WATERFRONT MEDIA INC.
By:	/s/ Alan Shapiro
	Name:	Alan Shapiro
	Title:	Senior Vice President and General Counsel

Tenant’s Federal Employer Identification Number: 80 00362062

SCHEDULE A
FLOOR PLAN OF PREMISES

SCHEDULE B
TENANT ALTERATION GUIDELINES
1.	Purpose of Guidelines: The Tenant Alteration Guidelines were prepared to summarize the requirements for tenants performing alterations in their premises. They include process statements and turn-around times so that both Landlord and Tenant can proceed with expected outcomes.
2.	Landlord’s Written Consent Required for Tenant Alterations: Tenant shall make no Alterations in the Premises except in accordance with Article 6. In general, Landlord will not approve Alterations in instances where there is (are) outstanding Alteration projects that have not been completed with reasonable dispatch and for which New York City Department of Buildings sign-offs have not been obtained and delivered to Landlord.
3.	Tenant’s Written Notification to Landlord for Decorative Alterations: For Decorative Alterations, Tenant shall notify the Landlord in writing at least ten (10) days in advance of the work, but Landlord shall not be required to approve such work. However, access to the Building to perform such work is conditioned upon Tenant’s contractor providing acceptable evidence of insurance to Landlord.
4.	Landlord’s Written Consent for Tenant’s Architect, Engineer and Expediter: At the time that Tenant obtains Landlord’s written approval for the Alterations, Landlord will provide a list of approved engineers and expediters who have previously performed satisfactory work in Landlord’s buildings and who Landlord considers acceptable for future work. Landlord will consider Tenant’s written request for exceptions on a ease-by-case basis for engineers and expediters who are not presently approved.
5.	Landlord’s Written Consent for Tenant’s Contractors: At any time during the Alteration design process, Tenant shall obtain Landlord’s written approval of Tenant’s proposed contractors who will perform the construction work. In any event, the approved contractors must submit Certificates of Insurance to Landlord that meet Landlord’s then current insurance requirements for the construction of Alterations. Such requirements are typically different than the insurance required under the Lease. In addition, the contractors shall comply with Landlord’s Rules and Regulations and procedures regarding utility interruptions, construction deliveries, noise control and fire safety, among other requirements. A current copy of Landlord’s insurance requirements and a current copy of the Rules and Regulations will be provided to Tenant and the contractor at the time of Landlord’s approval of Tenant’s contractors.
6.	Landlord’s Written Approval of Plans and Specifications: Tenant shall submit fully-developed drawings and specifications, sealed and signed by an Architect and/or Engineer licensed to practice in New York State, to Landlord along with copies of the filings to the New York City Department of Buildings and any other Government Authority, as well as a project schedule, all in advance of the start of the construction work. Note that Landlord is required to sign all filings prior to submission to the New York City Department of Buildings and any other Government Authority. Landlord shall not approve schedules which do not reflect reasonable dispatch.
7.	Intentionally Omitted.
8.	Design, Construction or Schedule Changes: Tenant shall notify Landlord in writing of changes to the design, construction work or schedule and shall provide appropriate supportive documentation. Once a project extends beyond its original completion date, Tenant shall submit a written monthly update to Landlord showing the current project status and the new completion date.
9.	Project Completion: When the construction work has been completed and the Architect/Engineer has inspected such work to ensure that it is complete and meets the design intent, Tenant shall obtain and submit the following documents to Landlord:
•	Letters of Completion (unconditional sign-off) from the New York City Department of Buildings and any other Government Authority (one copy);

•	Controlled inspection reports, where applicable (three (3) sets);

•	Equipment Use Permits issued by the New York City Department of Buildings and any other Government Authority (3 copies of original);

•	One set of drawings, approved by the New York City Department of Buildings (perforated); and

•	“As-built” drawings (three (3) sets) including an electronic CAD version on CD-ROM.
10.	Spaces that are altered shall not be occupied until all life and fire safety systems are operational, as approved by the Architect/Engineer of Record.
11.	All communications regarding Tenant’s Alterations should be directed to:
Trinity Real Estate
Office of Design and Construction
75 Varick Street, 2nd Floor
New York, N.Y. 10013
Telephone 212-602-0815/fax 212-602-0729

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No other Landlord employees are authorized to receive, comment, or approve architects, engineers, designs contractors, equipment, plans, drawings, schedules or specifications.

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SCHEDULE C
FIXED RENT AND OPERATING EXPENSE PAYMENT

		Operating
Lease Year	Fixed Rent	Escalation	Escalated Rent
1	$1,274,245	$0	$1,274,245
2	$1,274,245	$38,227	$1,312,472
3	$1,383,466	$77,602	$1,461,068
4	$1,383,466	$121,434	$1,504,900
5	$1,383,466	$166,581	$1,550,047
6	$1,383,466	$213,082	$1,596,548
7	$1,383,466	$260,978	$1,644,444
     The first Lease Year commences on the Commencement Date and ends twelve months later. Lease Years 6 and 7 only apply if Tenant exercises the Expansion Option pursuant to Article 41.

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SCHEDULE D
FLOOR PLAN OF EXPANSION SPACE

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SCHEDULE E
CLEANING SPECIFICATIONS
A.	TENANT SUITES
1.	Nightly
a)	Carpeted floors: All carpeted floors will be swept nightly and vacuumed weekly using a high quality vacuum, moving all light furniture such as chairs and stands. All furniture will be replaced to its original position. Vacuum under all desks and large furniture where possible.

b)	Uncarpeted floors: All hard-surfaced floors will be dust-mopped nightly, using a treated dust mop, moving all light furniture. All furniture will be replaced to its original position. Dust-mop under all desks and large furniture where possible.

c)	Dusting and cleaning: Wipe all furniture tops, legs, rungs and sides within hands’ reach; wipe and disinfect telephones. Wipe all horizontal surfaces within reach, including window ledges, baseboards, ledges, molding and sills on glass and partitions. No feather dusters will be allowed. Papers or other personal items (i.e., pictures, keys, wallets, etc.) left on desk tops will not be moved.

d)	Furniture and Accessories: Dust, wipe clean and remove finger marks, if necessary, from all furniture, file cabinets, mapboards, and telephones using treated cloth.

e)	Trash Removal: Collect and remove wastepaper, waste material and cardboard boxes to designated area in or adjacent to the Premises.

f)	Miscellaneous:
i.	Scour, wash clean and disinfect all water fountains and coolers, emptying waste water as needed.

ii.	Once entering a suite, the door is to be locked.

iii.	Upon completion of all nightly chores, all lights shall be turned off, windows closed, doors locked and offices left in a neat and orderly condition.

2.	Quarterly
a)	High Dusting: Perform all high dusting throughout on a quarterly basis unless otherwise specified, including the following:
i.	Vacuum and dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning;

ii.	Dust all overhead pipes, sprinklers, ventilating and air-conditioning louvers and adjacent ceiling areas, ducts and other equipment items not reached in nightly cleaning;

iii.	Dust all venetian blinds and window frames; and

iv.	Wash all furniture glass.
B.	RESTROOMS (Including Tenant Suites)
1.	Nightly Cleaning:
a)	Walls and Metal Partitions: Damp wipe all metal toilet partitions and tiled walls, removing graffiti with care taken not to damage surfaces. All surfaces are to be wiped dry so that all wipe marks are removed and surface has a uniformly bright appearance. Dust the top edges of all partitions, ledges and mirror tops.

b)	Floors and Tile: Floors will be swept clean and wet-mopped with a germicidal detergent approved by Landlord using spray tank method. The floors will then be mopped dry and all watermarks and stains wiped from wall and metal partition bases, paying particular attention to corners. Scuff marks and footmarks are to be removed throughout.

c)	Metal Fixtures: Wash and polish all mirrors, powder shelves, bright work (including flushometers and exposed piping below wash basins and behind toilet fixtures), towel dispensers, receptacles and any other metal accessories.

d)	Ceramic Fixtures: Scour, wash and disinfect all basins, including faucet handles, bowls, urinals and tile walls near urinals with approved germicidal detergent solution. Wash both sides of all toilet seats with approved germicidal solution and wipe dry. Toilet seats are to be left in an upright position.

e)	Powder Rooms: If applicable, should be thoroughly cleaned and floors should be washed or vacuumed, as applicable.

f)	All lavatories shall be thoroughly cleaned with an approved disinfectant.

g)	Air fresheners shall not be used to cover-up unpleasant odors. Should there be an unpleasant odor, proper disinfecting procedures shall be used to abate the odors. An odorless disinfectant shall be used.

h)	Remove all wastepaper and refuse, including sanitary napkins, to a designated area in the building and dispose of same. All wastepaper and sanitary napkin receptacles are to be thoroughly cleaned and washed, and new liners installed; liners to be installed so as to ensure maximum usage of receptacles.

i)	Fill toilet tissue holders, seat cover containers, soap dispensers, towel dispensers, and sanitary napkin dispensers.
2.	Weekly
a)	Floor Drains: Clean, disinfect, and fill with water to avoid the escape of sewer gases. Use of acids is prohibited.
3.	Monthly
a)	Walls and Metal Partitions and Washable Ceiling: Wash with water and germicidal solution. Wipe dry and polish to a uniformly bright, clean condition.

b)	High Dusting and Cleaning: Perform all high dusting, inclusive of grilles and diffusers, vacuum and wash all ceiling diffusers.

c)	Floors: All floors will be machine-scrubbed, using a germicidal solution, detergent and water. After scrubbing, floors will be rinsed with clean water and dried. All water marks will be removed from walls, partitions, and fixtures.

SCHEDULE F
CERTIFICATE OF OCCUPANCY

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SCHEDULE G
RULES AND REGULATIONS
Tenant’s Premises
1.	Tenant Alterations Guidelines: All Alterations installed or constructed by Tenant or Tenant’s contractor shall be done in accordance with the Tenant Alterations Guidelines.

2.	No Additional Locks: Tenant shall not alter any lock or install a new or additional lock or bolt on any doors or windows. On termination or expiration of this Lease, all keys must be surrendered to Landlord, and in the event of the loss of any keys furnished at Landlord’s expense, Tenant shall pay to Landlord the cost thereof. If the Building has a central security system, Tenant shall provide Landlord with all access codes to the Premises. If Tenant fails to provide Landlord with a means of access to the Premises, Landlord shall be relieved of all obligation, if any, to provide cleaning services to the Premises and shall not be responsible for the cost of repairing any damage resulting from any forced entry into the Premises in the case of an emergency.

3.	Doors, Windows and Blinds: Tenant shall keep the entrance door to the Premises closed at all times. Tenant shall not attach or install curtains, draperies, blinds, shades or screens on any window in the Premises without Landlord’s prior written consent. During the cold season, the windows shall be kept closed to maintain the temperature of the Premises and to prevent any freezing thereof, or of any equipment or appliance therein. If the Building contains central air-conditioning and ventilation, Tenant agrees to keep all windows closed at all times and to abide by all rules and regulations issued by Landlord with respect to such services. Tenant shall draw and close the draperies or blinds for the windows of the Premises whenever the air-conditioning system is in operation and the position of the sun so requires.

4.	Ceilings, Wall and Floor Coverings: Except in accordance with the provisions of the Lease, Tenant shall not install in the Premises any ceilings, flooring or architectural finishes, and no part of the Premises or the Building shall be marked, painted, bored, drilled into, or in any way defaced. Any slab drilling which is permitted by Landlord shall be done in accordance with the provisions of the Lease and shall be done during non-Operating Hours unless otherwise authorized by Landlord in writing. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord.

5.	Window Cleaning: Tenant shall not clean, nor require, permit or allow any window in the Premises to be cleaned from the outside in violation of OSHA rules, Section 202 of the NYS Labor Law or of the Rules of the NYC Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.

6.	Floor Loads: No load shall be placed upon any floor of the Building exceeding the floor load per square foot area which such floor was designed to carry, and all loads shall be evenly distributed. Landlord reserves the right to prescribe the weight and placement of all safes, heavy machinery and other heavy personal property in the Premises so as to distribute their weight.

7.	Machinery: All machinery shall be installed in a manner sufficient, in Landlord’s judgment, to absorb any shock and prevent any noise, vibration or annoyance in the Building, and, if necessary, shall be provided with oil pans between such machinery and the floor beneath it, sufficient to prevent the seepage of oil on or into the floors, regardless of whether or not such oil pans were required by Landlord when such machinery was originally installed.

8.	Noise and Odors, etc.: No part of the Premises shall be used in a manner or for a purpose that is objectionable to Landlord or another tenant, by reason of noise, odors, vibrations or otherwise, or which in the reasonable judgment of Landlord might cause damage to the Building or interfere in any way with other tenants or those having business in the Building or create a nuisance. Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of the Building or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, television set, musical or un-musical noise, singing or in any other way.

9.	Awnings, Antennas and Air Conditioning Equipment: No awnings, antennae, aerials, ventilating and air-conditioning apparatus or other projections shall be attached to the outside walls or window openings of the Building. No air-conditioning apparatus may be installed in windows of the Premises, except as expressly approved in writing by Landlord.

10.	Hazardous Materials: Tenant shall not permit any flammable, combustible, explosive or hazardous fluid, material or chemical in the Premises or any substance which would cause any unusual or objectionable odors (including from food) to be produced upon or emanate from the Premises, or which may pose an environmental or safety risk to occupants of the Building, except lawful quantities of office cleaning supplies.

11.	Fire Safety: No burning or welding or open flames are permitted in the Premises, unless Landlord has provided its prior approval in writing. No combustible holiday decorations (such as evergreen trees or branches) are permitted anywhere in the Building, including the Premises. Tenant shall comply with fire and non-fire emergency response plans as required by government regulations. Tenant shall keep emergency egress routes clear of stored material and shall ensure that no fire door is ever chocked open.

12.	No Smoking: Tenant shall not permit any person to smoke in the Premises, except as permitted by the New York City Smoke-Free Air Act.

13.	Basement Storage: If the Premises consist of basement space, or if any property of Tenant is stored in the basement portion of the Building, all such property shall, at Tenant’s own cost and expense, be placed entirely on skids or platforms, which will raise such property at least six (6) inches from the floor. Landlord shall have no liability for any materials stored in the basement.

14.	Tenant Installed Equipment: Tenant shall make, obtain and renew all necessary filings, Building and other permits required by Laws for all equipment and systems installed by Tenant in the Premises, and, Tenant shall furnish Landlord with a copy thereof. In the case of any such equipment or system installed by Tenant which is attached to the Building or is part of the Building Systems, Tenant shall maintain such equipment or system in good working order and, upon Landlord’s request shall furnish Landlord with evidence of such maintenance.

15.	Heating and Air Conditioning: Tenant shall not use any method of heating or air-conditioning other than that supplied or approved by Landlord.
Building Access
16.	Invitees and Visitors: Landlord may exclude any persons visiting or attempting to visit the Premises by means of an entrance into the Premises from the lobby of the Building, unless such person shall (i) have been approved by Tenant, (ii) present proof of identity to the Building security personnel, and, if requested, (iii) sign his name and the Premises which he is to visit. Each tenant shall be responsible for all of its invitees and visitors and shall be liable for all acts of such persons. Landlord retains the right to prevent access to the Building to all persons whose presence, in the judgment of Landlord, would be prejudicial to the safety, character or reputation of the Building, and Tenant shall not have a claim against Landlord by reason of such exclusion of any person. Landlord shall maintain detailed written procedures covering invitees and visitors and such procedures shall be available for inspection by Tenant.

17.	Access Cards: If the Building in which the Premises are located is equipped with an access card system, Landlord will furnish the initial access card to Tenant’s employees free-of-charge and Tenant shall pay for the cost of replacing any damaged, stolen or lost cards, and Tenant shall promptly furnish Landlord with the name of any employee to whom a card was issued and who, for any reason, ceases to be an employee of Tenant and also return to Landlord such ex-employee’s access card. At Landlord’s option, and with the concurrence of Tenant, frequent visitors to the Premises may also be issued access cards. Landlord shall maintain detailed written procedures covering access cards and such procedures shall be available for inspection by Tenant.

18.	Deliveries and Removals: All deliveries to or from the Premises shall be made by means of the loading dock. Landlord may prescribe, and from time to time vary, the time for any removals or deliveries from or to the Premises. Removals or deliveries of safes, machinery, business equipment, furniture, freight, and any other heavy or bulky matter shall be done only through the loading dock and only in such manner and by such persons as may be acceptable to Landlord, and Landlord may require any further assurances or agreements or indemnity from Tenant to the movers to that effect. If any safe, machinery, equipment, bulky matter or fixtures requires special handling, all work in connection therewith shall comply with the Administrative Code of the City of New York and all other Requirements applicable thereto. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. Landlord shall maintain detailed written procedures covering deliveries and removals and such procedures shall be available for inspection by Tenant.

19.	Inspection of Packages: Landlord and its agents reserve the right to inspect all packages, boxes, bags, handbags, attaché, cases, suitcases, and other items carried into the Building, and to refuse entry into the Building to any person who either refuses to cooperate with such inspection or who is carrying any object which may be dangerous to persons or property. In addition, Landlord reserves the right to implement such further measures designed to ensure safety of the Building and the persons and property located therein as Landlord shall deem necessary or desirable. Landlord shall maintain detailed written procedures covering inspection of packages and such procedures shall be available for inspection the by Tenant.

Building Rules

20.	Tenant Signs: No sign or lettering shall be exhibited, inscribed, painted or affixed outside of the Premises, or on the inside of the Premises (including on the inside of any windows), in each case, if the same can be seen from the outside of the Premises except as may be approved in writing by Landlord, except that the name of Tenant may appear on the entrance door of the Premises. If Tenant violates this rule, Landlord may remove the same without liability and the expenses so incurred by Landlord shall be paid by Tenant as Additional Rent. Any sign or display which may be installed by Tenant shall be kept in good order and repair and in a neat and attractive condition. Landlord reserves the right to use the roof and outside walls surrounding the Premises for sign purposes. Landlord may remove any sign or signs or displays in order to paint the Premises or any part of the Building, or make any repairs, alterations or improvements in or upon the Premises or the Building, or any part thereof, provided it causes the same to be removed and replaced at Landlord’s expense, whenever the painting, repairs, alterations or improvement shall have been completed. Interior signs on doors shall be of a size, color and style reasonably acceptable to Landlord. Landlord reserves the right to approve the appearance and design of the elevator lobby on each floor of the Building.

21.	No Tenant Obstructions: The skylights, entrances, passages, courts, roofs, elevators, vestibules, stairways, loading platforms, corridors, halls or any part of the Building intended for use in common by Tenant with other occupants of the Building shall not be obstructed or encumbered by Tenant or used for any other purpose than for ingress or egress from the Premises and for delivery of equipment in a prompt and efficient manner using elevators and passageways designated for such delivery by Landlord. In the event of any encumbrance or obstruction, Landlord may remove the material causing such encumbrance or obstruction and cause it to be stored and charge the cost of doing so to Tenant. No courtyard or yard appurtenant to the Premises or the Building shall be used for parking vehicles of any kind, except as approved in writing by Landlord. If the Premises are on the ground floor of the Building, Tenant shall, at its expense, keep the sidewalk and curb in front of the Premises clean and free from rubbish.

22.	No Smoking or Loitering: Smoking or carrying lighted cigars or cigarettes is prohibited in the lobby, hallways, stairways, elevator or in any other part of the Building used in common by the tenants, including the Building lobby. Tenant’s employees, guests and visitors shall not gather to smoke, or loiter around the lobby, hallways, stairways, elevators, the roof or any other part of the Building used in common by the tenants thereof, or in front of the Building or elsewhere on the property on which the Building is located.

23.	Windows and Stairwells: Nothing shall be hung, shaken, thrown out of any window or doors, or down any passages, stairways, elevators, or skylights of the Building, nor shall any of them be covered, obstructed or encumbered. Tenant shall not use, keep or permit to be used any foul or noxious gas or substance in the Premises, except that Tenant shall be permitted to use such materials as are customarily employed to maintain merchandise of the type sold by Tenant, such as, e.g., furniture wax.

24.	Use of Sanitary Facilities: All sanitary facilities, janitor’s closets and plumbing fixtures shall be used only for the purposes for which they were designed, and no sweepings, rubbish, rags, acids or other substances shall be deposited therein, and the expense of any stoppage or damage resulting from the violation of this rule shall be borne by the tenant whose employees, agents, invitees or visitors caused it.

25.	No Use of Building Staff: Building employees are not permitted to perform any work or do anything outside of their regular duties, unless such work is requested by Tenant and authorized by Landlord pursuant to Landlord’s established procedures.

26.	No Solicitations or Displays: No peddling, soliciting or canvassing shall be permitted in the Premises or by Tenant’s employees elsewhere in the Building. No display may be installed in the lobby or any other common area of the Building.

27.	Elevator Operation: No tenant shall operate any elevator in the Building, except for automatic self-service elevators.

28.	Dollies and Carts: All dollies, carts, vehicles or conveyances used by Tenant or others in the delivery or receipt of materials are not permitted in the Building’s passenger elevator lobbies and they are required to have rubber tires and sideguards. Tenant shall be responsible for removing any oil deposited on the Premises from such trucks, vehicles or conveyances.

29.	Directory Listings: Tenant shall have the right to its proportionate share of listings in the Building’s lobby and floor directories. Any changes to those listings shall be at the expense of Tenant.

30.	Pets: No animals (other than seeing-eye dogs), fish or birds shall be kept in the Building.

31.	Bicycles and Other Self-Propelled Vehicles: Bicycles and other self-propelled vehicles such as skates, scooters and skate boards, are not allowed in the passenger elevator lobbies. However, bicycles and other large self-propelled vehicles can be transported to and from the tenant’s Premises via the freight elevator on the loading dock, subject to the hours of operation. No motorized vehicles are allowed beyond the loading dock.

32.	Tenant’s Advertising: Landlord shall have the right to prohibit any advertising by Tenant identifying the Building which, in Landlord’s reasonable judgment, tends to impair the reputation of the Building or its desirability as an office Building, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

SCHEDULE H
CONTRACTOR’S INSURANCE REQUIREMENTS
A.	Scope of Coverage. Each of Tenant’s contractors (“Contractor”) shall, at its own expense, purchase and maintain in full force and effect, during the performance of any Alterations such insurances as will protect Contractor and the Indemnitees from claims (i) under worker’s compensation acts and other employee benefits acts, (ii) for injury to persons or damage to property which may arise out of or result from acts or omissions in the performance of any Alterations, whether by Contractor or any subcontractor, or anyone directly or indirectly employed by any of them, or anyone for whose acts they may be liable, for not less than the limits of liability prescribed in Subparagraph A(1) through Subparagraph A(6) below, or as required by law, whichever is greater, issued by a company or companies reasonably satisfactory to Landlord and qualified to do business in the state and municipality where the Premises are located.
1.	A “Commercial General Liability Policy” including coverage for the following: contractual liability recognizing the contract by which Contractor has been engaged to perform the Alterations, bodily and personal injury liability, broad form property damage liability, independent contractor’s coverage, demolition on any building or structure, collapse, blasting and excavation, and products liability and completed operations insurance (for at least one (1) year following completion of the relevant Alterations) written on an occurrence form, with limits of at least $1,000,000 for each occurrence, and $2,000,000 general aggregate coverage, with each policy year to apply “per project”.

2.	An automobile liability policy, covering all owned, non-owned, borrowed or hired vehicles, including the loading and unloading thereof, with a combined single limit of $1,000,000 for bodily injury and property damage arising out of the ownership, maintenance or use of any automobile.

3.	Workers’ compensation and occupational disease insurance, employee benefit insurance and any other insurance in the statutory amounts required by the laws of the State of New York, with broad-form all-states endorsements.

4.	Employer’s liability insurance with a limit of $1,000,000 per accident.

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5.	Excess (umbrella) liability insurance with limits of not less than $5,000,000 for each occurrence and $5,000,000 annual aggregate, to apply “per project”.
B.	The insurance required pursuant to this Schedule H shall be primary and non-contributing for, and shall be without liability for premiums on the part of, Landlord and its agents, the Indemnitees, any Lessor and any Mortgagee, and it shall name Landlord and its agents, the Indemnitees, any Lessor and any Mortgagee, as additional insureds.

C.	The insurance required pursuant to this Schedule H shall not contain a cross-liability exclusion.

D.	Contractor shall, prior to the commencement of any work on the Alterations, file certificates with Landlord as outlined to show the existence of the insurance required pursuant to this Schedule H, which certificates shall be subject to Landlord’s approval as to the adequacy of protection and compliance with the provisions of this Schedule H and this Lease and the satisfactory standing of Contractor’s insurers, and all policies shall provide for thirty (30) days notice to Landlord prior to their cancellation or expiration. Such insurance shall be placed with reputable insurance companies licensed or authorized to do business in the State of New York and having an “A.M. Best” rating of “A-X” or better, or an equivalent rating by another recognized rating organization acceptable to Landlord.

E.	All requirements imposed by the policies referred to in this Schedule H, and to be performed by Contractor, shall likewise be imposed upon, assumed by and performed by each and every subcontractor.

F.	Nothing contained in this Schedule H or elsewhere in this Lease shall relieve Contractor or any of its subcontractors of any of their respective obligations to exercise due care in the performance of their duties in connection with the Alterations or to complete the Alterations in compliance with this Lease and all applicable Requirements.

G.	The carrying of the insurance required pursuant to this Schedule H shall in no way be interpreted as relieving Contractor of any responsibility or liability it may have pursuant to (i) this Lease, (ii) any applicable Requirements or (iii) the contract by which it has been engaged to perform the Alterations.

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SCHEDULE I
SERVICE CHARGES

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